Filed pursuant to Rule 424(b)(3)
Registration No. 333-293201

PROSPECTUS
1,818,181 Shares of Class A Common Stock
This prospectus relates to the resale by New Circle Principal Investments LLC (“New Circle” or the “selling stockholder”) from time to time, of 1,818,181 shares of our Class A common stock, par value $0.001 per share (the “Class A Common Stock”).
The shares of Class A Common Stock being offered by the selling stockholder have been or may be purchased pursuant to the share purchase agreement, dated October 18, 2024, as amended, that we entered into with New Circle (as amended, the “Purchase Agreement”). The shares being offered for resale by this prospectus consist of Class A Common Stock that we may, in our sole discretion, elect to issue and sell to New Circle, from time to time after the date of this prospectus, pursuant to (and limited by the terms of) the Purchase Agreement. See “New Circle Transaction” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding New Circle. The prices at which New Circle may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling stockholder. We have not yet sold any of the 1,818,181 shares of Class A Common Stock that are the subject of this prospectus to New Circle under the Purchase Agreement. We may receive up to $100 million aggregate gross proceeds (subject to certain limitations) under the Purchase Agreement from any sales we make to New Circle pursuant to the Purchase Agreement, including sales made to date and to be made after the date of this prospectus.
Our registration of the resale of the securities covered by this prospectus does not mean that New Circle will offer or sell any of the Class A Common Stock. Subject to the terms of the Purchase Agreement, the selling stockholder may sell or otherwise dispose of the shares of Class A Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the shares of Class A Common Stock the offering of which is being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.
The selling stockholder will pay all brokerage fees and commissions and similar expenses related to the resale of the securities described herein. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the offering of the shares, including legal and accounting fees. See “Plan of Distribution.”
We are a “smaller reporting company” and an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
Our shares of Class A Common Stock are listed on the Nasdaq Capital Market under the symbol “DRCT.” On January 26, 2026, the closing sale price of our Class A Common Stock was $3.40 per share.
Investing in our securities involves a high degree of risk. You should read “Risk Factors” beginning on page 12 of this prospectus and the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to read about factors to consider before purchasing our securities.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 11, 2026.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the selling stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus. The information in this prospectus or any amendment or supplement to this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
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ABOUT THIS PROSPECTUS
We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement or free writing prospectus, and neither we nor the selling stockholder take any responsibility for any other information that others may give you. The selling stockholder is offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than those being offered in this registered transaction.
You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus relates to the resale of our Class A Common Stock by the selling stockholder. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class A Common Stock by the selling stockholder, although we will receive proceeds from sales of our Class A Common Stock to New Circle that we may make pursuant to the Purchase Agreement, as described in this prospectus. Before buying any of our Class A Common Stock, you should carefully read this prospectus, any supplement to this prospectus and the additional information under the heading “Where You Can Find More Information.” These documents contain important information that you should consider when making your investment decision.
References to the “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us,” “our” and similar terms in this prospectus are to Direct Digital Holdings, Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.
On January 12, 2026, we effected a 55-to-1 reverse stock split of all classes of our common stock. Unless otherwise indicated, all financial information, share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement have been adjusted to give effect to the reverse stock split.

CERTAIN DEFINITIONS
Unless the context requires otherwise, references in this Registration Statement to:
•the “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us” and “our” refer to Direct Digital Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including Direct Digital Holdings, LLC, which we refer to as “DDH LLC,” and, unless otherwise stated, its subsidiaries.
•“Colossus Media” refers to Colossus Media, LLC, the sell-side marketing platform of our business acquired by the Company in 2018, operating under the trademarked banner of Colossus SSP™.
•“DDH LLC” refers to Direct Digital Holdings LLC, a Texas limited liability company jointly owned by the Company and DDM (as defined below).
•“DDM” refers to Direct Digital Management, LLC, a Delaware limited liability company indirectly owned by Mark Walker, our Chairman and Chief Executive Officer, and Keith Smith, our President, which entity owns LLC Units (as defined below) and which also holds noneconomic shares of Class B Common Stock of DDH. DDM may exchange or redeem its LLC Units for shares of our Class A Common Stock together with a cancellation of the same number of its shares of Class B Common Stock.
•“Huddled Masses®” refers to Huddled Masses, LLC, a buy-side advertising and marketing service provider acquired by the Company in 2018.
•“LLC Units” refers to (i) economic nonvoting units in DDH LLC held by us and DDM and (ii) noneconomic voting units in DDH LLC, 100% of which are held by us.
•“Orange 142®” refers to Orange142, LLC, a buy-side advertising and marketing service provider acquired by the Company in 2020.
•“Tax Receivable Agreement” refers to the tax receivable agreement by and among Direct Digital Holdings, DDH LLC and DDM.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information in our filings with the SEC.
Company Overview
We are an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies, middle market businesses deliver successful marketing results that drive return on investment (“ROI”) across both the sell- and buy-side of the digital advertising ecosystem. Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021, is the holding company for DDH LLC, the business formed by our founders in 2018 through the acquisitions of Colossus Media and Huddled Masses. Colossus Media operates our proprietary sell-side programmatic platform (“SSP”) operating under the trademarked banner of Colossus SSP™. In September 2020 DDH LLC acquired Orange142, LLC (“Orange 142”) to further bolster its overall programmatic buy-side advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, we completed our initial public offering and certain organizational transactions which resulted in our current structure. In October 2024, we announced the unification of our buy-side businesses, Orange 142 and Huddled Masses.
Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes a programmatic advertising platform that automates the sale of ad inventory between advertisers and agencies leveraging proprietary technology. Our platform offers extensive reach within both general market and multicultural media partners to help Fortune 500 brands and agencies scale to reach highly sought after audiences and helps publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV (“CTV”).
Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple leading demand side platforms (“DSPs”), across multiple industry verticals such as travel, education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native and audio advertisements that are delivered both at scale and on a highly targeted basis.
The Purchase Agreement with New Circle
On October 18, 2024, we entered into a Purchase Agreement with New Circle Principal Investments LLC (as amended, the “Purchase Agreement”), pursuant to which New Circle has agreed to purchase from us up to an aggregate of $20 million of our Class A Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Subsequently, on October 24, 2025, we entered into an amendment with New Circle that, among other things, increases the maximum purchase amount under the Purchase Agreement to $100 million, and an amendment on January 23, 2026, that modifies certain pricing provisions. Also, on October 18, 2024, we entered into a registration rights agreement with New Circle (the “Registration Rights Agreement”). Pursuant to our obligations under the Registration Rights Agreement, we have filed with the Securities and Exchange Commission (the “SEC”) the registration statement that includes this prospectus to register the resale under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Class A Common Stock that have been or may be issued to New Circle under the Purchase Agreement.
This prospectus covers the resale by the selling stockholder of 1,818,181 shares of our Class A Common Stock, comprised of shares that we may issue and sell to New Circle in the future under the Purchase Agreement, if and when we sell shares to New Circle under the Purchase Agreement. On October 22, 2024, we filed a registration statement (the “2024 Resale Registration Statement”), which was declared effective November 4, 2024, with a prospectus (the “2024 Resale Prospectus”) covering the resale by the selling stockholder of 53,311 shares of our Class A Common Stock, which was comprised of: (i) 1,141 shares of our Class A common stock having an aggregate value of approximately $150,000 (the “Commitment Shares”), which, in our sole discretion, we issued as partial consideration in lieu of a cash payment for New Circle’s commitment to purchase shares of Class A Common Stock under the Purchase Agreement and (ii) 52,170 shares we may issue and sell to New Circle under the Purchase Agreement, which New Circle may then resell under the 2024 Resale Prospectus (such shares, the “2024 Resale Shares”), if and when we sell shares to New Circle under the Purchase Agreement. On January 17, 2025, we filed a second registration statement, which was declared effective January 28, 2025, with a prospectus (the “January 2025 Resale Prospectus” and together with the 2024 Resale Prospectus, the “Prior Prospectuses”)) covering the resale by the selling stockholder of 154,545 shares of our Class A Common Stock, which New Circle may then resell under such prospectus (such shares, the “January 2025 Resale Shares”), if and when we sell shares to New Circle under the Purchase Agreement. On October 27, 2025, we filed a third registration statement, which was declared effective November 26, 2025, with a prospectus (the “October 2025 Resale Prospectus” and together with the 2024 Resale Prospectus and the January 2025 Resale Prospectus, the “Prior Prospectuses”)) covering the resale by the selling stockholder of 909,090 shares of our Class A Common Stock, which New Circle may then resell under such prospectus (such shares, including the 2024 Resale Shares and the January 2025 Resale Shares, the “Prior Resale Shares”), if and when we sell shares to New Circle under the Purchase Agreement.
We were not permitted to sell any of our Class A Common Stock to New Circle under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement were satisfied, which occurred shortly after the SEC declared the 2024 Resale Registration Statement effective (the “Commencement”). Since then, we may, from time to time and at our sole discretion for a period of 36 months, on any business day that we select (so long as the time of delivery of such purchase notice is delivered in accordance with the Purchase Agreement and all conditions precedent set forth in the Purchase Agreement remain satisfied), direct New Circle to purchase up to the lesser of: (i) the number of shares equal to 100% of the average daily trading volume of our Common Stock during the five trading days immediately preceding the date of our purchase notice and (ii) 100,000 shares; provided, that New Circle may, in its sole discretion, agree to waive such provision and agree to purchase shares in excess of such amounts in connection with a particular purchase notice. Since the Commencement through January 26, 2026, we have sold an aggregate of 962,534 shares of our Class A Common Stock for approximately $11.2 million pursuant to the Purchase Agreement and the Prior Prospectuses.
We will control the timing and amount of any sales of our Class A Common Stock to New Circle, but not the timing and amount of any subsequent resales by the selling stockholder. The purchase price of the shares that may be sold to New Circle in regular purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price.
We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon five trading days’ notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on us effecting or entering into variable rate transactions during the term of the Purchase Agreement, subject to certain exceptions, for a period defined in the Purchase Agreement. New Circle may not assign or transfer its rights and obligations under the Purchase Agreement.
As of January 26, 2026, there were 2,207,435 shares of our Class A Common Stock outstanding, of which 2,188,095 shares were held by non-affiliates. Subsequent to January 26, 2026, and through the date of this prospectus, the Company issued 225,000 shares pursuant to the Continuation Capital program described later in this document. The Purchase Agreement provides that we may sell up to an aggregate of $100 million of our Class A Common Stock to New Circle, and 1,818,181 shares of our Class A Common Stock are being offered under this prospectus, which represents the shares that may be issued and sold to New Circle in the future under the Purchase Agreement in addition to the Prior Resale Shares, if and when we sell such shares to New Circle under the Purchase Agreement. Depending on the market prices of our Class A Common Stock at the time we elect to issue and sell shares to New Circle under the Purchase Agreement, we may need to register the resale under the Securities Act of additional shares of our Class A Common Stock in order to receive aggregate gross proceeds equal to the $100 million total commitment available to us under the Purchase Agreement. If all of the 1,818,181 shares of our Class A Common Stock shares offered by New Circle under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 45.2% of the total number of shares of our Class A Common Stock outstanding and approximately 45.4% of the total number of outstanding shares of Class A Common Stock held by non-affiliates and (ii) 43.3% of the total number of shares of all classes of our Common Stock outstanding, in each case as of the date hereof. This amount excludes the effect of any conversion of our Series A Convertible Preferred Stock. The number of shares ultimately offered for resale by New Circle is dependent upon the number of shares we sell to New Circle under the Purchase Agreement.
Under applicable rules of the Nasdaq Capital Market, in no event may the Company issue or sell to New Circle under the Purchase Agreement any shares of its Class A Common Stock to the extent the issuance of such shares of Class A Common Stock, when aggregated with all other shares of Class A Common Stock issued pursuant to the Purchase Agreement (including the Commitment Shares), would cause the aggregate number of shares of Class A Common Stock issued pursuant to the Purchase Agreement to exceed 19.99% of the shares of all classes of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) unless and until the Company obtains stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap or otherwise, and in accordance with applicable Nasdaq Capital Market listing rules. In any event, the Purchase Agreement specifically provides that the Company may not issue or sell any shares of its Class A Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq Capital Market rules. On December 27, 2024 and October 13, 2025 the Company’s stockholders approved the issuance of up to an additional 154,545 and 909,090 shares of Class A Common Stock, respectively, in accordance with applicable Nasdaq Capital Market listing rules, pursuant to the Purchase Agreement. On December 26, 2025, the Company’s stockholders approved the issuance of up to an additional 1,818,181 shares of Class A Common Stock, in accordance with applicable Nasdaq Capital Market listing rules, pursuant to the Purchase Agreement. Accordingly, we may sell these shares, in addition to the Prior Resale Shares, to New Circle under the Purchase Agreement without further approval from our stockholders.
The Purchase Agreement also prohibits us from directing New Circle to purchase any shares of Class A Common Stock if those shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by New Circle and its affiliates, would result in New Circle and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Class A Common Stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap.” Notwithstanding the foregoing limitation, it would be possible for us to sell more than 4.99% of our outstanding shares of Class A Common Stock to New Circle on any given day if, during the course of such day, New Circle sold the shares of Class A Common Stock acquired by it such that it no longer owned 4.99% of our outstanding shares of Class A Common Stock and we submitted, and New Circle accepted, an additional purchase notice; provided that, in no event, would New Circle own more than 4.99% of our outstanding shares of Class A Common Stock at any one time.
Issuances of our Class A Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Class A Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to New Circle.
Recent Developments
Nasdaq Compliance Status.
On November 7, 2025, the Company received a decision (the “Panel Decision”) from the Nasdaq Hearings Panel (the “Panel”) regarding the Company’s continued listing on Nasdaq. The Panel Decision indicated that the Company has evidenced compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”) and, as such, that matter has been closed. Finally, the Panel Decision also indicated that the Company would remain subject to a discretionary Panel Monitor with respect to the Stockholders’ Equity Rule for a period of one year from the date of the Panel Decision. Should the Company fail to maintain compliance with any continued listing requirement during the Panel Monitor, the Staff of Nasdaq’s Listing Qualifications Department (the “Staff”) will issue a delist determination letter, which the Company may address at a new hearing before the Panel.
The Panel Decision also indicated that the Panel had granted the Company an exception through January 30, 2026, to demonstrate compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). On January 12, 2026, the Company effected a 55-to-1 reverse stock split of all classes of its common stock, including the Class A Common Stock. As of February 2, 2026, the closing bid price for the Company’s Class A Common Stock has closed at or above $1.00 per share for 15 consecutive business days. The Company awaits Nasdaq’s formal confirmation that the Company has evidenced compliance with the Bid Price Rule and otherwise satisfies all applicable criteria for continued listing on The Nasdaq Capital Market. However, should the Company fail to receive such notification or fail to maintain compliance with any continued listing requirement during any applicable Panel Monitor, the Company’s securities may be subject to delisting from Nasdaq. See “Risk Factors – If we fail to evidence or maintain compliance with applicable listing standards, our Class A Common Stock may be delisted from the Nasdaq Capital Market.”
Amendment to Lafayette Square Facility.
On January 27, 2026, the Company entered into the Eleventh Amendment and Waiver to Term Loan and Security Agreement (the “Eleventh Amendment”) to the Term Loan and Security Agreement dated December 3, 2021 (the “2021 Credit Facility”) with Lafayette Square Loan Servicing, LLC (“Lafayette Square”), as administrative agent, and the various lenders thereto. The Eleventh Amendment is dated as of January 27, 2026 and is effective as of December 31, 2025.
Immediately prior to effectiveness of the Eleventh Amendment, term loans in an aggregate principal amount of $10.3 million remain outstanding under the 2021 Credit Facility. In connection with the Eleventh Amendment, the Company agreed to pay a $4.0 million amendment fee to be added to the principal balance of the term loans under the 2021 Credit Facility and to be due and payable, together with accrued interest thereon, upon the expiration of the term of the 2021 Credit Facility. Once added to the principal balance of the term loans, the amendment fee will bear interest at a fixed rate per annum equal to the interest rate applicable to term loans under the 2021 Credit Facility plus 2% per annum, to the extent applicable.
The Eleventh Amendment also amends certain financial covenants to remove the requirement for the Company to maintain (a) a minimum quarterly consolidated EBITDA for the fiscal quarter ending December 31, 2025 and (b) minimum revenue with respect to the sell-side advertising business of the Company for the fiscal quarter ending December 31, 2025.
Under the term of the Eleventh Amendment, the parties modified the amortization schedule for the outstanding loans under the 2021 Credit Facility and clarified that the maturity date of the Eighth Amendment Term Loan is September 30, 2026. The Eleventh Amendment provides that no principal payments will be due or payable with respect to the term loans for fiscal quarters ending March 31, 2026 and June 30, 2026. Commencing with the fiscal quarter ending September 30, 2026, principal payments will resume and be due in quarterly installments on the last business day of each fiscal quarter, in the amounts set forth in the Eleventh Amendment, with a final installment of the remaining unpaid principal balance due at maturity.
Continuation Capital Settlement Agreement.
On November 20, 2025, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Continuation Capital, Inc. (“Continuation Capital”), pursuant to which we agreed to issue up to 909,090 shares of Class A Common Stock (the “Exchange Shares”) in exchange for the release of certain claims held by Continuation Capital related to third party vendor payables separately assigned to Continuation Capital in the amount of $3 million. The Exchange Shares will be sold to Continuation Capital at a price of 76% of the lower of (a) the volume weighted average sale price of the Class A Common Stock on Nasdaq during the “Valuation Period,” which is the five day trading period, inclusive of the day of the share request under the Settlement Agreement, which will be extended as necessary to account for multiple tranches of issuances or (b) the average of the four lowest of the most recent five closing prices during the Valuation Period. Additionally, as partial consideration for the entry into the Settlement Agreement, the Company paid Continuation Capital a settlement fee of 1,727 shares of Class A Common Stock. The Settlement Agreement was approved on November 21, 2025 by a court following a hearing held on that same date, in which the court determined that Settlement Agreement is fair to Continuation Capital. Since the Settlement Agreement was executed through January 26, 2026, $1.2 million has been paid to third party vendors and 594,056 shares have been issued pursuant to the program.
Reverse Stock Split
On January 8, 2026, we filed a certificate of amendment to our amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 55-to-1 reverse stock split of all classes of our issued and outstanding common stock, without any change to par value (the “Reverse Stock Split”). The Reverse Stock Split became effective January 12, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The Reverse Stock Split was intended to bring the Company into compliance with Nasdaq’s Bid Price Rule. All share and per share amounts of our common stock listed in this prospectus have been adjusted to give effect to the reverse stock split.
Company and Other Information
Our principal executive office is located at 1177 West Loop South, Suite 1310, Houston, Texas 77027. Our telephone number is (832) 402-1051.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may remain an emerging growth company until December 31, 2027, or until such earlier time as we have more than $1.235 billion in annual revenue, we become a “large accelerated filer” under SEC rules, or we issue more than $1 billion of non-convertible debt over a three-year period. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies.
These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of some or all of these exemptions until such time as we are no longer an emerging growth company.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $250 million. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not applicable to a smaller reporting company.
Available Information
Our main internet address is www.directdigitalholdings.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus supplement and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at www.sec.gov.

THE OFFERING

Issuer	Direct Digital Holdings, Inc.

Shares of Class A Common Stock Being Offered by the Selling Stockholder Pursuant to this Prospectus	1,818,181 shares consisting of shares that we may sell and issue to New Circle from time to time under the Purchase Agreement.

Class A Common Stock Outstanding prior to the Commencement of Sales to New Circle of the 1,818,181 Shares covered by this Prospectus(1)	2,207,435 shares of Class A Common Stock

Terms of the Offering	The Selling Stockholder will determine when and how it will sell the shares of Class A Common Stock offered in this prospectus, as described in the “Plan of Distribution.”

Use of Proceeds
We will not receive any proceeds from the sale of shares of our Class A Common Stock by New Circle pursuant to this prospectus. All proceeds from the sale of the shares of Class A Common Stock will be for the account of the selling stockholder. We may receive up to $100 million in aggregate gross proceeds under the Purchase Agreement from any sales of shares of our Class A Common Stock we make to New Circle pursuant to the Purchase Agreement after the Commencement. We intend to use any net proceeds that we receive under the Purchase Agreement to reduce our outstanding debt, if required by the Company’s debt agreements, and for general corporate purposes. It is possible that we will not issue any shares under the Purchase Agreement. See “Use of Proceeds” on page 43 of this prospectus for more information.

Risk Factors
An investment in our Class A Common Stock involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page 12 of this prospectus before making an investment in our Class A Common Stock.

Stock Exchange Listing	Our Class A Common Stock is listed and traded on the Nasdaq Capital Market under the symbol “DRCT”.
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(1)The number of shares of Class A Common Stock is based on 2,207,435 shares outstanding as of January 26, 2026, after giving effect to the 55-to-1 Reverse Stock Split, and excludes:
•10,006 shares of Class A Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $102.05 per share;
•11,326 shares of Class A Common Stock issuable upon the vesting of outstanding restricted stock units; and
•254,309 additional shares of Class A Common Stock reserved for future issuance under our 2022 Omnibus Incentive Plan.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of federal securities laws that are subject to certain risks, trends and uncertainties. We use words such as “could,” “would,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project” and other similar expressions to identify forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” and elsewhere in this prospectus.
The forward-looking statements contained in this prospectus, are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions.
Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance expressed in or implied by the forward-looking statements. We believe these factors include, but are not limited to, the following:
•the restrictions and covenants imposed upon us by our credit facilities;
•the substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing;
•our ability to secure additional financing to meet our capital needs;
•our ability to maintain compliance with the Nasdaq Capital Market;
•any significant fluctuations caused by our high customer concentration;
•risks related to non-payment by our clients;
•reputational and other harms caused by our failure to detect advertising fraud;
•operational and performance issues with our platform, whether real or perceived, including a failure to respond to technological changes or to upgrade our technology systems;
•restrictions on the use of third-party “cookies,” mobile device IDs or other tracking technologies, which could diminish our platform’s effectiveness;
•unfavorable publicity and negative public perception about our industry, particularly concerns regarding data privacy and security relating to our industry’s technology and practices, and any perceived failure to comply with laws and industry self-regulation;
•our failure to manage our growth effectively;
•the difficulty in identifying and integrating any future acquisitions or strategic investments;
•any changes or developments in legislative, judicial, regulatory or cultural environments related to information collection, use and processing;
•challenges related to our buy-side clients that are destination marketing organizations and that operate as public/private partnerships;

•any strain on our resources or diversion of our management’s attention as a result of being a public company;
•the intense competition of the digital advertising industry and our ability to effectively compete against current and future competitors;
•any significant inadvertent disclosure or breach of confidential and/or personal information we hold, or of the security of our or our customers’, suppliers’ or other partners’ computer systems;
•as a holding company, we depend on distributions from Direct Digital Holdings, LLC (“DDH LLC”) to pay our taxes, expenses (including payments under the Tax Receivable Agreement) and any amount of any dividends we may pay to the holders of our common stock;
•any failure by us to maintain or implement effective internal controls or to detect fraud; and
•other factors and assumptions discussed in this prospectus under “Risk Factors,” and elsewhere in this prospectus or the documents that we incorporate by reference herein.
Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS
An investment in our Class A Common Stock involves a high degree of risk. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. Before making an investment decision, you should carefully consider the risks described below. The impacts of the contingencies contemplated by these risks could materially adversely affect our business, financial condition or results of operations. The risks described in these documents are not the only ones we face, but those that we consider to be material. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please also read carefully the section titled “Cautionary Note Regarding Forward-Looking Statements,” where we describe additional uncertainties associated with our business and the forward-looking statements included in this prospectus.
Summary of Material Risk Factors
The following is a summary of some of the risks and uncertainties that could materially adversely affect our business, financial condition and results of operations and could make an investment in our Company speculative or risky. You should be aware that these risk factors and other information may not describe every risk facing our Company. Additional risks and uncertainties not currently known to us may also materially adversely affect our business, financial condition and/or results of operations. You should read this summary together with the more detailed description of each risk factor below. Some of these material risks include:
•Our credit facilities subject us to operating restrictions and financial covenants that impose risk of default and may restrict our business and financing activities.
•The substantial doubt raised about our ability to continue as a going concern, which may hinder our ability to obtain future financing.
•We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth.
•If we fail to satisfy applicable listing standards, our Class A Common Stock may be delisted from the Nasdaq Capital Market;
•High customer concentration exposes us to various risks faced by our major customers and may subject us to significant fluctuations or declines in revenues.
•We are subject to payment-related risks and, if our clients do not pay or dispute their invoices, our business, financial condition and operating results may be adversely affected.
•If we fail to detect advertising fraud, we could harm our reputation and hurt our ability to execute our business plan.
•Operational and performance issues with our platform, whether real or perceived, including a failure to respond to technological changes or to upgrade our technology systems, may adversely affect our business, operating results and financial condition.
•If the use of third-party “cookies,” mobile device IDs or other tracking technologies is restricted without similar or better alternatives, our platform’s effectiveness could be diminished and our business, results of operations, and financial condition could be adversely affected.
•Unfavorable publicity and negative public perception about our industry, particularly concerns regarding data privacy and security relating to our industry’s technology and practices, and perceived failure to comply with laws and industry self-regulation, could adversely affect our business and operating results.
•Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our business, operating results and financial condition.

•Future acquisitions or strategic investments could be difficult to identify and integrate, divert the attention of management, and could disrupt our business, dilute stockholder value and adversely affect our business, results of operations and financial condition.
•Changes in legislative, judicial, regulatory or cultural environments relating to information collection, use and processing may limit our ability to collect, use and process data. Such developments could cause revenue to decline, increase the cost of data, reduce the availability of data and adversely affect the demand for our products and services.
•Our buy-side clients include destination marketing organizations (“DMOs”), which often operate as public/private partnerships involving a national, provincial, state and local governmental entity.
•The requirements of being a public company may strain our resources and divert our management’s attention.
•The digital advertising industry is intensely competitive, and if we do not effectively compete against current and future competitors, our business, results of operations, and financial condition could be harmed.
•A significant inadvertent disclosure or breach of confidential and/or personal information we hold, or of the security of our or our customers’, suppliers’ or other partners’ computer systems, could be detrimental to our business, reputation and results of operations.
•We are a holding company and our principal asset is our equity interest in DDH LLC, and, accordingly, we depend on distributions from DDH LLC to pay our taxes, expenses and dividends.
•If we fail to maintain or implement effective internal controls, we may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on our business and the per share price of our Class A Common Stock.
Risks Related to our Business
Our credit facilities subject us to operating restrictions and financial covenants that impose risk of default and may restrict our business and financing activities.
Our credit facilities, as defined in Note 3 — Long-Term Debt in the Notes to Consolidated Financial Statements for the fiscal years ended December 31, 2024 and 2023 and for the three and nine months ended September 30, 2025, contain affirmative and negative covenants including a minimum unrestricted cash requirement of $450,000 at all times. These covenants may limit the amount of our borrowing available under the credit facilities, affect our ability to operate our business and may limit our ability to have sufficient funding or otherwise to take advantage of potential business opportunities as they arise.
Our ability to comply with the covenants and restrictions contained in the credit facilities may be affected by events beyond our control, including prevailing economic, financial, and industry conditions. If the market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A failure to comply with these provisions could result in a default or an event of default. Upon an event of default, unless waived, the lenders could elect to terminate commitments, cease making further loans, cause their loans to become due and payable in full and force us into bankruptcy or liquidation. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and the holders of our stock could experience a partial or total loss of their investment.
Our ability to (1) renew our existing term credit facility, which matures on December 3, 2026, or (2) enter into any new credit facility may be limited due to various factors, including the status of our business, global credit market conditions and perceptions of our business or industry by sources of financing. In addition, if credit is available, lenders may seek more restrictive covenants and higher interest rates that may reduce our borrowing capacity, increase our costs and reduce our operating flexibility.

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.
Our unaudited consolidated financial statements as of September 30, 2025 were prepared under the assumption that we will continue as a going concern for the next twelve months. As of September 30, 2025, we had cash and cash equivalents of $0.9 million and an accumulated deficit of $16.1 million. We do not believe that our cash and cash equivalents are sufficient for the next twelve months. As a result of our financial condition and other factors described herein, there is substantial doubt about our ability to continue as a going concern. These factors include the May 2024 pause by a sell-side customer of its connection to the Colossus SSP resulting from allegations contained in a defamatory article / blog post, which we believe was part of coordinated misinformation campaign. Our ability to continue as a going concern will depend on our ability to successfully manage costs after executing a reorganization plan on July 1, 2024, work with partners to achieve prior volume levels of sell-side revenue and obtain additional funding, as to which no assurances can be given. We continue to analyze various alternatives, including potentially obtaining additional or expanded lines of credit, debt or equity financings, or other arrangements. Our future success depends on our ability to raise capital and/or implement the various strategic alternatives discussed above. We cannot be certain that these initiatives or raising additional capital, whether through selling additional debt or equity securities or obtaining a line of credit or other loan, will be available to us or, if available, will be on terms acceptable to us. If we issue additional securities, these securities may have rights, preferences, or privileges senior to those of our Class A Common Stock, and our current shareholders may experience dilution. If we are unable to obtain funds when needed or on acceptable terms, we may be required to modify our business plans and operations, further cut operating costs, forego future development and other opportunities, or even terminate our operations.
We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth.
We intend to continue to grow our business, which may require additional capital to develop new features or enhance our platform, improve our operating infrastructure, finance requirements or acquire complementary businesses and technologies. Accordingly, we may need to engage in additional equity or debt financings to secure additional capital. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A Common Stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If we are unable to secure additional funding on favorable terms, or at all, when we require it, our ability to continue to grow our business to react to market conditions could be impaired and our business may be harmed.
High customer concentration exposes us to various risks faced by our major customers and may subject us to significant fluctuations or declines in revenues.
There is an inherent concentration of credit risk associated with accounts receivable arising from revenue from major customers on both the sell-side and buy-side of the business. For the three months ended September 30, 2025, two customers (both buy-side) accounted for 30% of revenues. For the three months ended September 30, 2024, one customer of the buy-side of the business accounted for 12% of revenues. For the nine months ended September 30, 2025, two customers (both buy-side) accounted for 27% of revenues. For the nine months ended September 30, 2024, one sell-side customer represented 52% of revenues. As of September 30, 2025, two buy-side customers accounted for 33% of accounts receivable. As of December 31, 2024, three customers (two buy-side and one sell-side) accounted for 34% of accounts receivable. In 2024, we experienced a short-pay notice from the concentrated sell-side customer resulting in reduction of our 2023 revenue to the reported amount of $157.1 million. The Company was not provided information as to the reason for the short pay and disputed it. In conjunction with the short pay, the Company recorded a charge of $8.8 million during the year ended December 31, 2023 for payments made in early 2024 to a few publishers, primarily because of the Company’s inability to charge back the publishers for the short pay given the lack of information and related documentation supporting such transaction. We do not expect these amounts to recur in any material fashion, although there is no assurance that this or other customers will not take such action in the future.
Additionally, although we continually seek to diversify our customer base, we cannot assure you that the proportion of the revenue contribution from this customer to our total revenues will decrease in the near future. Dependence on a limited number of major customers will expose us to the risks of substantial losses and may increase our accounts receivable and extend its turn-over days if any of them reduces or even ceases business with us. Specifically, any one of the following events, among others, may cause material fluctuations or declines in our revenues and have a material and adverse effect on our business, financial condition, results of operations and prospects:
•an overall decline in the business of one or more of our significant customers;
•the decision by one or more of our significant customers to switch to our competitors;
•the reduction in the prices for our services agreed by one or more of our significant customers; or
•the failure or inability of any of our significant customers to make timely payment for our services.
We are subject to payment-related risks and, if our clients do not pay or dispute their invoices, our business, financial condition and operating results may be adversely affected.
Many of our contracts with advertising agencies provide that if the advertiser does not pay the agency, the agency is not liable to us, and we must seek payment solely from the advertiser. Similarly, on the sell-side of our business, we contract directly with our publishers for the right to sell digital ad units, and as such we are contractually required to pay the publisher a fixed rate for digital ad units we sell to advertisers or advertising agencies, regardless of whether we are paid by the advertisers or agencies. Contracting with these parties, which in some cases have or may develop higher-risk credit profiles, may subject us to greater credit risk than if we were to contract directly with other parties such as advertisers or agencies. This credit risk may vary depending on various factors, including the nature of an advertising agency’s aggregated advertiser base. We may also be involved in disputes with agencies and their advertisers over the operation of our platform, the terms of our agreements or our billings for purchases made by them through our platform. If we are unable to collect or make adjustments to bills to clients, we could incur write-offs for bad debt, which could have a material adverse effect on our results of operations for the periods in which the write-offs occur. In the future, bad debt may exceed reserves for such contingencies and our bad debt exposure may increase over time. Any increase in write-offs for bad debt could have a materially negative effect on our business, results of operations, and financial condition. Even if we are not paid by our clients on time or at all, we are still obligated to pay for the advertising we have purchased for the advertising campaign, and as a consequence, our results of operations and financial condition would be adversely impacted.
Furthermore, we are generally contractually required to pay suppliers of advertising inventory and data within a negotiated period of time, regardless of whether our customers pay us on time, or at all. While we attempt to negotiate long payment periods with our suppliers and shorter periods from our customers, we are not always successful. As a result, our accounts payable are often due on shorter cycles than our accounts receivables, requiring us to remit payments from our own funds, and accept the risk of bad debt.
If we fail to detect advertising fraud, we could harm our reputation and hurt our ability to execute our business plan.
We may be subject to fraudulent or malicious activities undertaken by persons seeking to use our sell-side or buy-side platform for improper purposes, which could materially affect us. For example, our sell-side platform could be used to divert or artificially inflate advertiser purchases, or to disrupt or divert the operation of our systems and the devices of our publishers and their consumers in order to misappropriate information, generate fraudulent billings, stage cyberattacks, or for other illicit purposes. In addition, the success of our buy-side advertising business depends on our ability to deliver effective digital advertising campaigns to publishers, advertisers and agencies. Some of those campaigns may experience fraudulent and other invalid impressions, clicks or conversions that advertisers may perceive as undesirable, such as non-human traffic generated by computers designed to simulate human users and artificially inflate user traffic on websites. These activities could overstate the performance of our business, including any given digital advertising campaign, and could harm our reputation. It may be difficult for us to detect fraudulent or malicious activity because we do not own content and rely in part on our digital media properties to control such activity. Industry self-regulatory bodies, the U.S. Federal Trade Commission (the “FTC”) and certain influential members of Congress have increased their scrutiny and awareness of, and have taken recent actions to address, advertising fraud and other malicious activity. If we fail to detect or prevent fraudulent or other malicious activity, the affected advertisers may experience or perceive a reduced return on their investment and our reputation may be harmed. High levels of fraudulent or malicious activity could lead to dissatisfaction with our solutions, refusals to pay, refund or future credit demands or withdrawal of future business, any of which could have a material adverse effect on our business, prospects or results of operations.
Operational and performance issues with our platform, whether real or perceived, including a failure to respond to technological changes or to upgrade our technology systems, may adversely affect our business, operating results and financial condition.
We depend upon the sustained and uninterrupted performance of our platform to manage our advertising inventory supply; acquire advertising inventory for each campaign; collect, process and interpret data; and optimize campaign performance in real time and provide billing information to our financial systems. If our platform cannot scale to meet demand, if there are errors in our execution of any of these functions on our platform, or if we experience outages, then our business may be harmed.
Our platform is complex and multifaceted. Operational and performance issues could arise from the platform itself or from outside factors, such as cyberattacks or other third-party attacks. Errors, failures, vulnerabilities or bugs have been found in the past, and may be found in the future. Our platform also relies on third-party technology and systems to perform properly. It is often used in connection with computing environments utilizing different operating systems, system management software, equipment and networking configurations, which may cause errors in, or failures of, our platform or such other computing environments. Operational and performance issues with our platform could include the failure of our user interface, outages, errors during upgrades or patches, discrepancies in costs billed versus costs paid, unanticipated volume overwhelming our databases, server failure or catastrophic events affecting one or more server facilities. While we have built redundancies in our systems, full redundancies do not exist. Some failures will shut our platform down completely, others only partially. We provide service-level agreements to some of our customers, and if our platform is not available for specified amounts of time or if there are failures in the interaction between our platform, partner platform and third-party technologies, we may be required to provide credits or other financial compensation to our customers.
As we grow our business, we expect to continue to invest in technology services and equipment. Without these improvements, our operations might suffer from unanticipated system disruptions, slow transaction processing, unreliable service levels, impaired quality or delays in reporting accurate information regarding transactions in our platform, any of which could negatively affect our reputation and ability to attract and retain customers. In addition, the expansion and improvement of our systems and infrastructure may require us to commit substantial financial, operational and technical resources, with no assurance our business will grow. If we fail to respond to technological change or to adequately maintain, expand, upgrade and develop our systems and infrastructure in a timely fashion, our growth prospects and results of operations could be adversely affected.
Operational and performance issues with our platform could also result in negative publicity, damage to our brand and reputation, loss of or delay in market acceptance of our platform, increased costs or loss of revenue, loss of the ability to access our platform, loss of competitive position or claims by customers for losses sustained by them. Alleviating problems resulting from such issues could require significant expenditures of capital and other resources and could cause interruptions, delays or the cessation of our business, any of which may adversely affect our operating results and financial condition.

If the use of third-party “cookies,” mobile device IDs or other tracking technologies is restricted without similar or better alternatives, our platform’s effectiveness could be diminished and our business, results of operations, and financial condition could be adversely affected.
We use “cookies,” which are small text files placed on consumer devices when an internet browser is used, and mobile device identifiers, to gather data that enables our platform to be more effective. Our cookies and mobile device IDs do not identify consumers directly, but record information such as when a consumer views or clicks on an advertisement, when a consumer uses a mobile app, the consumer’s location, consumer demographic, psychographic interest and browser or other device information. Publishers and partners may also choose to share their information about consumers’ interests or give us permission to use their cookies and mobile device IDs. We use data from cookies, mobile device IDs, and other tracking technologies to help advertisers decide whether to bid on, and how to price, an ad impression in a certain location, at a given time or for a particular consumer. Without cookies, mobile device IDs and other tracking technology data, transactions processed through our platform would be executed with less insight into consumer activity, reducing the precision of advertisers’ decisions about which impressions to purchase for an advertising campaign. This could make placement of advertising through our platform less valuable and harm our revenue. If our ability to use cookies, mobile device IDs or other tracking technologies is limited, we may be required to develop or obtain additional applications and technologies to compensate for the lack of cookies, mobile device IDs and other tracking technology data, which could be time consuming or costly to develop, less effective and subject to additional regulation.
Some consumers also download free or paid “ad blocking” software on their computers or mobile devices, not only for privacy reasons, but also to counteract the adverse effect advertisements can have on the consumer experience, including increased load times, data consumption and screen overcrowding. Ad- blocking technologies and other global privacy controls may prevent some third-party cookies, or other tracking technologies, from being stored on a consumer’s computer or mobile device. If more consumers adopt these measures, our business, results of operations, and financial condition could be adversely affected. Ad-blocking technologies could have an adverse effect on our business, results of operations and financial condition if they reduce the volume or effectiveness and value of advertising. In addition, some ad-blocking technologies block only ads that are targeted through use of third-party data, while allowing ads based on first-party data (i.e., data owned by the publisher). These ad blockers could place us at a disadvantage because we rely on third-party data, while some large competitors have a significant amount of first-party data they use to direct advertising. Other technologies allow ads that are deemed “acceptable,” which could be defined in ways that place us or our publishers at a disadvantage, particularly if such technologies are controlled or influenced by our competitors. Even if ad blockers do not ultimately have an adverse effect on our business, investor concerns about ad blockers could cause our stock price to decline.
In March 2021, Alphabet Inc.’s Google subsidiary (“Alphabet”) announced that it would phase out cookies and not build alternate identifiers to track individuals as they browse across the web, nor would Google use them in its products. However, in July 2022, Alphabet announced that it would delay its Chrome web browser timeline for the deprecation of cookies to 2024. In July 2024, Google announced that it no longer plans to deprecate third-party cookies and will offer new ways to elevate user choice. These changes, and other privacy controls that may be put in place by other web companies in the future, have the potential to have an adverse effect on our business, results of operations, and financial condition if they reduce the volume or effectiveness and value of advertising.
Unfavorable publicity and negative public perception about us or our industry, particularly concerns regarding data privacy and security relating to our industry’s technology and practices, and perceived failure to comply with laws and industry self-regulation, could adversely affect our business and operating results.
Recently our organization has been the subject of intentionally false, misleading and inaccurate statements attempting to discredit the performance and operations of the Company. We have filed a lawsuit alleging, among other things, defamation against the publisher of these statements. While we are vigorously pursuing this action, there can be no assurance that it will be resolved in our favor or that the reputation of the Company will not be materially impacted, causing clients and customers to stop conducting business with our organization, which could have a material adverse effect on our financial condition, results of operations or cash flows.

In addition, with the growth of digital advertising, there is increasing awareness and concern among the general public, privacy advocates, mainstream media, governmental bodies and others regarding marketing, advertising and data privacy matters, particularly as they relate to individual privacy interests and the global reach of the online marketplace. Concerns about industry practices with regard to the collection, use and disclosure of personal information, whether or not valid and whether driven by applicable laws and regulations, industry standards, customer or inventory provider expectations, defamatory statements, or the broader public, may harm our reputation, result in loss of goodwill and inhibit the use of our platform by current and future customers. Any unfavorable publicity or negative public perception about us, our industry, including our competitors, or even other data-focused industries, can affect our business and results of operations, and may lead to digital publishers or our customers changing their business practices or additional regulatory scrutiny or lawmaking that affects us or our industry. For example, in recent years, consumer advocates, mainstream media and elected officials have increasingly and publicly criticized the data and marketing industry for its collection, storage and use of personal data. Additional public scrutiny may lead to general distrust of our industry, consumer reluctance to share and permit use of personal data, increased consumer opt-out rates or increased private class actions, any of which could negatively influence, change or reduce our current and prospective customers’ demand for our products and services, subject us to liability and adversely affect our business and operating results.
Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our business, operating results and financial condition.
We have experienced significant growth in a short period of time. To manage our growth effectively, we must continually evaluate and evolve our organization. We must also manage our employees, operations, finances, technology and development and capital investments efficiently. Our efficiency, productivity and the quality of our platform and customer service may be adversely impacted if we do not train our new personnel, particularly our sales and support personnel, quickly and effectively, or if we fail to appropriately coordinate across our organization. Additionally, our rapid growth may place a strain on our resources, infrastructure and ability to maintain the quality of our platform. You should not consider our revenue growth and levels of profitability in recent periods as indicative of future performance. In future periods, our revenue or profitability could decline or grow more slowly than we expect. Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our operating results and financial condition.
Future acquisitions or strategic investments could be difficult to identify and integrate, divert the attention of management, and could disrupt our business, dilute stockholder value and adversely affect our business, results of operations and financial condition.
As part of our growth strategy, we may acquire or invest in other businesses, assets or technologies that are complementary to and fit within our strategic goals. Any acquisition or investment may divert the attention of management and require us to use significant amounts of cash, issue dilutive equity securities or incur debt. There can be no assurance that we will successfully identify suitable candidates in the future for strategic transactions at acceptable prices or be able to consummate any desired transactions. Our failure to identify suitable candidates or close transactions with potential acquisition targets for which we have invested significant time and resources could have a material adverse effect on our financial condition and cash flows. In addition, even if consummated, the anticipated benefits of any acquisition or investment may not be realized, and we may be exposed to unknown risks, any of which could adversely affect our business, results of operations and financial condition, including risks arising from:
•difficulties in integrating the operations, technologies, product or service offerings, administrative systems and personnel of acquired businesses, especially if those businesses operate outside of our core competency or geographies in which we currently operate;
•ineffectiveness or incompatibility of acquired technologies or solutions;
•potential loss of key employees of the acquired business;
•inability to maintain key business relationships and reputation of the acquired business;

•diversion of management attention from other business concerns;
•litigation arising from the acquisition or the activities of the acquired business, including claims from terminated employees, customers, former stockholders or other third parties;
•assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights, or increase our risk of liability;
•complications in the integration of acquired businesses or diminished prospects;
•failure to generate the expected financial results related to an acquisition on a timely manner or at all; and
•failure to accurately forecast the impact of an acquisition transaction; and implementation or remediation of effective controls, procedures, and policies for acquired businesses.
To fund future acquisitions, we may pay cash or issue additional shares of our Class A Common Stock or securities convertible into or exchangeable for shares of our Class A Common Stock, which could dilute our stockholders or diminish our cash reserves. Borrowing to fund an acquisition would result in increased fixed obligations and could also subject us to covenants or other restrictions that could limit our ability to effectively run our business.
Changes in legislative, judicial, regulatory or cultural environments relating to information collection, use and processing may limit our ability to collect, use and process data. Such developments could cause revenue to decline, increase the cost of data, reduce the availability of data and adversely affect the demand for our products and services.
We receive, store and process personal information and other data from and about consumers in addition to personal information and other data from and about our customers, employees and services providers. Our handling of this data is subject to a wide variety of federal, state and foreign laws and regulations and is subject to regulation by various government authorities and consumer actions. Our data handling is also subject to contractual obligations and may be deemed to be subject to industry standards.
The U.S. federal and various state and foreign governments have adopted or proposed laws relating to the collection, disclosure, processing, use, storage and security of data relating to individuals and households, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. In the U.S., various laws and regulations apply to the collection, disclosure, processing, use, storage and security of certain types of data. Additionally, the FTC, many state attorneys general and many courts are interpreting federal and state consumer protection laws as imposing standards for the collection, disclosure, process, use, storage and security of data. The regulatory framework for data privacy issues worldwide is complex, continually evolving and often conflicting, and is likely to remain uncertain for the foreseeable future. As a result, further restrictions could be placed upon the collection, disclosure, processing, use, storage and security of information, which could result in a material increase in the cost of obtaining certain kinds of data and could limit the ways in which we may collect, disclose, process, use, store or secure information.
While our platform and people-based framework operates primarily in the United States, some of our operations may subject us to data privacy laws outside the United States, such as the European Union’s General Data Protection Regulation (“GDPR”) or similar legislation in the region, which prescribe a complex data protection regime including principles, rights and obligations with extraterritorial reach of EU, UK and data protection authorities of other jurisdictions. The costs of complying with (or paying any fines or penalties under) the GDPR and other foreign data privacy regulatory regimes may make our expansion into these markets less profitable or uneconomical, limiting our potential growth, and potentially adversely affecting our business, prospectus and results of operations.
In addition to government regulation, self-regulatory standards and other industry standards may legally or contractually apply to us or be argued to apply to us, or we may elect to comply with such standards or to facilitate our customers’ compliance with such standards. Some of these self-regulatory bodies have the ability to discipline members or participants, which could result in fines, penalties, and/or public censure of our publishers, which could in turn cause reputational harm to us.
Our legal risk depends in part on our customers’ or other third parties’ adherence to privacy laws and regulations and their use of our services in ways consistent with end user expectations. We rely on representations made to us by customers and data suppliers that they will comply with all applicable laws, including all relevant privacy and data protection regulations. Although we make reasonable efforts to enforce such representations and contractual requirements, we do not fully audit our customers’ or data suppliers’ compliance with our recommended disclosures or their adherence to privacy laws and regulations. If our customers or data suppliers fail to adhere to our expectations or contracts in this regard, we and our customers or data suppliers could be subject to adverse publicity, damages, and related possible investigation or other regulatory activity.
Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, standards and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our platform. Privacy concerns, whether valid or not valid, may inhibit market adoption of our platform particularly in certain industries and foreign countries.
Our buy-side clients include DMOs, which often operate as public/private partnerships involving a national, provincial, state and local governmental entity.
Our work for DMOs carries various risks inherent in the government contracting process. These risks include, but are not limited to, the following:
•Government entities typically fund projects through appropriated monies and demand is affected by public sector budgetary cycles and funding authorizations;
•Government contracts are subject to heightened reputational and contractual risks compared to contracts with commercial clients, including additional scrutiny and publicity;
•Government contracts can be challenged by other interested parties and such challenges, even if unsuccessful, can increase costs, cause delays and defer project implementation and revenue recognition; and
•U.S. government contracting regulations impose strict contractual, compliance and disclosure obligations. Disclosure is required if certain company personnel have knowledge of “credible evidence” of a violation of federal criminal laws involving fraud, conflict of interest, bribery or improper gratuity, a violation of the civil U.S. False Claims Act or receipt of a significant overpayment from the government. Failure to make required disclosures could be a basis for suspension and/or debarment from federal government contracting in addition to breach of the specific contract and could also impact contracting beyond the U.S. federal level. Reported matters also could lead to audits or investigations and other civil, criminal or administrative sanctions.
The occurrences or conditions described above could affect not only our business with the DMOs and related government entities involved, but also our business with other entities of the same or other governmental bodies or with certain commercial clients and could have a material and adverse effect on our business, results of operations, and financial condition.
The requirements of being a public company may strain our resources, divert our management’s attention.
As a public company, we are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Capital Market, and other applicable securities rules and regulations. Compliance with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal controls over financial reporting. Significant resources and management oversight is required to maintain and, if required, improve our disclosure controls and procedures and internal controls over financial reporting to meet this standard. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire even more employees in the future, which will increase our costs and expenses.
The digital advertising industry is intensely competitive, and if we do not effectively compete against current and future competitors, our business, results of operations, and financial condition could be harmed.
We operate in a highly competitive and rapidly changing industry that is subject to changing technology and customer demands and that includes many companies providing competing solutions. With the introduction of new technologies and the influx of new entrants into the market, we expect competition to persist and intensify in the future, which could harm our ability to increase revenue and maintain profitability. New technologies and methods of buying advertising present a dynamic competitive challenge, as market participants offer multiple new products and services aimed at capturing advertising spend.
On the sell-side, we compete with smaller, privately-held companies and with public companies such as Pubmatic, Magnite, and Acuity Ads. Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we have, allowing them to devote greater resources to the development, promotion, sale and support of their products and services. They may also have more extensive customer bases and broader supplier relationships than we have. As a result, these competitors may be better able to respond quickly to new technologies, develop deeper marketer relationships or offer services at lower prices. Increased competition may result in reduced pricing for our platform, increased sales and marketing expense, longer sales cycles or a decrease of our market share, any of which could negatively affect our revenue and future operating results and our ability to grow our business. These companies may also have greater brand recognition than we have, actively seek to serve our market, and have the power to significantly change the nature of the marketplace to their advantage. Some of our larger competitors have substantially broader product offerings and may leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that may discourage customers from using our platform, including through selling at zero or negative margins or product bundling with other services they provide at reduced prices. Customers may prefer to purchase advertising on their own or through another platform without leveraging our buy-side business. Potential customers may also prefer to leverage larger sell-side platforms rather than a new platform regardless of product performance or features. These larger competitors often have broader product lines and market focus and may therefore not be as susceptible to downturns in a particular market. We may also experience negative market perception as a result of being a smaller company than our larger competitors.
We may also face competition from companies that we do not yet know about or do not yet exist. If existing or new companies develop, market or resell competitive high-value marketing products or services, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our results of operations could be harmed.
A significant inadvertent disclosure or breach of confidential and/or personal information we hold, or of the security of our or our customers’, suppliers’ or other partners’ computer systems, could be detrimental to our business, reputation and results of operations.
Portions of our business require the storage, transmission and utilization of data, including access to personal information, much of which must be maintained on a confidential basis. These activities may in the future make us a target of cyber-attacks by third parties seeking unauthorized access to the data we maintain and to which we provide access, including our customer data, or to disrupt our ability to provide service through the Colossus SSP. In addition, we may be subject to any flaws in or breaches of our customers systems. Based on the types and volume of personal data on our systems, we believe that we are a particularly attractive target for such breaches and attacks.
Third parties could attempt to gain entry to our systems for the purpose of stealing data or disrupting the systems. In addition, our security measures may also be breached due to employee error, malfeasance, system errors or vulnerabilities, including vulnerabilities of our vendors, suppliers, their products or otherwise. Third parties may also attempt to fraudulently induce employees or customers into disclosing sensitive information such as usernames, passwords or other information to gain access to our customers’ data or our data, including intellectual property and other confidential business information.
We currently serve the majority of Colossus SSP functions from third-party data center hosting facilities. While we and our third-party cloud providers have implemented security measures designed to protect against security breaches, these measures could fail or may be insufficient, particularly as techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until launched against a target, resulting in the unauthorized disclosure, modification, misuse, destruction or loss of our or our customers’ data or other sensitive information. Any failure to prevent or mitigate security breaches and improper access to or disclosure of the data we maintain, including personal information, could result in operational disruptions, litigation, indemnity obligations, regulatory enforcement actions, investigations, fines, penalties, mitigation and remediation costs, disputes, reputational harm, diversion of management’s attention, and other liabilities and damage to our business.
Federal, state and foreign governments continue to consider and implement laws and regulations addressing data privacy, cybersecurity, and data protection laws, which include provisions relating to breaches. For example, statutory damages may be available to users through a private right of action for certain data breaches under the California Consumer Privacy Act (the “CCPA”), and potentially other states’ laws. In any event, a significant security breach could materially harm our business, operating results and financial condition.
The effects of macroeconomic conditions and geopolitical events, such as economic downturns and market conditions beyond our control, have had, and could in the future have, an adverse impact on our business, financial condition and results of operations.
Our business depends on the overall demand for advertising and on the economic health of advertisers and publishers that benefit from our platform. Economic downturns or unstable market conditions, such as those potentially created by high price inflation, increasing interest rates, health pandemics or geopolitical instability may cause advertisers to decrease their advertising budgets, which could reduce spend though our platform and adversely affect our business, results of operations, and financial condition. As we explore new countries into which we can expand our business, economic downturns or unstable market conditions in any of those countries could result in our investments not yielding the returns we anticipate. Additionally, actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have recently and may in the future lead to market-wide liquidity problems, which could also lead advertisers to decrease their advertising budgets and/or reduce their spend though our platform. This uncertainty regarding liquidity concerns in the financial services industry could adversely impact our business, our business partners, or industry as a whole in ways that we cannot predict at this time.
Our success and revenue growth are dependent on adding new customers, effectively educating and training our existing customers on how to make full use of our platform and increasing usage of our platform by our customers.
Our success is dependent on regularly adding new customers and increasing our customers’ usage of our platform. Our contracts and relationships with customers generally do not include long-term or exclusive obligations requiring them to use our platform or maintain or increase their use of our platform. Our customers typically have relationships with numerous providers and can use both our platform and those of our competitors without incurring significant costs or disruption. Our customers may also choose to decrease their overall advertising spend for any reason. Accordingly, we must continually work to win new customers and retain existing customers, increase their usage of our platform and capture a larger share of their advertising spend. We may not be successful at educating and training customers, particularly our newer customers, on how to use our platform, in particular our advanced reporting tools, in order for our customers to get the most benefit from our platform and increase their usage. If these efforts are unsuccessful or customers decide not to continue to maintain or increase their usage of our platform for any other reason, or if we fail to attract new customers, our revenue could fail to grow or decline, which would materially and adversely harm our business, results of operations, and financial condition. We cannot assure you that our customers will continue to use and increase their spend on our platform or that we will be able to attract a sufficient number of new customers to continue to grow our business and revenue. If customers representing a significant portion of our business decide to materially reduce their use of our platform or cease using our platform altogether, our revenue could be significantly reduced, which could have a material adverse effect on our business, operating results and financial condition. We may not be able to replace customers who decrease or cease their usage of our platform with new customers that will use our platform to the same extent.
The market growth forecasts included in this prospectus may prove to be inaccurate and, even if the market in which we compete achieves forecasted growth, we cannot assure you our business will grow at similar rates, if at all.
Market growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this prospectus relating to expected growth in the digital advertising and programmatic ad markets may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors including our success in implementing our business strategy, which is subject to many risks and uncertainties. The failure of either the market in which we operate or our business to grow as forecasted could have a material adverse effect on our business, prospects or results of operations.
The market for programmatic advertising campaigns is relatively new and evolving. If this market develops slower or differently than we expect, our business, growth prospects and results of operations would be adversely affected.
A portion of our revenue has been derived from customers that programmatically purchase or sell advertising inventory through our platform. We expect that spending on programmatic ad buying and selling will continue to be a source of revenue for the foreseeable future, and that the velocity of our revenue growth will depend on increasing spend through our platform. The market for programmatic ad buying is an emerging market, and our current and potential customers may not shift quickly enough to programmatic ad buying from other buying methods, reducing our growth potential. Because our industry is relatively new, we will encounter risks and difficulties frequently encountered by early-stage companies in similarly rapidly evolving industries, including the need to:
•Maintain our reputation and build trust with advertisers and digital media property owners;
•Offer competitive pricing to publishers, advertisers and digital media agencies;
•Maintain quality and expand quantity of our advertising inventory;
•Continue to develop, launch and upgrade the technologies that enable us to provide our solutions;
•Respond to evolving government regulations relating to the internet, telecommunications, mobile, privacy, marketing and advertising aspects of our business;
•Identify, attract, retain and motivate qualified personnel; and
•Cost-effectively manage our operations.
If the market for programmatic ad buying deteriorates or develops more slowly than we expect, it could reduce demand for our platform, and our business, growth prospects and financial condition would be adversely affected.
In addition, revenue may not necessarily grow at the same rate as spend on our platform. Growth in spend may outpace growth in our revenue as the market for programmatic advertising matures due to a number of factors including quantity discounts and product, media, customer and channel mix shifts. A significant change in revenue as a percentage of spend could result in an adverse change in our business and growth prospectus. In addition, any such fluctuations, even if they reflect our strategic decisions, could cause our performance to fall below the expectations of securities analysts and investors, and adversely affect the price of our Class A Common Stock.

We often have long sales cycles, which can result in significant time between initial contact with a prospect and execution of a customer agreement, making it difficult to project when, if at all, we will obtain new customers and when we will generate revenue from those customers.
Our sales cycle, from initial contact to contract execution and implementation, can take significant time. Our sell-side sales cycle often has a duration of six-to-twelve months, while our buy-side business sales cycle often has a duration of three-to-nine months. As part of our sales cycle, we may incur significant expenses before we generate any revenue from a prospective customer. We have no assurance that the substantial time and money spent on our sales efforts will generate significant revenue. If conditions in the marketplace, generally or with a specific prospective customer, change negatively, it is possible that we will be unable to recover any of these expenses. Our sales efforts involve educating our customers about the use, technical capabilities and benefits of our platform, and working through technical connections and troubleshooting technical issues with prospective customers. Some of our customers undertake an evaluation process that frequently involves not only our platform but also the offerings of our competitors. As a result, it is difficult to predict when we will obtain new customers and begin generating revenue from these new customers. Even if our sales efforts result in obtaining a new customer, the customer controls when and to what extent it uses our platform and therefore the amount of revenue we generate, and it may not sufficiently justify the expenses incurred to acquire the customer and the related training support. As a result, we may not be able to add customers, or generate revenue, as quickly as we may expect, which could harm our growth prospects.
Failure to maintain the brand security features of our solution could harm our reputation and expose us to liabilities.
Advertising is bought and sold through our solution in automated transactions that occur in milliseconds. It is important to sellers that the advertising placed on their media be of high quality, consistent with applicable seller standards, not conflict with existing seller arrangements, and be compliant with applicable legal and regulatory requirements. It is important to buyers that their advertisements be placed on appropriate media, in proximity with appropriate content, that the impressions for which they are charged be legitimate, and that their advertising campaigns yield their desired results. We use various measures, including technology, internal processes and protocols in an effort to store, manage and process rules set by buyers and sellers and to ensure the quality and integrity of the results delivered to sellers and advertisers through our solution. If we fail to properly implement or honor rules established by buyers and sellers, improper advertisements may be placed through our platform, which can result in harm to our reputation as well as the need to pay refunds and potential legal liabilities.
Our business is subject to the risk of catastrophic events such as pandemics, earthquakes, flooding, fire and power outages, and to interruption by man-made problems such as terrorism.
Our business is vulnerable to damage or interruption from pandemics, earthquakes, flooding, fire, power outages, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. A significant natural disaster could have a material adverse effect on our business, results of operations and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. In addition, acts of terrorism could cause disruptions in our or our publishers’ and partners’ businesses or the economy as a whole. Our servers may also be vulnerable to computer viruses, break-ins, denial-of-service attacks and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays and the loss of critical data. We may not have sufficient protection or recovery plans in some circumstances. As we rely heavily on our data center facilities, computer and communications systems and the internet to conduct our business and provide high-quality customer service, these disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt publishers’ and partners’ businesses, which could have an adverse effect on our business, results of operations, and financial condition.

Our revenue and operating results are highly dependent on the overall demand for advertising. Factors that affect the amount of advertising spending, such as economic downturns and seasonality, can make it difficult to predict our revenue and could adversely affect our business.
Our business depends on the overall demand for advertising and on the economic health of our current and prospective sellers and advertisers. If advertisers reduce their overall advertising spending, our revenue and results of operations are directly affected. For Colossus SSP, many advertisers devote a disproportionate amount of their advertising budgets to the third and fourth quarters of the calendar year to coincide with the annual holiday purchasing season, and buyers may spend more on advertising campaigns in the second and third quarters for seasonality and budget reasons. As a result, if any events occur to reduce the amount of advertising spending during the second, third or fourth quarters, or reduce the amount of inventory available to advertisers during that period, such as adverse economic conditions or economic uncertainty, it could have a disproportionate adverse effect on our revenue and operating results for that fiscal year. Economic downturns or instability in political or market conditions generally may cause current or new advertisers to reduce their advertising budgets. Reductions in inventory due to loss of sellers would make our solution less robust and attractive to buyers. Adverse economic conditions and general uncertainty about economic recovery are likely to affect our business prospects. In particular, uncertainty regarding the impacts of inflation, increasing interest rates and the war in Ukraine on the economy in the United States may cause general business conditions in the United States and elsewhere to deteriorate or become volatile, which could cause advertisers to delay, decrease or cancel purchases of our solution, and expose us to increased credit risk on advertiser orders. Moreover, any changes in the favorable tax treatment of advertising expenses and the deductibility thereof would likely cause a reduction in advertising demand.
If the non-proprietary technology, software, products and services that we use are unavailable, have future terms we cannot agree to, or do not perform as we expect, our business, results of operations and financial condition could be harmed.
We depend on various technology, software, products and services from third parties or available as open source, including for critical features and functionality of our platform and technology, payment processing, payroll and other professional services. Identifying, negotiating, complying with and integrating with third-party terms and technology are complex, costly and time-consuming matters. Failure by third-party providers to maintain, support or secure their technology either generally or for our accounts specifically, or downtime, errors or defects in their products or services, could materially and adversely impact our platform, our administrative obligations or other areas of our business. Having to replace any third-party providers or their technology, products or services could result in outages or difficulties in our ability to provide our services, which could have a material adverse effect on our business, results of operations and financial condition.
Market pressure may reduce our revenue per impression.
Our revenue may be affected by market changes, new demands by publishers and buyers, removal of cookies usage from the existing value chain, new solutions and competitive pressure. Our solutions may be priced too high or too low, either of which may carry adverse consequences. We may receive requests from publishers for discounts, fee revisions, rebates and refunds, or from DSPs, agencies and advertisers for volume discounts, fee revisions and rebates. We may assume responsibility for satisfying or facilitating the satisfaction of some of these requirements through the contracts we enter into with publishers, buyers, and partners. In addition, we may have responsibility for some acts or omissions of publishers, buyers, or partners transacting business through our platform under our contracts or under applicable laws or regulations. These responsibilities could expose us to significant liabilities, perhaps without the ability to impose effective mitigating controls upon, or to recover from, publishers and buyers. Any of these developments could adversely affect our business, results of operations or financial condition. Any failure for our pricing approaches to gain acceptance could adversely affect our business, results of operations and financial condition.

We face potential liability and harm to our business based on the human factor of inputting information into our platform.
We set up campaigns on our platform using a number of available variables. While our platform includes several checks and balances, it is possible for human error to result in significant over- spending. We offer a number of protections such as daily or overall spending caps. However, despite these protections, the risk of overspend exists. For example, campaigns which last for a period of time can be set to pace evenly or as quickly as possible. If a customer with a high credit limit enters an incorrect daily cap with a campaign set to a rapid pace, it is possible for a campaign to accidently go significantly over budget. While our customer contracts state that customers are responsible for media purchased through our platform, we are ultimately responsible for paying the inventory providers and we may be unable to collect when such errors occur.
If we are unable to successfully execute our strategies and continue to develop and sell the services and solutions our customers demand, our business, results of operations and financial condition may suffer.
We must adapt to rapidly changing customer demands and preferences in order to successfully execute our strategies. This requires us to anticipate and respond to customer demands and preferences, address business model shifts, optimize our go-to-market execution by improving our cost structure, align sales coverage with strategic goals, improve channel execution and strengthen our services and capabilities in our areas of strategic focus. Any failure to successfully execute our strategies, including any failure to invest in strategic growth areas, could adversely affect our business, financial condition and results of operations.
We have a limited operating history and, as a result, our past results may not be indicative of future operating performance.
We have a limited operating history with the current scale of our business, which makes it difficult to forecast our future results. You should not rely on our past quarterly or annual results of operations as indicators of future performance. You should consider and evaluate our prospects considering the risks and uncertainty frequently encountered by companies like ours. Some of these uncertainties relate to the fact that we operate in a rapidly evolving industry, which may present challenges forecasting accuracy, determining appropriate nature and levels of investments, predicting adequate future headcount, assessing appropriate returns on investments, achieving market acceptance of our existing and future offerings, managing client implementations and developing new solutions. If our assumptions regarding these uncertainties, which we regularly use and update to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.
The loss, modification or delay of large or multiple contracts may negatively impact our financial performance.
Our contracts have generally been for terms of relatively short duration. Additionally, our clients generally will have the ability to delay the execution of services, reduce the number of hours that services require, and terminate their contracts with us upon a short notice for convenience and upon the occurrence of certain defined events, such as “for cause.” The loss or delay of a large contract or multiple contracts could adversely and materially affect our operating results.
We invest significantly in development, and to the extent our development investments do not translate into new solutions or material enhancements to our current solutions, or if we do not use those investments efficiently, our business and results of operations would be harmed.
A key element of our strategy is to invest significantly in our development efforts to improve and develop our software and the features and functionality for our platform. If we do not spend our development budget efficiently or effectively, our business may be harmed and we may not realize the expected benefits of our strategy. Moreover, development projects can be technically challenging, time-consuming and expensive. The nature of these development cycles may cause us to experience delays between the time we incur expenses associated with development and the time we are able to offer compelling platform updates and generate revenue, if any, from such investment. Additionally, anticipated enterprise demand for solutions we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such solutions. If we expend a significant amount of resources on development and our efforts do not lead to the successful introduction or improvement of solutions that are competitive in our current or future markets, our business and results of operations would be adversely affected.
We must provide value to both publishers and buyers of advertising without being perceived as favoring one over the other or being perceived as competing with them through our service offerings.
We provide a platform that intermediates between publishers seeking to sell advertising space and buyers seeking to purchase that space. If we were to be perceived as favoring one side of the transaction to the detriment of the other, or presenting a competitive challenge to their own businesses, demand for our platform from publishers or buyers would decrease and our business, results of operations and financial condition would be adversely affected.
We rely on highly skilled personnel and if we are unable to attract, retain or motivate substantial numbers of qualified personnel or expand and train our sales force, we may not be able to grow effectively.
We rely on highly skilled personnel and if we are unable to attract, retain or motivate substantial numbers of qualified personnel or expand and train our sales force, we may not be able to grow effectively. Our success largely depends on the talents and efforts of key technical, sales and marketing employees and our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry is intense and often leads to increased compensation and other personnel costs. In addition, competition for employees with experience in our industry can be intense where our development operations are concentrated and where other technology companies compete for management and engineering talent. Our continued ability to compete and grow effectively depends on our ability to attract substantial numbers of qualified new employees and to retain and motivate our existing employees.
We are, and may continue to be, subject to securities litigation, which is expensive and could divert management’s attention, cause harm to our reputation and result in significant damages for which we could be responsible.
We are subject to securities class action litigation, which is expensive and could divert our management’s attention, harm our reputation, and leave us liable for substantial damages. For example, on May 23, 2024, an alleged stockholder, purportedly on behalf of the persons or entities who purchased or acquired publicly traded securities of the Company between April 2023 and March 2024, filed a putative class action against the Company, certain of our officers and directors, and other defendants in the U.S. District Court for the Southern District of Texas, alleging violations of federal securities laws related to alleged false or misleading disclosures made by the Company in its public filings. On July 9, 2024, another alleged stockholder filed a similar securities class action against the Company, certain of our officers and directors, also in the Southern District of Texas. These two actions have now been consolidated. Each of these complaints seeks unspecified damages, plus costs, fees, and attorneys’ fees. On August 7, 2025, the district court granted the Company's motion to dismiss in full and with prejudice. The lead plaintiff has since appealed that dismissal and has filed an opening brief on November 3, 2025. The Company filed its response brief on January 2, 2026. The lead plaintiff’s reply brief is due on February 6, 2026. The Company cannot make any predictions about the final outcome of this matter or the timing thereof but believes that plaintiffs’ claims lack merit and intends to vigorously defend these lawsuits.
Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could adversely impact our business. Any adverse determination in litigation could also subject us to significant liabilities, all of which could have a material adverse effect on our business and results of operations.
The development and use of Artificial Intelligence (“AI”) presents risks and challenges that may adversely impact our business.
We or our third-party vendors, clients or counterparties may develop or incorporate AI technology in certain business processes, services or products. The development and use of AI presents several potential risks and challenges to our business. The legal and regulatory environment relating to AI is uncertain and rapidly evolving in the U.S. and internationally, and includes regulatory schemes targeted specifically at AI as well as provisions in intellectual property, privacy, consumer protection, employment and other laws applicable to the use of AI. These evolving laws and regulations could require changes in our implementation of AI technology and increase our compliance costs and the risk of non-compliance. If we fail to keep pace with rapidly evolving technological developments in artificial intelligence, our competitive position and business results may suffer. In addition, it is possible that artificial intelligence and machine learning-technology could, unbeknownst to us, be improperly utilized by employees while carrying out their responsibilities. AI models, particularly generative AI models, may produce output or take action that is incorrect, that reflects biases included in the data on which they are trained, that results in the release of private, confidential, or proprietary information, that infringes on the intellectual property rights.
Risks Related to Legal and Regulatory Matters
Our business is subject to numerous legal and regulatory requirements and any violation of these requirements or any misconduct by our employees, subcontractors, agents or business partners could harm our business and reputation.
In addition to government contract procurement laws and regulations, we are subject to numerous other federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, including related to domestic and international anti-bribery and similar laws, time-consuming and requires significant resources. Violations of one or more of these requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for work and allegations by our customers that we have not performed our contractual obligations.
Misconduct by our employees, subcontractors, agents or business partners could subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which could adversely affect our business, financial condition and results of operations. Such misconduct could include fraud or other improper activities such as falsifying time or other records, failure to comply with our policies and procedures or violations of applicable laws and regulations.
We rely on licenses to use the intellectual property rights of third parties to conduct our business.
We rely on products, technologies and intellectual property that we license from third parties for use in operating our business. We cannot assure you that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to operate and expand our business could be harmed.
Risks Related to Our Organizational Structure
We are a holding company and our principal asset is our equity interest in DDH LLC, and, accordingly, we depend on distributions from DDH LLC to pay our taxes, expenses and dividends.
We are a holding company and have no material assets other than our ownership of LLC Units of DDH LLC. As such, we have no independent means of generating net sales or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, are dependent upon the financial results and cash flows of DDH LLC and its subsidiaries and distributions we receive from DDH LLC. DDH LLC and its subsidiaries may not generate sufficient cash flow to distribute funds to us and applicable state law and contractual restrictions, including negative covenants in our debt instruments, may not permit such distributions.
We anticipate that DDH LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of LLC Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of DDH LLC and will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, described below, which could be significant. See “Certain Relationships and Related Person Transactions, and Director Independence” for additional information. Furthermore, our allocable share of DDH LLC’s net taxable income will increase over time as DDM redeems or exchanges its LLC Units for shares of our Class A Common Stock.
We intend, as its managing member, to cause DDH LLC to make cash distributions to the owners of LLC Units, including us, in an amount sufficient to (i) fund their or our tax obligations in respect of allocations of taxable income from DDH LLC and (ii) cover our operating expenses, including payments under the Tax Receivable Agreement. However, DDH LLC’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which DDH LLC is then a party, including debt agreements, or any applicable law. In addition, liability for adjustments to a partnership’s tax return for taxable years beginning after December 31, 2017, can be imposed on the partnership itself in certain circumstances, absent an election to the contrary. DDH LLC could be subject to material liabilities pursuant to adjustments to its partnership tax returns if, for example, its calculations or allocations of taxable income or loss are incorrect, which also could limit its ability to make distributions to us.
If we do not have sufficient funds to pay taxes or other liabilities or to fund our operations, we may have to borrow funds, which could adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will possibly accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due thereunder. See “Certain Relationships and Related Person Transactions, and Director Independence” for more information. In addition, if DDH LLC does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired.
The Tax Receivable Agreement with DDM and DDH LLC requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled. In certain circumstances, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual tax benefits we realize.
As a party to the Tax Receivable Agreement with DDH LLC and DDM, we are required to make cash payments to DDM equal to 85% of the tax benefits, if any, that we actually realize, or in certain circumstances, are deemed to realize (calculated using certain assumptions) as a result of (i) increases in the tax basis of assets of DDH LLC resulting from (a) any future redemptions or exchanges of LLC Units described under “Certain Relationships and Related Person Transactions, and Director Independence” and (b) payments under the Tax Receivable Agreement and (ii) certain other tax benefits arising from payments under the Tax Receivable Agreement. See “Certain Relationships and Related Person Transactions, and Director Independence” for more information. While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A Common Stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable, future tax rates, and the amount and timing of our taxable income (prior to taking into account the tax depreciation or amortization deductions arising from the basis adjustments), we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of DDH LLC attributable to our interests in DDH LLC, during the expected term of the Tax Receivable Agreement, the payments that we may make to DDM could be significant.
Payments under the Tax Receivable Agreement are based on the tax reporting positions that we determine, and the Internal Revenue Service (the “IRS”) or another tax authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain such challenge. DDM will not reimburse us for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that any excess payments made by us to DDM under the Tax Receivable Agreement will be netted against future payments that we might otherwise be required to make to DDM under the Tax Receivable Agreement.
Finally, the Tax Receivable Agreement also provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our (or our successor’s) obligations with respect to tax benefits would be based on certain assumptions, including that we (or our successor) would have sufficient taxable income to utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. Consequently, it is possible, in these circumstances, that the actual cash tax savings realized by us may be significantly less than the corresponding Tax Receivable Agreement payments. Our accelerated payment obligations and/or assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate a change of control transaction or negatively impact the value received by owners of our Class A Common Stock in a change of control transaction.
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon DDM that do not benefit the Class A Common stockholders to the same extent as they benefit DDM.
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon DDM that do not benefit the holders of our Class A Common Stock to the same extent. The Tax Receivable Agreement we entered into with DDH LLC and DDM provides for the payment by us to DDM of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the Tax Attributes. Due to the uncertainty of various factors, we cannot precisely quantify the likely tax benefits we will realize as a result of purchases of LLC Units and LLC Unit exchanges and the resulting amounts we are likely to pay out to DDM pursuant to the Tax Receivable Agreement; however, we estimate that such payments may be substantial. See “Certain Relationships and Related Person Transactions, and Director Independence” for more information. Although we retain 15% of the amount of such tax benefits that are actually realized, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A Common Stock. In addition, our organizational structure, including the Tax Receivable Agreement, imposes additional compliance costs and requires a significant commitment of resources that would not be required of a company with a simpler organizational structure.
We may not be able to realize all or a portion of the tax benefits that are currently expected to result from the Tax Attributes covered by the Tax Receivable Agreement and from payments made under the Tax Receivable Agreement.
Our ability to realize the tax benefits that we currently expect to be available as a result of the Tax Attributes, the payments made pursuant to the Tax Receivable Agreement, and the interest deductions imputed under the Tax Receivable Agreement all depend on a number of assumptions, including that we earn sufficient taxable income each year during the period over which such deductions are available and that there are no adverse changes in applicable law or regulations. Additionally, if our actual taxable income were insufficient or there were additional adverse changes in applicable law or regulations, we may be unable to realize all or a portion of the expected tax benefits and our cash flows and stockholders’ equity could be negatively affected. See “Certain Relationships and Related Person Transactions, and Director Independence” for more information.
If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), as a result of our ownership of DDH LLC, applicable restrictions could make it impractical for us to continue our business as contemplated and could adversely affect our business, results of operations and financial condition.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S.

government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.
As the sole managing member of DDH LLC, we control and operate DDH LLC. On that basis, we believe that our interest in DDH LLC is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of DDH LLC, our interest in DDH LLC could be deemed an “investment security” for purposes of the 1940 Act.
We and DDH LLC intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could adversely affect our business, results of operations and financial condition.
Risks Related to our Offering with New Circle and Owning our Securities
The sale or issuance of our Class A Common Stock to New Circle may cause dilution and the sale of the shares of Class A Common Stock acquired by New Circle, or the perception that such sales may occur, could cause the price of our Class A Common Stock to decrease.
On October 18, 2024, we entered into the Purchase Agreement with New Circle, which was subsequently amended, pursuant to which (i) we issued 1,141 shares of Class A Common Stock having an aggregate value of $150,000 to New Circle as the Commitment Shares, as partial consideration for New Circle’s commitment to purchase shares of Class A Common Stock under the Purchase Agreement in lieu of a cash payment, and (ii) New Circle has committed to purchase up to $100 million of our Class A Common Stock. In addition, we issued 1,818 shares of Class A Common Stock to New Circle in October 2025 as partial consideration for the amendment that increased the commitment size from $20 million to $100 million.
The shares of our Class A Common Stock that may be issued under the Purchase Agreement may be sold by us to New Circle at our discretion from time to time over the 36-month period following the Commencement (such date on which all of such conditions are satisfied, the “Commencement Date”). The purchase price for the shares that we may sell to New Circle under the Purchase Agreement will fluctuate based on the price of our Class A Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Class A Common Stock to decrease.
We have the right to control the timing and amount of any future sales of our shares to New Circle, subject to certain limitations set forth in the Purchase Agreement. Additional sales of our Class A Common Stock, if any, to New Circle will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to New Circle all, some or none of the additional shares of our Class A Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell additional shares to New Circle, after New Circle has acquired the shares, New Circle may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to New Circle by us could result in substantial dilution to the interests of other holders of our Class A Common Stock. Additionally, the sale of a substantial number of shares of our Class A Common Stock to New Circle, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
Further, we are not restricted from issuing additional securities in the future (other than through a variable rate transaction, subject to certain exceptions), including shares of our Class A Common Stock, securities that are convertible into or exchangeable for, or that represent the right to receive, our Class A Common Stock or substantially similar securities. To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to our stockholders.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.
We may direct New Circle to purchase up to $100 million worth of shares of our Class A Common Stock under our agreement over a 36-month period pursuant to purchase notices that we deliver to New Circle under the Purchase Agreement. Unless otherwise waived by New Circle, the maximum number of shares that may be purchased pursuant to each purchase notice is equal to a number of shares up to the lesser of (i) the number of shares equal to 100% of the average daily trading volume of our Common Stock during the five trading days immediately preceding the date of our purchase notice or (ii) 100,000 shares, provided that New Circle may agree, in its sole discretion to waive such provision and purchase shares in excess of such amounts in connection with one or more particular purchase notices. Assuming a purchase price of $3.40 per share (the closing sale price of the Class A Common Stock on January 26, 2026) and the purchase by New Circle of all 1,818,181 shares being offered hereby, gross proceeds to us would be $6.2 million.
The extent we rely on New Circle as a source of funding will depend on a number of factors including the prevailing market price of our Class A Common Stock and the extent to which we are able to secure financing from other sources. If obtaining sufficient financing from New Circle were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our financing needs. Even if we sell all $100 million under the Purchase Agreement to New Circle, we may still need additional capital to finance our future working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Class A Common Stock could be reduced. A financing could involve one or more types of securities including Class A Common Stock, convertible debt or warrants to acquire Class A Common Stock. These securities could be issued at or below the then prevailing market price for our Class A Common Stock. We currently have no authorized preferred stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our Class A Common Stock, the market price of our Class A Common Stock could be negatively impacted.
Should the financing we require to sustain our financing needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.
Our management will have broad discretion over the use of the net proceeds from our sale of shares of Class A Common Stock to New Circle, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.
We will not receive any proceeds from the resale of shares of our Class A Common Stock by the selling stockholder. However, our management will have broad discretion as to the use of the net proceeds from our sale of shares of Class A Common Stock to New Circle, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used as you may deem to be appropriate. It is possible that, pending their use, we may invest those net proceeds in a manner that may not yield a favorable, or any, return for us. The manner in which our management uses such funds could have a material adverse effect on our business, financial condition, operating results and cash flows.
We have identified material weaknesses in our internal control over financial reporting, which could, if not remediated, result in material misstatements in our financial statements.
The Company is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company identified a material weakness in its internal control over the technical evaluation of accounting matters that existed as of December 31, 2023 and 2024. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. As a result of this material weakness, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2024 or September 30, 2025.
Management has implemented remediation steps to address the material weakness and to improve its internal controls. Specifically, in late 2023, the Company engaged consultants to assist with identifying and testing the design of controls over business processes. The first phase of the project was completed in the first quarter of 2024 and continued through the remainder of 2024. The second phase of the project, which consists of strengthening and enhancing its internal controls over the evaluation of technical accounting matters, including hiring additional qualified accounting personnel and enhancing controls related to assessment and documentation of technical accounting matters started in 2024 and is still in progress to this date. As a result, the Company’s management concluded that the material weakness related to the technical evaluation of accounting matters was not fully remediated as of September 30, 2025. The Company will continue the engagement with outside consultants to review the revised control processes and procedures.
If additional material weaknesses in the Company’s internal control over financial reporting are discovered or occur in the future, the Company’s consolidated financial statements may contain material misstatements, and the Company could be required to restate its financial results. In addition, our ability to produce timely and accurate financial statements and comply with applicable laws and regulations will be impaired. If we are unable to report our results in a timely and accurate manner, we may not be able to comply with the applicable covenants in our financing arrangements and may be required to seek additional amendments or waivers under these financing arrangements, which may not be granted and could adversely impact our liquidity and financial condition. Failure to produce timely and accurate financial statements could also impair our access to the capital markets and/or materially and adversely impact the trading price of our Class A Common Stock.
Furthermore, as we grow our business, our disclosure controls and internal controls will become more complex, and we may require significantly more resources to ensure the effectiveness of these controls. If we are unable to continue upgrading our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, we may need to devote additional management and other resources to assist in compliance with the disclosure and financial reporting requirements and other rules that apply to reporting companies, which could adversely affect our business, prospects, financial condition and results of operations.
If we fail to maintain or implement effective internal controls, we may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on our business and the per share price of our Class A Common Stock.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We are also continuing to improve our internal control over financial reporting. We have expended, and anticipate that we will continue to expend, significant resources in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we are required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our Class A Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Capital Market. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results and cause a decline in the market price of our Class A Common Stock.
If we fail to evidence or maintain compliance with applicable listing standards, our Class A Common Stock may be delisted from the Nasdaq Capital Market.
In the past, the Company was not in compliance with the minimum stockholders’ equity requirement for continued listing under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”) and the Company currently has not been deemed to be in compliance with the minimum bid price rule for continued listing under Nasdaq Listing Rule 5550(a)(2). The Company is also subject to a discretionary panel monitor for the Stockholders’ Equity Rule, which lasts until November 7, 2026. Should the Company fail to evidence or maintain compliance with any Nasdaq continued listing requirement during a panel monitor period, the Staff of Nasdaq’s Listing Qualifications Department will issue a delist determination letter and the Company may seek a new hearing with the Panel. There can be no assurances, however, that we will be successful in regaining compliance with the continued listing requirements and maintaining the listing of our Class A Common Stock on the Nasdaq Capital Market. Delisting from the Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our Class A Common Stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. If our Class A Common Stock is delisted by the Nasdaq, the price of our Class A Common Stock may decline and our Class A Common Stock may be eligible to trade on the OTC Markets or other over-the-counter quotation system, where an investor may find it more difficult to dispose of their Class A Common Stock or obtain accurate quotations as to the market value of our Class A Common Stock. Further, if we are delisted, we would incur additional costs under requirements of state “blue sky” laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our Class A Common Stock and the ability of our stockholders to sell our Class A Common Stock in the secondary market.
We may experience fluctuations in our operating results, which could make our future operating results difficult to predict or cause our operating results to fall below analysts’ and investors’ expectations.
Our quarterly and annual operating results have fluctuated in the past and we expect our future operating results to fluctuate due to a variety of factors, many of which are beyond our control. Fluctuations in our operating results could cause our performance to fall below the expectations of analysts and investors, and adversely affect the price of our Class A Common Stock. Because our business is changing and evolving rapidly, our historical operating results may not be necessarily indicative of our future operating results. Factors that may cause our operating results to fluctuate include the following: changes in demand for our platform, including related to the seasonal nature of spending on digital advertising campaigns; changes in our pricing policies, the pricing policies of our competitors and the pricing or availability of inventory, data or of other third-party services; changes in our customer base and platform offerings; the addition or loss of customers; changes in advertising budget allocations, agency affiliations or marketing strategies; changes to our product, media, customer or channel mix; changes and uncertainty in the regulatory environment for us, advertisers or publishers; changes in the economic prospects of advertisers or the economy generally, which could alter advertisers’ spending priorities, or could increase the time or costs required to complete advertising inventory sales; changes in the availability of advertising inventory through real-time advertising exchanges or in the cost of reaching end consumers through digital advertising; disruptions or outages on our platform or by or through third party intermediaries used by our platform; the introduction of new technologies or offerings by our competitors; changes in our capital expenditures as we acquire the hardware, equipment and other assets required to support our business; timing differences between our payments for advertising inventory and our collection of related advertising revenue; the length and unpredictability of our sales cycle; and costs related to acquisitions of businesses or technologies, or employee recruiting. Based upon the factors above and others beyond our control, we have a limited ability to forecast our future revenue, costs and expenses, and as a result, our operating results may, from time to time, fall below our estimates or the expectations of analysts and investors.
The trading price of the shares of our Class A Common Stock has been volatile, and purchasers of our Class A Common Stock could incur substantial losses.
Technology stocks historically have experienced high levels of volatility. The trading price of our Class A Common Stock may fluctuate substantially. These fluctuations could cause you to incur substantial losses, including all of your investment in our Class A Common Stock. Factors that could cause fluctuations in the trading price of our Class A Common Stock include the following: volatility in the market price of companies in our industry; announcements of new solutions or technologies by us or our competitors; overall stock market fluctuations; changes in customer or investor perception; litigation or regulatory activity; or departures of key employees.
Our charter documents and Delaware law could discourage takeover attempts and other corporate governance changes.
Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include certain provisions that:
•permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•provide that, after a removal for cause, vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;
•prohibit cumulative voting in the election of directors;
•require the affirmative vote of the holders of 66 2/3% of the voting power of our outstanding common stock to amend certain provisions of our certificate of incorporation and bylaws;
•authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•restrict the forum for certain litigation against us to Delaware or federal courts;
•permit our board of directors to alter our bylaws without obtaining stockholder approval; and
•establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.
In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a period of time without the approval of our board of directors. In addition, our credit facilities include, and other debt instruments we may enter into in the future may include, provisions entitling the lenders to demand immediate repayment of all borrowings upon the occurrence of certain change of control events relating to us, which also could discourage, delay or prevent a business combination transaction.
Because we do not anticipate paying any cash dividends on our Class A Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains.
We have never declared or paid any dividends on our Class A Common Stock. We currently intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. In addition, the terms of our existing debt arrangements preclude us from paying dividends and our future debt agreements, if any, may contain similar restrictions. As a result, you may only receive a return on your investment in our Class A Common Stock if the market price of our Class A Common Stock increases.
General Risks
If securities or industry analysts do not publish research or reports about our business or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.
The trading market for our Class A Common Stock partially depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States (“U.S. GAAP”). If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
U.S. GAAP are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions already completed before the announcement of a change. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period as shown in the financial statements and accompanying notes appearing elsewhere in this prospectus. Actual results could differ from these estimates. We base our estimates on past experiences, market conditions, and other assumptions that we believe to be reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We use estimates to determine many reported amounts, including but not limited to gross vs net assessment in revenue recognition, recoverability of goodwill and long-lived assets, useful lives used in amortization of intangibles, income taxes and valuation allowances and fair values of assets and liabilities acquired in business combinations. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A Common Stock.
If our estimates or judgments relating to our critical accounting policies are erroneous or based on assumptions that change or prove to be incorrect, our operating results could fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on our best judgment, historical experience, information derived from third parties and on various other assumptions that we believe to be reasonable under the circumstances, as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our operating results may be adversely affected if our judgments prove to be wrong, assumptions change or actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, stock-based compensation and income taxes.

THE NEW CIRCLE TRANSACTION
General
On October 18, 2024, we entered into the Purchase Agreement with New Circle, which was subsequently amended on October 24, 2025 and January 23, 2026, pursuant to which New Circle has agreed to purchase from us up to an aggregate of $100 million of our Class A Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on October 18, 2024, we entered into the Registration Rights Agreement with New Circle. Pursuant to our obligations under the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register the resale under the Securities Act of the shares of Class A Common Stock that have been or may be issued to New Circle under the Purchase Agreement. Terms used but not defined herein shall have the respective meaning ascribed to each such term in the Purchase Agreement.
This prospectus covers the resale by the selling stockholder of 1,818,181 shares of our Class A Common Stock, consisting of the shares that we may issue and sell to New Circle in the future under the Purchase Agreement, if and when we sell shares to New Circle under the Purchase Agreement. On October 22, 2024, we filed the 2024 Resale Registration Statement containing the 2024 Resale Prospectus covering the resale by the selling stockholder of 53,311 shares of our Class A Common Stock, which was comprised of: (i) 1,141 Commitment Shares having an aggregate value of approximately $150,000, which, in our sole discretion, we issued as partial consideration in lieu of a cash payment for New Circle’s commitment to purchase shares of Class A Common Stock under the Purchase Agreement and (ii) 52,170 shares we may issue and sell to New Circle under the Purchase Agreement, which it may resell under the 2024 Resale Prospectus, if and when we sell shares to New Circle under the Purchase Agreement. On January 17, 2025, we filed the January 2025 Resale Prospectus covering the resale by the selling stockholder of 154,545 shares of our Class A Common Stock, which New Circle may then resell under such prospectus, if and when we sell shares to New Circle under the Purchase Agreement. On October 27, 2025, we filed the October 2025 Resale Prospectus covering the resale by the selling stockholder of 909,090 shares of our Class A Common Stock, which New Circle may then resell under such prospectus, if and when we sell shares to New Circle under the Purchase Agreement.
We were not permitted to sell any of our Class A Common Stock to New Circle under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement were satisfied, which occurred shortly after the SEC declared the 2024 Resale Registration Statement effective. Since then, we may, from time to time and at our sole discretion for a period of 36-months, on any business day that we select (so long as the time of delivery of such purchase notice is delivered in accordance with the Purchase Agreement and all conditions precedent set forth in the Purchase Agreement remain satisfied), direct New Circle to purchase up to the lesser of (i) the number of shares equal to 100% of the average daily trading volume of our Common Stock during the five trading days immediately preceding the date of our purchase notice or (ii) 100,000 shares; provided, that New Circle may, in its sole discretion, agree to waive such provision and agree to purchase shares in excess of such amounts in connection with a particular purchase notice. Since the Commencement Date through January 26, 2026 we have sold an aggregate of 962,534 shares of our Class A Common Stock for approximately $11.2 million pursuant to the Purchase Agreement and the Prior Prospectuses.
We will control the timing and amount of any sales of our Class A Common Stock to New Circle, but not the timing and amount of any subsequent resales by the selling stockholder. The purchase price of the shares that may be sold to New Circle in regular purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price.
We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon five trading days’ notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on us effecting or entering into variable rate transactions during the term of the Purchase Agreement, subject to certain exceptions for a period defined in the Purchase Agreement. New Circle may not assign or transfer its rights and obligations under the Purchase Agreement.
As of January 26, 2026, there were 2,207,435 shares of our Class A Common Stock outstanding, of which 2,188,095 shares were held by non-affiliates. Subsequent to January 26, 2026, and through the date of this prospectus, the Company issued 225,000 shares pursuant to the Continuation Capital program described later in this document. The Purchase Agreement provides that we may sell up to an aggregate of $100 million of our Class A Common Stock to New Circle and 1,818,181 shares of our Class A Common Stock are being offered under this prospectus, which represents shares that may be issued and sold to New Circle in the future under the Purchase Agreement in addition to the Prior Resale Shares, if and when we sell such shares to New Circle under the Purchase Agreement. Depending on the market prices of our Class A Common Stock at the time we elect to issue and sell shares to New Circle under the Purchase Agreement, we may need to register the resale under the Securities Act of additional shares of our Class A Common Stock in order to receive aggregate gross proceeds equal to the $100 million total commitment available to us under the Purchase Agreement. If all of the 1,818,181 shares of our Class A Common Stock shares offered by New Circle under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 45.2% of the total number of shares of our Class A Common Stock outstanding and approximately 45.4% of the total number of outstanding shares of Class A Common Stock held by non-affiliates and (ii) 43.3% of the total number of shares of all classes of our Common Stock outstanding, in each case as of the date hereof. This amount excludes the effect of any conversion of our Series A Convertible Preferred Stock. The number of shares ultimately offered for resale by New Circle is dependent upon the number of shares we sell to New Circle under the Purchase Agreement.
Under applicable rules of the Nasdaq Capital Market, in no event may the Company issue or sell to New Circle under the Purchase Agreement any shares of its Class A Common Stock to the extent the issuance of such shares of Class A Common Stock, when aggregated with all other shares of Class A Common Stock issued pursuant to the Purchase Agreement (including the Commitment Shares), would cause the aggregate number of shares of Class A Common Stock issued pursuant to the Purchase Agreement to exceed 19.99% of the shares of all classes of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) unless and until the Company obtains stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap or otherwise, and in accordance with applicable Nasdaq Capital Market listing rules. In any event, the Purchase Agreement specifically provides that the Company may not issue or sell any shares of its Class A Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq Capital Market rules. On December 27, 2024, the Company’s stockholders approved the issuance of up to an additional 154,545 shares of Class A Common Stock, in accordance with applicable Nasdaq Capital Market listing rules, pursuant to the Purchase Agreement. Accordingly, we may sell these shares, in addition to the Prior Resale Shares, to New Circle under the Purchase Agreement without further approval from our stockholders. On October 13, 2025, the Company’s stockholders approved the issuance of up to an additional 909,090 shares of Class A Common Stock, in accordance with applicable Nasdaq Capital Market listing rules, pursuant to the Purchase Agreement. Accordingly, we may sell these shares, in addition to the Prior Resale Shares, to New Circle under the Purchase Agreement without further approval from our stockholders. On December 30, 2025, the Company’s stockholders approved the issuance of up to an additional 1,818,181 shares of Class A Common Stock, in accordance with applicable Nasdaq Capital Market listing rules, pursuant to the Purchase Agreement. Accordingly, we may sell these shares, in addition to the Prior Resale Shares, to New Circle under the Purchase Agreement without further approval from our stockholders.
The Purchase Agreement also prohibits us from directing New Circle to purchase any shares of Class A Common Stock if those shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by New Circle and its affiliates, would result in New Circle and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Class A Common Stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap.” Notwithstanding the foregoing limitation, it would be possible for us to sell more than 4.99% of our outstanding shares of Class A Common Stock to New Circle on any given day if, during the course of such day, New Circle sold the shares of Class A Common Stock acquired by it such that it no longer owned 4.99% of our outstanding shares of Class A Common Stock and we submitted, and

New Circle accepted, an additional purchase notice; provided that, in no event, would New Circle own more than 4.99% of our outstanding shares of Class A Common Stock at any one time.
Issuances of our Class A Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Class A Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to New Circle. As consideration for New Circle’s irrevocable commitment to purchase shares of the Company’s Class A Common Stock under the Purchase Agreement, the Company paid New Circle a structuring fee of $15,000 and a legal fee of $15,000, and agreed to issue the commitment shares having an aggregate value of $150,000 in October 2024. In addition, we issued 1,818 shares of Class A Common Stock as the Commitment Shares we issued as an incremental commitment fee in October 2025.
Purchase of Shares Under the Purchase Agreement
Under the Purchase Agreement, upon Commencement, on any business day that we select (the “Purchase Date”), we may direct New Circle to purchase up to the lesser of (i) the number of shares equal to 100% of the average daily trading volume of our Common Stock during the five trading days preceding the date or our purchase notice or (ii) 100,000 shares. This limit (i) may be waived by New Circle in connection with any particular purchase notice, and (ii) is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction.
The purchase price per share for each purchase will be, at our election:
•the lowest sales price of our Class A Common Stock during the period commencing, (i) if we submitted the purchase notice prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day, or (ii) if we submitted the purchase notice after 9:00 a.m. Eastern Time on a trading day, the time at which the purchase notice is deemed accepted by New Circle; or
•97.5% of the daily lowest volume weighed average price per share of our Class A Common Stock during the three consecutive trading days commencing (i) if we submitted the purchase notice prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day, or (ii) if we submitted the purchase notice after 9:00 a.m. Eastern Time on a trading day, the opening of trading on the immediately succeeding trading day.
Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our Class A Common Stock to New Circle.
Conditions to Commencement and Delivery of Purchase Notices
Our ability to deliver purchase notices to New Circle under the Purchase Agreement arises upon the occurrence of satisfying of applicable conditions specified in the Purchase Agreement at the time of delivery of such purchase notice, all of which are entirely outside of New Circle’s control, but each of which may be waived by New Circle in its sole discretion, including, among other things, the following:
•the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;
•us having issued to New Circle the original commitment shares or cash equivalent amount, as applicable, and the Commitment Shares;
•there being an effective registration statement pursuant to which New Circle is permitted to utilize the prospectus thereunder to resell all of the shares of the shares of Class A Common Stock pursuant to such purchase notice;
•the sale and issuance of such Common Stock being legally permitted by all laws and regulations to which we are subject;

•our board of directors shall have approved the transactions contemplated by the Purchase Agreement and such approval has not been amended, rescinded or modified and remains in full force and effect as of each purchase notice;
•no Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;
•us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Purchase Agreement to be performed, satisfied, or complied with by us;
•no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the Purchase Agreement;
•trading in our Class A Common Stock shall not have been suspended by the SEC, the Nasdaq Stock Market or FINRA and us having not received any final notice that our listing will be terminated on a certain date; and
•there being a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares of Common Stock pursuant to such Purchase Notice.
Our Termination Rights
We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to New Circle to terminate the Purchase Agreement upon five trading days’ notice.
No Short-Selling or Hedging by New Circle
New Circle has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling of our Class A Common Stock during any time prior to the termination of the Purchase Agreement; provided, however, that New Circle may sell a number of shares of the Company’s Class A Common Stock equal to the number of shares that it is unconditionally obligated to purchase under a pending purchase notice, but has not yet received from the Company.
Prohibitions on Variable Rate Transactions
From and after the date of the Purchase Agreement until the termination of the Purchase Agreement, subject to exceptions provided in the Purchase Agreement, we are prohibited from effecting or entering into an agreement to effect any Variable Rate Transaction (as defined in the Purchase Agreement), which generally includes any transaction in which the Company issues or sells equity securities that are convertible into, exchangeable or exercisable for or include the right to receive additional shares of Class A Common Stock (i) at a conversion price, exercise price or exchange rate that is based upon and/or varies with trading prices or quotations for our Class A Common Stock or (ii) with a conversion, exercise or exchange price that is subject to being reset at a future date or upon the occurrence of a specified contingency. Also prohibited as Variable Rate Transactions are the entry into any other equity line of credit or other continuous offering of shares, subject to certain exceptions.
Effect of Performance of the Purchase Agreement on Our Stockholders
All 1,818,181 shares being offered by this prospectus that may be issued or sold by us to New Circle under the Purchase Agreement are expected to be freely tradable. It is anticipated that the resale of the shares being registered in this offering will be sold to New Circle over a period of up to 36-months commencing on the Commencement Date. The resale by New Circle of a significant number of the 1,818,181 shares registered in this offering and/or the Prior Resale Shares, at any given time during the pendency of the Purchase Agreement, could cause the market price of our Class A Common Stock to decline and to be volatile. Sales of our Class A Common Stock to New Circle, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to New Circle all, some or none of the shares of our Class A Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to New Circle, after New Circle has acquired the shares, New Circle may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to New Circle by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Class A Common Stock. In addition, if we sell a substantial number of shares to New Circle under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with New Circle may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to New Circle and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.
Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct New Circle to purchase up to $100,000,000 of our Class A Common Stock. Depending on the price per share at which we sell our Class A Common Stock to New Circle pursuant to the Purchase Agreement, we may need to sell to New Circle under the Purchase Agreement more shares of our Class A Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $100,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register the resale of such additional shares of our Class A Common Stock under the Securities Act, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by New Circle under this prospectus is dependent upon the number of shares we direct New Circle to purchase under the Purchase Agreement.
The Purchase Agreement prohibits us from issuing or selling to New Circle under the Purchase Agreement any shares of our Class A Common Stock if those shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by New Circle and its affiliates, would exceed the Beneficial Ownership Cap.
The following table sets forth the approximate amount of gross proceeds we would receive from New Circle from our sale of shares to New Circle under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to New Circle(2)	Proceeds from the Sale of Shares to New Circle Under the Purchase Agreement(1)
$3.30	1,818,181	43.35%	$5,999,997
$3.35	1,818,181	43.35%	$6,090,906
$3.40 (3)	1,818,181	43.35%	$6,181,815
$3.45	1,818,181	43.35%	$6,272,724
$3.50	1,818,181	43.35%	$6,363,634
__________________
(1)The Purchase Agreement provides that we may sell up to $100,000,000 of our Class A Common Stock to New Circle. Since the Commencement Date through January 26, 2026, we have sold an aggregate of 962,534 shares of our Class A Common Stock for approximately $11.2 million pursuant to the Purchase Agreement and Prior Registration Statement containing the Prior Prospectus. We are registering the offering of 1,818,181 shares under this prospectus, which may or may not cover all the shares we ultimately sell to New Circle under the Purchase Agreement, depending on the purchase price per share. The number of shares to be issued as set forth in this column is without regard for the Beneficial Ownership Cap.
(2)The denominator is based on 2,207,435 shares of Class A Common Stock and 168,645 shares of Class B Common Stock, each outstanding as of January 26, 2026, adjusted to include the number of shares set forth in the column titled “Number of Shares to be Issued if Full Purchase,” which we would have sold to New Circle, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement, set forth in the column titled “Number of Shares to be Issued if Full Purchase,” at the corresponding assumed purchase price set forth in the adjacent column. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from selling and issuing to New Circle shares such that, after giving effect to such sale and issuance, New Circle and its affiliates would beneficially own more than 4.99% of the then outstanding shares of our Class A Common Stock.
(3)The closing sale price of our shares on January 26, 2026.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Common Stock is currently listed on Nasdaq Capital Market under the symbol “DRCT.” As of January 26, 2026, there were 4 holders of record of our Class A Common Stock. The actual number of stockholders of our Class A Common Stock is greater than the number of record holders and includes holders of our Class A Common Stock whose shares of Common Stock are held in “street name” by banks, brokers and other nominees.
Dividend Policy
We have never declared or paid any cash dividends on our Class A Common Stock. We currently anticipate that we will retain all future earnings for the operation of our business and we do not currently intend to pay any cash dividends on our Class A Common Stock in the foreseeable future.

USE OF PROCEEDS
This prospectus relates to shares of our Class A Common Stock that may be offered and sold for resale from time to time by New Circle. All proceeds from the resale of the shares of Class A Common Stock will be for the account of New Circle. We will not receive any proceeds from any such sales.
We may receive up to $100 million aggregate gross proceeds (subject to certain limitations) under the Purchase Agreement from any sales we make to New Circle pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our Class A Common Stock to New Circle pursuant to the Purchase Agreement would be up to approximately $17.9 million over an approximately 36-month period, assuming that we sell the full amount of our Class A Common Stock that we have the right, but not the obligation, to sell to New Circle under the Purchase Agreement, and after other estimated fees and expenses. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of our Class A Common Stock to New Circle after the date of this prospectus. See “Plan of Distribution” elsewhere in this prospectus for more information.
We intend to use any net proceeds that we received under the Purchase Agreement to reduce outstanding debt, if required by the Company’s debt agreements, and for general corporate purposes, which may include making additions to our working capital. It is possible that none of the 1,818,181 shares that are the subject of this prospectus will be issued under the Purchase Agreement.
New Circle will pay any underwriting commissions and discounts, and expenses incurred by them in connection with any sale of their shares of Class A Common Stock. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, securities or blue-sky law compliance fees, Nasdaq listing fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which the shares of Class A Common Stock may be sold by the selling stockholder under this prospectus. See “Plan of Distribution.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion together with our unaudited condensed consolidated financial statements and the related notes and our audited consolidated financial statements and the related notes, each included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” elsewhere in this prospectus. See “– Cautionary Note Regarding Forward-Looking Statements.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
Direct Digital Holdings, Inc. and its subsidiaries (collectively the “Company,” “DDH,” “we,” “us” and “our”), headquartered in Houston, Texas, is an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies and middle market businesses deliver successful marketing results that drive return on investment (“ROI”) across both the sell- and buy-side of the digital advertising ecosystem. Direct Digital Holdings, Inc. is the holding company for DDH LLC the business formed by the Company’s founders in 2018 through acquisitions of Colossus Media, LLC (“Colossus Media”) and Huddled Masses, LLC (“Huddled Masses™” or “Huddled Masses”). Colossus Media operates the Company’s proprietary sell-side programmatic platform operating under the trademarked banner of Colossus SSP. In September 2020, DDH LLC acquired Orange142, LLC (“Orange 142”) to further bolster its overall programmatic buy-side advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, the Company completed an initial public offering of its securities and, together with DDH LLC, effected the Organizational Transactions whereby Direct Digital Holdings, Inc. became the sole managing member of DDH LLC, the holder of 100% of the voting interest of DDH LLC and the holder of 19.7% of the economic interests of DDH LLC, commonly referred to as an “Up-C” structure. See Note 6 — Related Party Transactions to our condensed consolidated financial statements. In October 2024, the Company announced the unification of its buy-side businesses, Orange 142 and Huddled Masses. All of the subsidiaries are incorporated in the state of Delaware, except for DDH LLC, which was formed under the laws of the State of Texas.
Direct Digital Holdings, Inc. owns 100% of the voting interest in DDH LLC and as of September 30, 2025, DDH owns 63.5% of the economic interest in DDH LLC. DDH LLC was formed on June 21, 2018 and acquired by the Company on February 15, 2022 in connection with the Organizational Transactions. DDH LLC’s wholly-owned subsidiaries are as follows:

Subsidiary	Business Segment	Date of Formation	Date of Acquisition
Colossus Media, LLC	Sell-side	September 8, 2017	June 21, 2018
Orange142, LLC	Buy-side	March 6, 2013	September 30, 2020
Huddled Masses, LLC	Buy-side	November 13, 2012	June 21, 2018
Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes a programmatic advertising platform that automates the sale of ad inventory between advertisers and marketers leveraging proprietary technology. Our platform reaches across a wide array of media partners to help brands, media holding companies, independent agencies or emerging businesses reach audiences, curated creators and helps publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV (“CTV”). Our platform offers advertising inventory and creator content that aligns with brands, media holding companies and mid-market agencies focusing on key growth audiences.
Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple leading demand side platforms (“DSPs”), across multiple industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native including programmatic, search, social, influencer marketing and audio advertisements that are delivered both at scale and on a highly targeted basis.
Providing both the front-end, buy-side advertising operations coupled with our proprietary sell-side operations enables us to curate the first through the last mile in the ad tech ecosystem execution process to drive higher results.
Operating segments are components of an enterprise for which separate financial information is available and evaluated regularly by our chief operating decision maker (“CODM”) for purpose of assessing performance and allocating resources. Our CODM is our Chairman and Chief Executive Officer. Revenues and operating income (loss) are used by our CODM to assess performance of our operating segments and allocate resources. We operate as two reportable segments: sell-side advertising, which includes the results of Colossus Media, and buy-side advertising, which includes the results of Orange 142. All our revenues are attributable to the United States.
Recent Developments
Nasdaq Compliance Status.
On November 7, 2025, the Company received a decision (the “Panel Decision”) from the Nasdaq Hearings Panel (the “Panel”) regarding the Company’s continued listing on Nasdaq. The Panel Decision indicated that the Company has evidenced compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”) and, as such, that matter has been closed. Finally, the Panel Decision also indicated that the Company would remain subject to a discretionary Panel Monitor with respect to the Stockholders’ Equity Rule for a period of one year from the date of the Panel Decision. Should the Company fail to maintain compliance with any continued listing requirement during the Panel Monitor, the Staff of Nasdaq’s Listing Qualifications Department (the “Staff”) will issue a delist determination letter, which the Company may address at a new hearing before the Panel.
The Panel Decision also indicated that the Panel had granted the Company an exception through January 30, 2026, to demonstrate compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). On January 12, 2026, the Company effected a 55-to-1 reverse stock split of all classes of its common stock, including the Class A Common Stock. As of February 2, 2026, the closing bid price for the Company’s Class A Common Stock has closed at or above $1.00 per share for 15 consecutive business days. The Company awaits Nasdaq’s formal confirmation that the Company has evidenced compliance with the Bid Price Rule and otherwise satisfies all applicable criteria for continued listing on The Nasdaq Capital Market. However, should the Company fail to receive such notification or fail to maintain compliance with any continued listing requirement during any applicable Panel Monitor, the Company’s securities may be subject to delisting from Nasdaq. See “Risk Factors – If we fail to evidence or maintain compliance with applicable listing standards, our Class A Common Stock may be delisted from the Nasdaq Capital Market.”
Amendment to Lafayette Square Facility.
On January 27, 2026, the Company entered into the Eleventh Amendment and Waiver to Term Loan and Security Agreement (the “Eleventh Amendment”) to the Term Loan and Security Agreement dated December 3, 2021 (the “2021 Credit Facility”) with Lafayette Square Loan Servicing, LLC (“Lafayette Square”), as administrative agent, and the various lenders thereto. The Eleventh Amendment is dated as of January 27, 2026 and is effective as of December 31, 2025.
Immediately prior to effectiveness of the Eleventh Amendment, term loans in an aggregate principal amount of $10.3 million remain outstanding under the 2021 Credit Facility. In connection with the Eleventh Amendment, the Company agreed to pay a $4.0 million amendment fee to be added to the principal balance of the term loans under the 2021 Credit Facility and to be due and payable, together with accrued interest thereon, upon the expiration of the term of the 2021 Credit Facility. Once added to the principal balance of the term loans, the amendment fee will bear interest at a fixed rate per annum equal to the interest rate applicable to term loans under the 2021 Credit Facility plus 2% per annum, to the extent applicable.
The Eleventh Amendment also amends certain financial covenants to remove the requirement for the Company to maintain (a) a minimum quarterly consolidated EBITDA for the fiscal quarter ending December 31, 2025 and (b) minimum revenue with respect to the sell-side advertising business of the Company for the fiscal quarter ending December 31, 2025.
Under the term of the Eleventh Amendment, the parties modified the amortization schedule for the outstanding loans under the 2021 Credit Facility and clarified that the maturity date of the Eighth Amendment Term Loan is September 30, 2026. The Eleventh Amendment provides that no principal payments will be due or payable with respect to the term loans for fiscal quarters ending March 31, 2026 and June 30, 2026. Commencing with the fiscal quarter ending September 30, 2026, principal payments will resume and be due in quarterly installments on the last business day of each fiscal quarter, in the amounts set forth in the Eleventh Amendment, with a final installment of the remaining unpaid principal balance due at maturity.
Continuation Capital Settlement Agreement.
On November 20, 2025, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Continuation Capital, Inc. (“Continuation Capital”), pursuant to which we agreed to issue up to 909,090 shares of Class A Common Stock (the “Exchange Shares”) in exchange for the release of certain claims held by Continuation Capital related to third party vendor payables separately assigned to Continuation Capital in the amount of $3.0 million. The Exchange Shares will be sold to Continuation Capital at a price of 76% of the lower of (a) the volume weighted average sale price of the Class A Common Stock on Nasdaq during the “Valuation Period,” which is the five day trading period, inclusive of the day of the share request under the Settlement Agreement, which will be extended as necessary to account for multiple tranches of issuances or (b) the average of the four lowest of the most recent five closing prices during the Valuation Period. Additionally, as partial consideration for the entry into the Settlement Agreement, the Company paid Continuation Capital a settlement fee of 1,727 shares of Class A Common Stock. The Settlement Agreement was approved on November 21, 2025 by a court following a hearing held on that same date, in which the court determined that Settlement Agreement is fair to Continuation Capital. Since the Settlement Agreement was executed through January 26, 2026, $1.2 million has been paid to third party vendors and 594,056 shares have been issued pursuant to the program.
Equity Reserve Facility.
On October 18, 2024, the Company entered into a Share Purchase Agreement (as amended, the “Purchase Agreement” and together with the facility as a whole, the “Equity Reserve Facility”) with New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”), and subsequently entered into an amendment with New Circle on October 24, 2025 and on January 23, 2026, pursuant to which New Circle has committed to purchase, subject to certain limitations, up to $100 million (the “Total Commitment”) of the Company’s Class A Common Stock. The purchase price of the shares that may be sold to New Circle under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. See “The New Circle Transaction - Purchase of Shares Under the Purchase Agreement.” The Company sold 28,727 shares of the Company’s Class A Common Stock for $3.0 million during the year ended December 31, 2024. During the nine months ended September 30, 2025, the Company sold 177,442 shares of the Company’s Class A Common Stock for $5.9 million.
The Purchase Agreement will automatically terminate on the earliest of (i) the 36-month anniversary of the Purchase Agreement, (ii) the date on which New Circle shall have made payment to the Company for Class A Common Stock equal to the Total Commitment or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction that would prohibit any of the transactions contemplated by the Purchase Agreement goes into effect. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle so long as (a) there are no outstanding purchase notices under which our Class A Common Stock have yet to be issued and (b) the Company has paid all amounts owed to New Circle pursuant to the Purchase Agreement.

Reverse Stock Split.
On January 8, 2026, we filed a certificate of amendment to our amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 55-to-1 reverse stock split (the “Reverse Stock Split”) of all classes of our issued and outstanding common stock, without any change to par value. The Reverse Stock Split became effective January 12, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The Reverse Stock Split was intended to bring the Company into compliance with Nasdaq’s Bid Price Rule. All share and per share amounts of our common stock listed in this prospectus have been adjusted to give effect to the reverse stock split.
Key Factors Affecting Our Performance
We believe our growth and financial performance are dependent on many factors, including those described below.
Sell-side advertising business
Increasing revenue from customers through increased advertising spend from buyers
Colossus Media operates our proprietary sell-side programmatic platform operating under the trademarked banner of Colossus SSP. Our customers (or buyers) include ad exchanges, DSPs, agencies and individual advertisers. We have broad exposure to the ecosystem of buyers, reaching on average approximately 183,000 advertisers per month in the nine months ended September 30, 2025, an increase of 25,000, or 16%, over the 158,000 advertisers per month in the nine months ended September 30, 2024. As spending on programmatic advertising increasingly becomes a larger share of the overall ad spend, advertisers and agencies are seeking greater control of their digital advertising supply chains. To take advantage of this industry shift, we have entered into Supply Path Optimization agreements directly with customers which address acceptable advertisements and data usage. As part of these agreements, we provide advertisers and agencies with benefits ranging from custom data and workflow integrations, product features, volume-based business terms, and visibility into campaign performance data and methodology. As a result of these direct relationships, our existing advertisers and agencies are incentivized to allocate an increasing percentage of their advertising budgets to our platform. However, as discussed elsewhere in this Report and our public filings, including in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, we continue to face challenges related to our return to historic levels of revenue and profitability.
We continue to strive to retain existing publishers and add new publishers. Our proprietary Colossus SSP platform was custom developed with a view towards the specific challenges facing small and mid-sized publishers with the belief that smaller publishers often offer a more engaged, highly-valued, unique following but experience technological and budgetary constraints on the path to monetization. Our business strategy on the sell-side also presents significant growth potential, as we believe we are well positioned to provide advertisers of all sizes with extensive market reach connecting partners with curated creators and audiences, optimizing the entire media chain to drive better results for clients. We believe that our technology curates unique, highly optimized audiences informed by data analytics, artificial intelligence and algorithmic machine-learning technology, resulting in increased campaign performance.
Monetizing ad impressions for publishers and buyers
We curate advertisers and increase access to publishers with valuable ad impressions. We focus on monetizing digital impressions by coordinating daily real-time auctions and bids. Each time the publisher’s web page loads, an ad request is sent to multiple ad exchanges and, in some cases, to the demand side platform directly from Colossus SSP. In case of real-time bidding (“RTB”) media buys, many DSPs would place bids to the impressions being offered by the publisher during the auction. The advertiser that bids a higher amount compared to other advertisers will win the bid. We continuously review our available inventory from existing publishers across every format (mobile, desktop, digital video, OTT, CTV, and rich media). The factors we consider when determining which impressions we process include transparency, viewability, and whether or not the impression is human sourced. By consistently applying these criteria, we believe the ad impressions we process will be valuable and marketable to advertisers.
Enhancing ad inventory quality
In the advertising industry, inventory quality is assessed in terms of invalid traffic (“IVT”) which can be impacted by fraud such as “fake eyeballs” generated by automated technologies set up to artificially inflate impression counts. Through our platform design and proactive IVT mitigation efforts, including our accredited verification process, we address IVT on a number of fronts, including sophisticated technology, which detects and avoids IVT on the front end and back end, direct publisher and inventory relationships for supply path optimization and ongoing campaign and inventory performance reviews to ensure inventory quality and brand protection controls are in place.
Growing access to valuable ad impressions
Historically, our growth has been driven by a variety of factors including increased access to a variety of impressions. Advertisers and agencies often have a large portfolio of brands requiring a variety of campaign types and support for a wide array of inventory formats and devices, including OTT/CTV, video and display, in-app, native and audio. Our omni-channel proprietary technology platform is designed to maximize these various advertising channels, which we believe is a further driver of efficiency for our buyers. The platform is comprised of publishers across multiple channels including OTT/CTV, display, native, in-app, online video (“OLV”), audio and digital out of home (“DOOH”). In the nine months ended September 30, 2025, we processed approximately 199 billion average monthly impressions across many unique audiences including multicultural growth audiences at scale with 89 billion, or 45%, of those impressions from growing multicultural-focused audiences. The Colossus SSP continues to expand its capabilities to give our content providers more avenues to distribute ad inventory such as OTT/CTV, digital audio, DOOH, etc. and inform our publishers to enhance their ad selling needs by distributing content in various forms to meet the rising demands of the ad buying community.
Expanding and managing investments
Each impression or transaction occurs in a fraction of a second. Given that most transactions take place in an auction/bidding format, we continue to make investments across the platform to further reduce the processing time. In addition to the robust infrastructure supporting our platform, it is also critical that we align with key industry partners in the digital supply chain. The Colossus SSP is agnostic to any specific demand side platform.
We automate workflow processes whenever feasible to drive predictable and value-added outcomes for our customers and increase productivity of our organization. In the first half of 2023, we transitioned our server platform to HPE Greenlake, which provides increased capacity, faster response time, and expansion capabilities to align with growth in our business.
Managing industry dynamics
We operate in the rapidly evolving digital advertising industry. Due to the scale and complexity of the digital advertising ecosystem, direct sales via manual, person-to-person processes are insufficient for delivering a real-time, personalized ad experience, creating the need for programmatic advertising. In turn, advances in programmatic technologies have enabled publishers to auction their ad inventory to more buyers, simultaneously, and in real time through a process referred to as header bidding. Header bidding has also provided advertisers with transparent access to ad impressions. As advertisers keep pace with ongoing changes in the way that consumers view and interact with digital media we anticipate further innovation and expect that header bidding will be extended into new areas such as OTT/CTV. We believe our focus on publishers and buyers has allowed us to understand their needs and our ongoing innovation has enabled us to quickly adapt to changes in the industry, develop new solutions and do so cost effectively. Our performance depends on our ability to keep pace with industry changes such as header bidding and the evolving needs of our publishers and buyers while continuing our cost efficiency.

Seasonality
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising segment, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. We expect our sell-side revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole.
Buy-side advertising business
New Customer Acquisitions
On the buy-side of our business, our customers consist of purchasers of programmatic advertising inventory (ad space). We serve the needs of about 220 small and mid-sized clients, consisting of advertising space buyers, including small and mid-sized companies, large advertising holding companies (which may manage several agencies), independent advertising agencies and mid-market advertising service organizations. We serve a variety of customers across multiple industries including travel/tourism (including DMOs), education, energy, consumer packaged goods, healthcare, financial services and other industries.
We are focused on increasing the number of customers that use our buy-side advertising businesses as their advertising partner. Our long-term growth and results of operations will depend on our ability to attract more customers, including DMOs, educational institutions and energy companies across multiple geographies.
Expand Sales to Existing Customers
Our customers understand the independent nature of our platform and relentless focus on driving results based on return on investment (“ROI”). Our value proposition is complete alignment across our entire digital supply platform beginning with the first dollar in and last dollar out. We are technology and media agnostic, and we believe our clients trust us to provide the best opportunity for success of their brands and businesses. As a result, our clients have been loyal, with approximately 91% client retention amongst the clients that represent approximately 80% of our revenue during the nine months ended September 30, 2025. In addition, we cultivate client relationships through our pipeline of managed and moderate serve clients that conduct campaigns through our platform. The managed services delivery model allows us to combine our technology with a highly personalized offering to strategically design and manage advertising campaigns.
Shift to Digital Advertising
Media has increasingly become more digital as a result of three key ongoing developments:
•Advances in technology with more sophisticated digital content delivery across multiple platforms;
•Changes in consumer behavior, including spending longer portions of the day using mobile and other devices; and
•Better audience segmentation with more efficient targeting and measurable results.
The resulting shift has enabled a variety of options for advertisers to efficiently target and measure their advertising campaigns across nearly every media channel and device. These efforts have been led by big-budgeted, large, multi-national corporations incentivized to cast a broad advertising net to support national brands.
Increased Adoption of Digital Advertising by Small-and Mid-Sized Companies
Only recently have small and mid-sized businesses begun to leverage the power of digital media in meaningful ways, as emerging technologies have enabled advertising across multiple channels in a highly localized nature. Campaign efficiencies yielding measurable results and higher advertising ROI, as well as the needs driven by global economic and supply chain challenges, have prompted these companies to begin utilizing digital advertising on an accelerated pace. We believe this market is rapidly expanding, and that small-to-mid-sized advertisers will continue to increase their digital spend.

Seasonality
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. Historically, for our buy-side advertising segment, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity. We expect our buy-side revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole.
Components of Our Results of Operations
Revenues
For the sell-side advertising segment, we generate revenue by selling advertising inventory (digital ad units) that we purchase from publishers to advertisers through a process of monetizing ad impressions on our proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. For the buy-side advertising segment, we generate revenue from customers that enter into agreements with us to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features.
In connection with our analysis of principal vs agent considerations, we have evaluated the specified goods or services and we considered whether we control the goods or services before they are provided to the customer including the three indicators of control. Based upon this analysis and our specific facts and circumstances, we concluded that we are a principal for the goods or services sold through both our sell-side advertising segment and our buy-side segment because we control the specified good or service before it is transferred to the customer and we are the primary obligor in the agreement with the customer. Therefore, we report revenue on a gross basis inclusive of all supplier costs and we pay suppliers for the cost of digital media, advertising inventory, data and any add-on services or features.
Our revenue recognition policies are discussed in more detail under “—Critical Accounting Estimates and Related Policies” set forth in our Annual Report on Form 10-K for the year ended December 31, 2024.
Cost of revenues
For the sell-side advertising segment, we pay publishers a fee, which is typically a percentage of the value of the ad impressions monetized through our platform. Cost of revenues consists primarily of publisher media fees and data center co-location costs. Media fees include the publishing and real time bidding costs to secure advertising space. For the buy-side advertising segment, cost of revenues consists primarily of digital media fees, third-party platform access fees, and other third-party fees associated with providing services to our customers.
Operating expenses
Operating expenses consist of compensation expenses related to our executive, sales, finance and administrative personnel (including salaries, commissions, stock-based compensation, bonuses, benefits and taxes); general and administrative expenses (including rent expense, professional fees, independent contractor costs, selling and marketing fees, administrative and operating system subscription costs, insurance and amortization expense related to our intangible assets); and other expense (including transactions that are unusual in nature or which are occurring infrequently).
Other income (expense)
Other income. Other income includes income associated with recovery of receivables and other miscellaneous credit card rebates.
Interest expense. Interest expense is mainly related to our debt as further described below in “—Liquidity and Capital Resources.”
Expenses for Equity Reserve Facility. Expenses are mainly related to our Equity Reserve Facility as further described below in "—Liquidity and Capital Resources."

Derecognition of tax receivable agreement liability. The Company derecognized its tax receivable agreement liability in connection with the changes in its tax rates.
Loss on early termination of line of credit. In January 2023, we entered into a Loan and Security Agreement (the “Loan Agreement”), by and among Silicon Valley Bank (“SVB”), which provided for a revolving credit facility (the “Credit Facility”). In March 2023, we issued a notice of termination and recognized a loss on the write-off of the deferred financing fees.
Revaluation of tax receivable agreement liability. The Company revalues its tax receivable agreement liability in connection with the full valuation allowance recorded on the Company's deferred tax assets.
Results of Operations
Comparison of the Years Ended December 31, 2024 and 2023
The following tables set forth our consolidated results of operations for the periods presented (in thousands). The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Year Ended December 31,		Change
	2024	2023	Amount	%
Revenues
Sell-side advertising	$35,660	$122,434	$(86,774)	(71)%
Buy-side advertising	26,628	34,676	(8,048)	(23)%
Total revenues	62,288	157,110	(94,822)	(60)%
Cost of revenues
Sell-side advertising	34,063	105,733	(71,670)	(68)%
Buy-side advertising	10,834	13,803	(2,969)	(22)%
Total cost of revenues	44,897	119,536	(74,639)	(62)%
Gross profit	17,391	37,574	(20,183)	(54)%
Operating expenses	30,624	39,759	(9,135)	(23)%
Loss from operations	(13,233)	(2,185)	(11,048)	506%
Other income (expense), net	(542)	(4,091)	3,549	(87)%
Loss before income taxes	(13,775)	(6,276)	(7,499)	119%
Income tax expense	6,132	568	5,564	980%
Net loss	$(19,907)	$(6,844)	$(13,063)	191%
Adjusted EBITDA (1)	$(9,253)	$2,393	$(11,646)	(487)%
__________________
(1)For a definition of Adjusted EBITDA, a non-GAAP financial measure, an explanation of our management’s use of this measure, and a reconciliation of Adjusted EBITDA to net income see “ – Non-GAAP Financial Measures.”
Revenues
Our revenues of $62.3 million in 2024 decreased by $94.8 million, or 60%, from $157.1 million in 2023. Sell-side advertising revenue decreased $86.8 million, or 71%, while buy-side revenue decreased $8.0 million, or 23%, over fiscal year 2023. The decrease in sell-side advertising revenue was primarily due to a decrease in impression inventory. This decrease was primarily caused by one of the Company’s sell-side customers pausing its connection to the Company during the second quarter while it investigated allegations made against the Company in a defamatory article / blog post which the Company believes was part of a coordinated misinformation campaign. This customer reconnected the Company on May 22, 2024 and sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024, which negatively affected revenue in the second, third and fourth quarters of 2024. The Company sold approximately 1.1 billion average monthly impressions in 2024, a decrease of 74% from the prior period. The decrease in buy-side revenue of $8.0 million was due to a $12.9 million decrease in spending from customers no longer actively purchasing from the Company, including $7.3 million from completion of certain one-time campaigns in 2023, partially offset by growth from existing and new customers.
Cost of revenues
Consistent with the decrease in gross sales across both platforms, cost of revenues of $44.9 million in 2024 decreased by $74.6 million, or 62%, from $119.5 million in 2023. Sell-side advertising cost of revenues decreased $71.7 million, to $34.1 million, or 96% of sell-side revenue for the year ended December 31, 2024, compared to $105.7 million, or 86% of sell-side revenue, for the same period in 2023. The decrease in costs was primarily due to the related decrease in revenue, while the 10% increase as a percentage of revenue was due to an increase in fixed costs of approximately $0.6 million related to an increase in server capacity and approximately $1.2 million related to new analytic, development and technology-related costs to support the growth as well as the mix and concentration of publishers and the related costs. Fixed cost of sell-side revenues for the second half of 2024 of $2.1 million decreased by $0.6 million, or 21%, from fixed cost of sell-side revenues of $2.7 million for the first half of 2024. Buy-side advertising cost of revenues decreased $3.0 million, to $10.8 million, or 41% of buy-side revenue for the year ended December 31, 2024, compared to $13.8 million, or 40% of buy-side revenue, for the same period in 2023.
Gross profit
Gross profit was $17.4 million in 2024, or 28% of revenue, compared to $37.6 million, or 24% of revenue, in 2023, reflecting a decrease of $20.2 million or 54%. The change in margin for the year ended December 31, 2024 is attributable to the mix in revenue between our business segments as our sell-side segment has higher cost of revenues compared to our buy-side segment, as well as the additional sell-side fixed costs related to an increase in server capacity and new analytic, development and technology-related costs.
Sell-side advertising gross profit decreased $15.1 million for the year ended December 31, 2024 as compared to prior year, primarily due to the increase in fixed costs of approximately $1.8 million related to our servers and analytic, development and technology-related costs and the decrease in revenues. Sell-side advertising gross margin was 4% and 14% for the years ended December 31, 2024 and 2023, respectively. Buy-side advertising gross profit decreased $5.1 million for the year ended December 31, 2024, as compared to the same period in the prior year, primarily due to the decrease in revenue. Buy-side advertising gross margin was 59% and 60% for the years ended December 31, 2024 and 2023, respectively.
Operating expenses
The following table sets forth the components of operating expenses for the periods presented (in thousands):

	Year Ended December 31,		Change
	2024	2023	Amount	%
Compensation, taxes and benefits	$16,402	$17,730	$(1,328)	(7)%
General and administrative	14,222	13,199	1,023	8%
Other expense	—	8,830	(8,830)	nm
Total operating expenses	$30,624	$39,759	$(9,135)	(23)%
__________________
nm – not meaningful
Compensation, taxes and benefits
Compensation, taxes and benefits of $16.4 million decreased by $1.3 million in 2024, or 7%, from $17.7 million in 2023. The decrease is due primarily to a decrease in bonus and commissions expense related to the decrease in revenue.
On July 1, 2024, we executed an internal reorganization plan that included a staff reduction, a pause on hiring and cost savings measures, which we anticipate will lower certain ongoing expenses. As a result, compensation, taxes and benefits for the second half of 2024 of $7.7 million decreased by $1.0 million or 11% from compensation, taxes and benefits of $8.7 million for the first half of 2024.
General and administrative
General and administrative (“G&A”) expenses of $14.2 million in 2024 increased from $13.2 million in 2023. G&A expenses as a percentage of revenue increased to 23% in 2024 compared to 8% in 2023. During 2024, we incurred $1.7 million in costs to regain compliance with respect to delinquent SEC filings.
We expect to continue to invest in and incur additional expenses associated with our operation as a public company, including increased professional fees, investment in automation, and compliance costs associated with developing the requisite infrastructure required for internal controls. However, on July 1, 2024, we executed an internal reorganization plan that included a staff reduction, a pause on hiring and cost savings measures, which we anticipate will lower certain ongoing expenses, especially as the Company ceases incurring additional one-time expenses to regain compliance with respect to delinquent SEC filings, which have now all been filed. As a result, G&A expenses for the second half of 2024, excluding the costs to regain compliance, of $5.7 million decreased by $1.0 million or 15% from G&A expense of $6.7 million for the first half of 2024, excluding costs to regain compliance.
Other expense
The Company received a short pay notice from a sell-side customer in 2024 resulting in reduction of our 2023 revenue to the reported amount of $157.1 million. In conjunction with the short pay, the Company recorded a charge of $8.8 million in 2023 for payments made to a few publishers in 2024. The Company has not been provided with information as to the reason for the short pay, and therefore has disputed the short pay. We do not expect these amounts to recur in any material fashion, although there is no assurance that customers will not take such action in the future.
Other income (expense), net
The following table sets forth the components of other income (expense), net for the periods presented (in thousands):

	Year Ended December 31,		Change
	2024	2023	Amount	%
Interest expense	$(5,410)	$(4,378)	$(1,032)	24%
Derecognition of tax receivable agreement liability	5,201	—	5,201	nm
Other income	199	256	(57)	(22)%
Commitment shares and expenses for Equity Reserve Facility	(532)	—	(532)	nm
Revaluation of tax receivable agreement liability	—	331	(331)	nm
Loss on early termination of line of credit	—	(300)	300	nm
Total other income (expense), net	$(542)	$(4,091)	$3,549	(87)%
__________________
nm – not meaningful
Other income (expense), net for the year ended December 31, 2024 primarily consists of $5.4 million of interest expense and $0.5 million of costs for commitment shares and expense related to the Equity Reserve Facility partially offset by $5.2 million related to the derecognition of the tax receivable agreement liability and $0.2 million of other income. Other income (expense), net for the year ended December 31, 2023 is comprised of $4.4 million of interest expense and $0.3 million related to the loss on early termination of the line of credit with SVB, partially offset by the non-cash revaluation of the tax receivable agreement liability and other income.

Interest expense increased for the year ended December 31, 2024 to $5.4 million, compared to $4.4 million for the year ended December 31, 2023. The increase in interest expense in the period is primarily due to additional net borrowings of $4.3 million in 2024 under the Company’s credit facilities.
Comparison of the Three and Nine Months Ended September 30, 2025 and 2024
The following tables set forth our condensed consolidated results of operations for the periods presented (in thousands). The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2025	2024	Amount	%	2025	2024	Amount	%
Revenues
Sell-side advertising	$641	$2,202	$(1,561)	(71)%	$5,153	$33,001	$(27,848)	(84)%
Buy-side advertising	7,343	6,873	470	7%	21,133	20,204	929	5%
Total revenues	7,984	9,075	(1,091)	(12)%	26,286	53,205	(26,919)	(51)%
Cost of revenues
Sell-side advertising	1,457	2,654	(1,197)	(45)%	6,946	30,670	(23,724)	(77)%
Buy-side advertising	4,313	2,907	1,406	48%	11,171	8,091	3,080	38%
Total cost of revenues	5,770	5,561	209	4%	18,117	38,761	(20,644)	(53)%
Gross profit	2,214	3,514	(1,300)	(37)%	8,169	14,444	(6,275)	(43)%
Operating expenses	6,125	7,172	(1,047)	(15)%	18,429	22,973	(4,544)	(20)%
Loss from operations	(3,911)	(3,658)	(253)	7%	(10,260)	(8,529)	(1,731)	20%
Other expense, net	(1,089)	3,887	(4,976)	(128)%	(4,876)	1,323	(6,199)	(469)%
(Loss) income before income taxes	(5,000)	229	(5,229)	(2282)%	(15,136)	(7,206)	(7,930)	110%
Income tax expense	—	6,606	(6,606)	(100)%	—	6,132	(6,132)	(100)%
Net loss	$(5,000)	$(6,377)	$1,377	(22)%	$(15,136)	$(13,338)	$(1,798)	13%
Adjusted EBITDA (1)	$(2,963)	$(2,855)	$(108)	4%	$(7,440)	$(5,858)	$(1,582)	27%
__________________
(1)For a definition of Adjusted EBITDA, an explanation of our management’s use of this measure, and a reconciliation of Adjusted EBITDA to net income see “ – Non-GAAP Financial Measures.”
Revenues
Our revenues of $8.0 million for the three months ended September 30, 2025 decreased by $1.1 million, or 12%, from $9.1 million for the three months ended September 30, 2024. Sell-side advertising revenue decreased $1.6 million, or 71% while buy-side revenue increased $0.5 million, or 7%, compared to the prior year period. The decrease in sell-side advertising revenue was primarily due to a decrease in impression inventory. Management attributes the cause of this decrease to unexpected business disruption amongst our partners, advertisers and clients caused by multiple short attacks and a market-discredited blog post against our supply-side platform, Colossus SSP, in mid May 2024. Sell-side volumes have resumed but not yet at the levels experienced prior to the post in May 2024. The Company continues efforts to reconstitute its prior business, target new customers and develop new products for the sell-side segment. The Company sold approximately 154 million average monthly impressions in the third quarter of 2025, a decrease of 25% from the prior period. The increase in buy-side revenue of $0.5 million was due to growth from new customers of $2.3 million, including $2.1 million from customers in new verticals, partially offset by a $1.8 million decrease in spending from existing customers, including a $0.7 million decrease from customers no longer actively purchasing from the Company.
Our revenues of $26.3 million for the nine months ended September 30, 2025 decreased by $26.9 million, or 51%, from $53.2 million for the nine months ended September 30, 2024. Sell-side advertising revenue decreased $27.8 million, or 84%, while buy-side revenue increased $0.9 million, or 5%, compared to the prior year period. The decrease in sell-side advertising revenue was primarily due to a decrease in impression inventory and the unexpected business disruption described above. The Company sold approximately 175 million average monthly impressions in the first nine months of 2025, a decrease of 87% from the prior period. The increase in buy-side revenue of $0.9 million was due to growth from new customers of $5.0 million, including $4.3 million from customers in new verticals, partially offset by a $4.1 million decrease in spending from existing customers, including a $3.6 million decrease from customers no longer actively purchasing from the Company.
Cost of revenues
Cost of revenues of $5.8 million for the three months ended September 30, 2025 increased by $0.2 million, or 4% from $5.6 million for the three months ended September 30, 2024. Sell-side advertising cost of revenues decreased $1.2 million, to $1.5 million, or 227% of sell-side revenue, for the three months ended September 30, 2025, compared to $2.7 million, or 121% of sell-side revenue, for the same period in 2024. The decrease in costs was primarily due to the related decrease in revenue, while the 106% increase as a percentage of revenue was due to fixed costs not decreasing at the same proportionate rate as the revenue decline. Fixed cost of sell-side revenues for the three months ended September 30, 2025 of $0.8 million decreased by $0.1 million, or 4%, from fixed cost of sell-side revenues of $0.9 million for the same period in 2024. Buy-side advertising cost of revenues increased $1.4 million to $4.3 million, or 59% of buy-side revenue, for the three months ended September 30, 2025, compared to $2.9 million, or 42% of buy-side revenue, for the same period in 2024. See gross profit changes described in more detail below.
Cost of revenues of $18.1 million for the nine months ended September 30, 2025 decreased by $20.6 million, or 53% from $38.8 million for the nine months ended September 30, 2024. Sell-side advertising cost of revenues decreased $23.7 million to $6.9 million, or 135% of sell-side revenue, for the nine months ended September 30, 2025, compared to $30.7 million, or 93% of sell-side revenue, for the same period in 2024. The decrease in costs was primarily due to the related decrease in revenue, while the 42% increase as a percentage of revenue was due to fixed costs not decreasing at the same proportionate rate as the revenue decline. Fixed cost of sell-side revenues for the nine months ended September 30, 2025 of $2.6 million decreased by $0.9 million, or 26%, from fixed cost of sell-side revenues of $3.5 million for the same period in 2024. Buy-side advertising cost of revenues increased $3.1 million, to $11.2 million, or 53% of buy-side revenue, for the nine months ended September 30, 2025, compared to $8.1 million, or 40% of buy-side revenue, for the same period in 2024. See gross profit changes described in more detail below.
Gross profit
Gross profit was $2.2 million, or 28% of revenue, for the three months ended September 30, 2025, compared to $3.5 million, or 39% of revenue, for the same period in 2024, reflecting a decrease of $1.3 million, or 37%. The change in gross profit margin percentage for the three months ended September 30, 2025 is attributable to lower gross profit margins for both the sell-side segment and the buy-side segment.
Sell-side advertising gross profit decreased $0.4 million for the three months ended September 30, 2025 as compared to the same period in 2024, primarily due to the decrease in revenue partially offset by lower fixed costs. Sell-side advertising gross margin percentage was (127)% and (21)% for the three months ended September 30, 2025 and 2024, respectively. Buy-side advertising gross profit decreased $0.9 million for the three months ended September 30, 2025, as compared to the same period in the prior year. Buy-side advertising gross margin percentage was 41% and 58% for the three months ended September 30, 2025 and 2024, respectively, with the decrease in gross margin percentage due to higher cost to provide services to customers and the mix of services provided.
Gross profit was $8.2 million, or 31% of revenue, for the nine months ended September 30, 2025, compared to $14.4 million, or 27% of revenue, for the same period in 2024, reflecting a decrease of $6.3 million, or 43%. The change in gross profit margin percentage for the nine months ended September 30, 2025 is attributable to the mix in revenue between our business segments as our sell-side segment has higher cost of revenues compared to our buy-side segment, as well as the lower sell-side fixed costs related to server capacity, analytic, development and technology-related costs.
Sell-side advertising gross profit decreased $4.1 million for the nine months ended September 30, 2025 as compared to the same period in 2024, primarily due to the decrease in revenue partially offset by lower fixed costs. Sell-side advertising gross margin percentage was (35)% and 7% for the nine months ended September 30, 2025 and 2024, respectively. Buy-side advertising gross profit decreased $2.2 million for the nine months ended September 30, 2025, as compared to the same period in the prior year. Buy-side advertising gross margin percentage was 47%

and 60% for the nine months ended September 30, 2025 and 2024, respectively, with the decrease in gross margin percentage due to higher cost to provide services to customers and the mix of services provided.
Operating expenses
The following table sets forth the components of operating expenses for the periods presented (in thousands):

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2025	2024	Amount	%	2025	2024	Amount	%
Compensation, taxes and benefits	$3,624	$3,526	$98	3%	$10,927	$12,216	$(1,289)	(11)%
General and administrative	2,501	3,646	(1,145)	(31)%	7,502	10,757	(3,255)	(30)%
Total operating expenses	$6,125	$7,172	$(1,047)	(15)%	$18,429	$22,973	$(4,544)	(20)%
Compensation, taxes and benefits
Compensation, taxes and benefits of $3.6 million increased by $0.1 million, or 3%, for the three months ended September 30, 2025 from $3.5 million for the same period in 2024. Compensation, taxes and benefits of $10.9 million decreased by $1.3 million, or 11%, for the nine months ended September 30, 2025 from $12.2 million for the same period in 2024. The decrease in the nine months ended September 30, 2025 compared to the prior year is primarily due to lower payroll costs resulting from a staff reduction made effective July 1, 2024 when we began to execute an internal reorganization plan that included a staff reduction, a pause on hiring and cost savings measures, which has lowered certain ongoing expenses that positively affected the current period.
General and administrative expense
General and administrative (“G&A”) expenses of $2.5 million for the three months ended September 30, 2025 decreased by $1.1 million from the same period in 2024. G&A expenses as a percentage of revenue were 31% and 40% for the three months ended September 30, 2025 and 2024, respectively. The decrease in G&A expenses was primarily due to lower professional fees including $1.1 million in 2024 in costs to regain compliance with respect to delinquent SEC filings.
G&A expenses of $7.5 million for the nine months ended September 30, 2025 decreased by $3.3 million from the same period in 2024. G&A expenses as a percentage of revenue were 29% and 20% for the nine months ended September 30, 2025 and 2024, respectively. The decrease in G&A expenses was primarily due to lower professional fees including $1.3 million in 2024 in costs to regain compliance with respect to delinquent SEC filings, as well as lower sales and marketing expenses, consulting costs and travel expenses due to ongoing cost savings measures.
We expect to continue to invest in and incur additional expenses associated with our operation as a public company, including professional fees, investment in automation, and compliance costs associated with developing the requisite infrastructure required for internal controls. However, on July 1, 2024, we executed an internal reorganization plan that included a staff reduction, a pause on hiring and cost savings measures, which have lowered certain ongoing expenses, especially as the Company ceased incurring additional one-time expenses to regain compliance with respect to delinquent SEC filings, which were filed in the fourth quarter of 2024.

Other expense (income), net
The following table sets forth the components of other expense, net for the periods presented (in thousands):

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2025	2024	Amount	%	2025	2024	Amount	%
Interest expense	$(1,104)	$(1,413)	$309	(22)%	$(4,739)	$(4,068)	$(671)	16%
Expenses for Equity Reserve Facility	—	—	$—	nm	(198)	—	$(198)	nm
Derecognition of tax receivable agreement liability	—	5,201	$(5,201)	nm	—	5,201	$(5,201)	nm
Other income	15	99	(84)	(85)%	61	190	(129)	(68)%
Total other expense (income), net	$(1,089)	$3,887	$(4,976)	(128)%	$(4,876)	$1,323	$(6,199)	(469)%
__________________
nm – not meaningful
Total other expense (income), net for the three months ended September 30, 2025 and 2024 primarily consists of $1.1 million and $1.4 million, respectively, of interest expense. Interest expense decreased by $0.3 million compared to the prior period primarily due to reduction of outstanding debt resulting from the conversion of debt to preferred stock. Total other expense (income), net for the three months ended September 30, 2024 also includes $5.2 million relating to the derecognition of tax receivable agreement liability in connection with the full valuation allowance recorded on the Company’s deferred tax assets during the three months ended September 30, 2024.
Total other expense (income), net for the nine months ended September 30, 2025 and 2024 primarily consists of $4.7 million and $4.1 million, respectively, of interest expense. Interest expense increased by $0.7 million compared to the prior period primarily due to the debt discount amortization and higher cost on line of credit converted to long term debt partially offset by a decrease in interest expense from the reduction of outstanding debt resulting from the conversion of debt to preferred stock on August 8, 2025. Total other expense (income), net for the nine months ended September 30, 2024 also includes $5.2 million relating to the derecognition of tax receivable agreement liability in connection with the full valuation allowance recorded on the Company’ deferred tax assets.
Liquidity and Capital Resources
Going Concern
As discussed in Note 9 — Commitments and Contingencies to our condensed consolidated financial statements, on May 10, 2024, the Company was the subject of a defamatory article / blog post which the Company believes was part of a coordinated misinformation campaign. In connection with this post, one of the Company’s sell-side customers paused its connection to the Company for a couple of weeks in May 2024, which reduced sell-side sales volumes. As of the date of this report, sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024 which has created significant disruption in the Company’s sell-side business. The Company is actively working with its partners to achieve prior volume levels. However, there can be no assurance that the Company will be able to achieve prior volume levels with its partners or on the timing of achieving such volume levels. Additionally, the Company (1) incurred a net loss of $15.1 million for the nine months ended September 30, 2025 including the impact of the sell-side disruption described above, (2) reported an accumulated deficit of $16.1 million as of September 30, 2025, (3) reported cash and cash equivalents of $0.9 million as of September 30, 2025, and (4) was notified by Nasdaq on October 18, 2024 that it was not in compliance with Nasdaq’s minimum stockholders’ equity requirements although it reported, on October 14, 2025, that it believes it has satisfied the stockholders’ equity requirement and awaits a formal compliance determination from Nasdaq. These factors raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months.
The Company anticipates sources of liquidity to include cash on hand, cash flow from operations, cash generated from its sales under the Company’s Equity Reserve Facility (subject to the federal government resuming operations and the effectiveness of the Form S-1 resale registration statement to enable such sales) and cash generated from other potential sales of equity and/or debt securities and has taken several actions to address liquidity concerns. These actions include (1) a plan to reduce expenses through a staff reduction, a pause on hiring and cost savings measures that were executed on July 1, 2024 with continuing cost saving impacts through September 30, 2025, (2) working with lenders to provide temporary various relief from debt covenants via amendments from October 2024 through October 2025 (see Note 3 — Long-Term Debt to our condensed consolidated financial statements) while rebuilding sell-side volumes, (3) putting in place a program to raise capital through an Equity Reserve Facility with stock sales continuing into 2025 (see Note 4 — Stockholders’ Deficit and Stock-Based Compensation), (4) converting $25.0 million and $10.0 million of debt with Lafayette Square to convertible preferred stock on August 8, 2025 and October 14, 2025, respectively, to achieve compliance with Nasdaq’s minimum stockholders’ equity requirement (see Note 3 - Long-Term Debt), (5) paying off the matured Credit Agreement with a term loan from Lafayette Square (see Note 3 - Long-Term Debt) and (6) a plan to maintain compliance with Nasdaq’s minimum stockholders’ equity requirement by raising additional funds in a registered or private offering. There can be no assurance that the Company’s actions will be successful or that additional financing will be available when needed or on acceptable terms.
Sources of Liquidity
The following table summarizes our cash and cash equivalents, and working capital deficit on September 30, 2025 and December 31, 2024 (in thousands):

	September 30, 2025	December 31, 2024
Cash and cash equivalents	$871	$1,445
Working capital deficit	$(11,144)	$(4,815)
To fund our operations and service our debt thereafter and depending on our growth and results of operations, we may raise additional capital through the issuance of additional equity and/or debt, which could have the effect of diluting our stockholders. Any future equity or debt financings may be on terms which are not favorable to us. As our credit facilities become due, we will need to repay, extend or replace such indebtedness. Our ability to do so will be subject to future economic, financial, business and other factors, many of which are beyond our control.
Credit Facilities
The terms and conditions of the various credit facilities we entered into are further described in Note 3 — Long-Term Debt in the notes to the condensed consolidated financial statements for the three and nine months ended September 30, 2025 included elsewhere in this prospectus.
Equity Reserve Facility
The terms and conditions of the equity reserve facility we entered into with New Circle are further described in Note 4 — Stockholders’ Deficit and Stock-Based Compensation in the notes to the condensed consolidated financial statements for the three and nine months ended September 30, 2025 included elsewhere in this prospectus.
Historical Cash Flows:
The following table sets forth our cash flows for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Net cash (used in) provided by operating activities	$(8,648)	$2,558
Net cash used in investing activities	(17)	(178)
Net cash provided by (used in) financing activities	4,994	(1,311)
Net (decrease) increase in cash and cash equivalents	$(3,671)	$1,069
Our cash and cash equivalents at December 31, 2024 were held for working capital and general corporate purposes. The decrease in cash and cash equivalents compared with December 31, 2023, primarily resulted from

$8.6 million in cash flows used in operating activities partially offset by $5.0 million in cash flows from investing activities.
The following table sets forth our cash flows for the nine months ended September 30, 2025 and 2024 (in thousands):

	Nine Months Ended September 30,
	2025	2024
Net cash used in operating activities	$(7,036)	$(7,095)
Net cash used in investing activities	(38)	(17)
Net cash provided by financing activities	6,500	6,083
Net decrease in cash and cash equivalents	$(574)	$(1,029)
Our cash and cash equivalents at September 30, 2025 were held for working capital and general corporate purposes. The decrease in cash and cash equivalents compared with December 31, 2024, primarily resulted from $7.0 million in cash flows used in operating activities partially offset by $6.5 million in cash flows provided by financing activities.
Operating Activities
Cash provided by operating activities has typically been generated from net income and by changes in our operating assets and liabilities, particularly in the areas of accounts receivable and accounts payable and accrued expenses, adjusted for certain non-cash and non-operating expense items such as depreciation, amortization, stock-based compensation and deferred income taxes.
For the Fiscal Years Ended December 31, 2024 and 2023
In 2024, net cash flows used in operating activities were $8.6 million and consisted of net loss of $19.9 million, $7.1 million in adjustments for non-cash and non-operating items and $4.1 million of cash inflows from working capital. Adjustments for non-cash and non-operating items mainly consisted of $6.1 million of deferred tax expense, depreciation and amortization expense of $3.3 million, stock-based compensation expense of $1.6 million, provision for credit losses of $0.6 million and expense and commitment shares for the Equity Reserve Facility of $0.5 million partially offset by $5.2 million for the derecognition of the tax receivable agreement liability.
The $4.1 million increase in cash resulting from changes in working capital primarily consisted of $31.6 million decrease in accounts receivable partially offset by a $26.3 million decrease in accounts payable. The decrease in accounts receivable and accounts payable is mainly due to the reduction in revenue for the year.
In 2023, net cash flows provided by operating activities were $2.6 million and consisted of net loss of $6.8 million, $4.7 million in adjustments for non-cash and non-operating items and $4.7 million of cash inflows from working capital. Adjustments for non-cash and non-operating items mainly consisted of depreciation and amortization expense of $3.0 million, stock-based compensation expense of $0.7 million and $0.6 million of deferred tax expense.
The $4.7 million increase in cash resulting from changes in working capital primarily consisted of $16.2 million increase in accounts payable partially offset by an $11.3 million increase in accounts receivable. The increase in accounts receivable and accounts payable is mainly due to growth in the business as well as the $8.8 million non-recurring publisher payment recorded as accounts payable as of December 31, 2023.
For the Nine Months Ended September 30, 2025 and 2024
For the nine months ended September 30, 2025, net cash flows used in operating activities were $7.0 million and consisted of net loss of $15.1 million, offset by $6.0 million in adjustments for non-cash and non-operating items and $2.1 million of cash inflows from working capital. Adjustments for non-cash and non-operating items mainly consisted of depreciation and amortization expense of $4.9 million and stock-based compensation expense of $1.1 million. The $2.1 million increase in cash resulting from changes in working capital primarily consisted of a

$1.4 million decrease in accounts receivable, a $1.0 million increase in accrued expenses such as payroll and debt restructuring expenses, and a $0.6 million increase in accounts payable, offset by a $0.9 million increase in prepaid expense. The decrease in accounts receivable is mainly due to the continued impact from the May 2024 temporary disconnection by a significant customer as a result of the customer investigating a defamatory article / blog post against the Company.
For the nine months ended September 30, 2024, net cash flows used in operating activities were $7.1 million and consisted of net loss of $13.3 million, offset by $4.1 million in adjustments for non-cash and non-operating items and $2.1 million of cash inflows from working capital. Adjustments for non-cash and non-operating items mainly consisted of depreciation and amortization expense of $2.3 million, stock-based compensation expense of $0.8 million and deferred tax expense of $6.1 million partially offset by $5.2 million of derecognition of tax receivable agreement liability in connection with the full valuation allowance recorded on the Company’s deferred tax assets. The $2.1 million increase in cash resulting from changes in working capital primarily consisted of a $30.9 million decrease in accounts receivable, partially offset by a $27.5 million decrease in accounts payable and a $1.5 million decrease in accrued expenses such as payroll and payroll related expenses. The decrease in accounts payable and accounts receivable is mainly due to the May 2024 temporary disconnection by a significant customer as a result of a customer investigating a defamatory article / blog post against the Company, as well as a payment of $8.8 million to a few publishers associated with a charge recorded in 2023 related to a disputed short pay from as customer.
Investing Activities
Our investing activities to date have consisted primarily of purchases of software, office furniture and leasehold improvements.
For the Fiscal Years Ended December 31, 2024 and 2023
In 2024, net cash flows used in investing activities of less than $0.1 million were primarily related to additions to furniture, fixtures and leasehold improvements.
In 2023, net cash flows used in investing activities of $0.2 million were primarily related to development of internal-use software.
For the Nine Months Ended September 30, 2025 and 2024
Our investing activities to date have consisted primarily of purchases of software, office furniture and leasehold improvements. For the nine months ended September 30, 2025 and 2024, net cash flows used in investing activities of less than $0.1 million were primarily related to office furniture and leasehold improvements.
Financing Activities
For the Fiscal Years Ended December 31, 2024 and 2023
In 2024, net cash from financing activities was $5.0 million mainly resulting from $4.0 million proceeds from notes payable, $0.7 million net draws on the Credit Agreement and $1.6 million from issuance of Class A Common Stock partially offset by $0.9 million payment of tax related to shares withheld upon vesting of restricted stock units.
In 2023, net cash used in financing activities was $1.3 million mainly resulting from $3.2 million of distributions to holders of LLC Units, $3.5 million paid to acquire and redeem warrants, $0.7 million paid on term loan and $0.6 million deferred financing costs partially offset by $3.0 million net draws on the Credit Agreement and $3.5 million proceeds from 2021 Credit Facility utilized for the warrant redemption.
For the Nine Months Ended September 30, 2025 and 2024
For the nine months ended September 30, 2025, net cash provided by financing activities was $6.5 million mainly resulting from $6.7 million of proceeds from issuance of Class A Common Stock under the Equity Reserve

Facility and $3.8 million of proceeds from term loan partially offset by $3.7 million for payments on the line of credit and $0.2 million for payments of expenses for the Equity Reserve Facility and deferred financing costs.
For the nine months ended September 30, 2024, net cash provided by financing activities was $6.1 million mainly resulting from $6.7 million of proceeds from line of credit and $0.2 million proceeds from warrants exercised partially offset by $0.6 million for payments on shares withheld for taxes and $0.4 million paid on the term loan.
Contractual Obligations and Future Cash Requirements
As of September 30, 2025, our principal contractual obligations expected to give rise to material cash requirements consist of the 2021 Credit Facility, the Credit Agreement and non-cancelable leases for our various facilities. We anticipate that the future minimum payments related to our current indebtedness over the next five years will be $3.8 million in the remainder of 2025, $12.4 million in 2026, less than $0.1 million in each of 2027, 2028, and 2029, and $0.1 million thereafter, assuming we do not refinance our indebtedness or enter into a new credit facility. The leases will require minimum payments of $0.1 million in 2025, $0.3 million in 2026, $0.3 million in 2027, $0.2 million in 2028, $0.2 million in 2029, and less than $0.1 million thereafter. As of September 30, 2025, we had cash and cash equivalents of $0.9 million.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), including, in particular operating income, net cash provided by operating activities, and net income, we believe that earnings before interest, taxes, depreciation and amortization, as adjusted for stock-based compensation, expenses for the Equity Reserve Facility, loss on early termination of line of credit and derecognition and revaluation of tax receivable agreement liability (“Adjusted EBITDA”), a non-GAAP measure, is useful in evaluating our operating performance. The most directly comparable GAAP measure to Adjusted EBITDA is net income.

The following tables present a reconciliation of Adjusted EBITDA to net (loss) income for each of the periods presented (in thousands):

	Year Ended December 31,
	2024	2023
Net loss (1)	$(19,907)	$(6,844)
Add back (deduct):
Interest expense	5,410	4,378
Amortization of intangible assets	1,954	1,954
Stock-based compensation	1,552	706
Depreciation and amortization of property, equipment and software	275	253
Income tax expense	6,132	568
Derecognition of tax receivable agreement liability	(5,201)	—
Commitment shares and expenses for Equity Reserve Facility	532	—
Stock-based compensation accrued but not granted	—	1,409
Loss on early termination of line of credit	—	300
Revaluation of tax receivable agreement liability	—	(331)
Adjusted EBITDA	$(9,253)	$2,393
__________________
(1)During the year ended December 31, 2023, we recorded one-time severance charges of approximately $0.3 million and a charge in the amount of $8.8 million for payments made in 2024 to a few publishers for which the related sell-side revenue for 2023 was short paid by a sell-side customer. See further discussion in Note 9 – Commitments and Contingencies in the Notes to Consolidated Financial Statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(5,000)	$(6,377)	$(15,136)	$(13,338)
Add back (deduct):
Interest expense	1,104	1,413	4,739	4,068
Amortization of intangible assets	488	488	1,465	1,465
Stock-based compensation	374	149	1,079	811
Depreciation and amortization of property, equipment and software	71	67	215	205
Expenses for Equity Reserve Facility	—	—	198	—
Income tax expense	—	6,606	—	6,132
Derecognition of tax receivable agreement liability	—	(5,201)	—	(5,201)
Adjusted EBITDA	$(2,963)	$(2,855)	$(7,440)	$(5,858)
In addition to operating income and net income, we use Adjusted EBITDA as a measure of operational efficiency. We believe that this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as depreciation and amortization, interest expense, provision for income taxes, stock-based compensation, derecognition and revaluation of tax receivable agreement liability and certain one-time items such as acquisition transaction costs, losses from early termination of credit agreements and costs for the Equity Reserve Facility that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and

•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Our use of this non-GAAP financial measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP.
Critical Accounting Estimates and Related Policies
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The Company bases its estimates on past experiences, market conditions, and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company uses estimates to determine many reported amounts, including but not limited to gross vs net assessment in revenue recognition, recoverability of goodwill and long-lived assets, useful lives used in amortization of intangibles, income taxes and valuation allowances, stock-based compensation and fair values of assets and liabilities acquired in business combinations as well as preferred stock issued.
Revenue recognition
The Company recognizes revenue using the following five steps: 1) identification of a contract with a customer; 2) identification of the performance obligation(s) in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligation(s) in the contract; and 5) recognition of revenue when, or as, the performance obligation(s) are satisfied. The Company’s revenues are derived primarily from two sources: sell-side advertising and buy-side advertising. Thus, the Company disaggregates the revenue earned into these two segments. For additional segment disclosures, refer to Note 7 — Segment Information of our consolidated financial statements. The Company maintains agreements with its customers in the form of written service agreements, which set out the terms of the relationship, including payment terms (typically 30 to 90 days).
For the sell-side advertising segment, the Company generates revenue by selling advertising inventory (digital ad units) that the Company purchases from publishers to advertisers through a process of monetizing ad impressions on the Company’s proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. For the buy-side advertising segment, the Company generates revenue from customers that enter into agreements with the Company to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features.
In connection with the Company’s analysis of principal-versus-agent considerations, the Company has evaluated the specified goods or services and considered whether the Company controls the goods or services before they are provided to the customer, including the three indicators of control. Based upon this analysis and the Company’s specific facts and circumstances, the Company concluded that it is a principal for the goods or services sold through both the Company’s sell-side advertising segment and buy-side segment because the Company controls the specified good or service before it is transferred to the customer and the Company is the primary obligor in the agreement with customers. Therefore, the Company reports revenue on a gross basis inclusive of all supplier costs and pays suppliers for the cost of digital media, advertising inventory, data and any add-on services or features.
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising segment, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing while, in our buy-side segment, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity.

Sell-side advertising
The Company partners with publishers to sell advertising inventory to the Company’s Colossus Media-curated clients and the open markets (collectively referred to as “buyers”) seeking to access the general market as well as unique multi-cultural audiences. The Company generates revenue from the delivery of targeted digital media solutions, enabling advertisers to connect intelligently with their audiences across online display, video, social and mobile mediums using its proprietary programmatic SSP. The Company refers to its publishers, app developers, and channel partners collectively as its “publishers”. The Company’s platform allows the Company to sell, in real time, ad impressions from publishers to buyers and provides automated inventory management and monetization tools to publishers across various device types and digital ad formats. The Company recognizes revenue at a point in time when an ad is delivered or displayed in response to a winning bid request from ad buyers.
Buy-side advertising
The Company purchases media based on the budget established by its customers with a focus on leveraging data services, customer branding, real-time market analysis and micro-location advertising. The Company offers its services on a fully managed basis, which is recognized over time using the output method when the performance obligation is fulfilled. An “impression” is delivered when an advertisement appears on pages viewed by users. The performance obligation is satisfied over time as the volume of impressions are delivered up to the contractual maximum. Many customers run several different campaigns throughout the year to capitalize on different seasons, special events and other happenings at their respective regions and localities. The Company provides digital advertising and media buying capabilities with a focus on generating measurable digital and financial life for its customers.
Revenue arrangements are evidenced by a fully executed insertion order (“IO”) and/or a master service agreement (“MSA”) covering a combination of marketing tactics. Generally, IOs specify the number and type of advertising impressions to be delivered over a specified time at an agreed upon price and performance objectives for an ad campaign. Performance objectives are generally a measure of targeting, as defined by the parties in advance, such as number of ads displayed, consumer clicks on ads or consumer actions (which may include qualified leads, registrations, downloads, inquiries or purchases). These payment models are commonly referred to as CPM (cost per impression), CPC (cost per click) and CPA (cost per action). The majority of the Company’s contracts are flat-rate, fee-based contracts.
Cash payments received prior to the Company’s delivery of its services are recorded to deferred revenue until the performance obligation is satisfied. The Company recorded deferred revenue (contract liabilities) to account for billings in excess of revenue recognized, primarily related to contractual minimums billed in advance and customer prepayment, of $0.5 million and $0.4 million as of December 31, 2024 and 2023, respectively. Revenue recognized during 2024 and 2023 from amounts included within the deferred revenue balances at the beginning of each respective period amounted to $0.4 million and $0.5 million, respectively.
Accounting Standards Codification (“ASC”) 606 provides various optional practical expedients. The Company elected the use of the practical expedient relating to the disclosure of remaining performance obligations within a contract and will not disclose remaining performance obligations for contracts with an original expected duration of one year or less.
Goodwill
Goodwill is attributable to entry into new markets not previously accessible and generation of future growth opportunities. The Company expects to deduct goodwill for tax purposes in future years. Goodwill is assessed for impairment at least annually (as of December 31) starting with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in our management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative goodwill impairment analysis is performed. Depending upon the results of the quantitative measurement, the recorded goodwill may be written down and an impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. Goodwill is reviewed annually and tested for impairment upon the occurrence of a triggering event. The carrying value of the Company’s sell-side reporting unit was negative as of December 31, 2024, and therefore the Company performed a qualitative goodwill impairment assessment and determined it was more likely than not that the fair value of the sell-side reporting unit exceeded the carrying value. The Company also performed a qualitative goodwill impairment assessment on the buy-side reporting unit. The Company determined that there was no impairment of goodwill during the years ended December 31, 2024 and 2023.
Intangible assets, net
Intangible assets consist of customer relationships, trademarks and non-compete agreements. Intangible assets are recorded at fair value at the time of their acquisition and are stated within the consolidated balance sheets net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives and recorded as amortization expense within general and administrative expenses in the consolidated statements of operations. The Company’s intangible assets are being amortized over their estimated useful lives, using the straight-line method with non-compete agreements over 5 years and other intangibles over 10 years.
Impairment of long-lived assets
The Company evaluates the recoverability of long-lived assets, including property, equipment and software costs and intangible assets if facts or circumstances indicate that any of those assets might be impaired. ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows to determine if a write-down to fair value is necessary. No impairment loss was recognized during the years ended December 31, 2024 and 2023.
Stock-based compensation
Stock-based compensation cost for options and restricted stock units (“RSU”) awarded to employees and directors is measured at the grant date based on the calculated fair value of the award and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant). Contingently issued awards with a requisite service period that precedes the grant date are measured and recognized at the start of the requisite service period and remeasured each reporting period until the grant date.
The Company estimates the fair value of RSU’s based on the closing price of the Company’s common stock on the date of the grant. The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the fair value of the Company’s common stock, as well as assumptions regarding the expected common stock price volatility over the term of the stock options, the expected term of the stock options, risk-free interest rates and the expected dividend yield. Given the Company’s short history as a public company, the expected volatility is determined based on the trading history of several unrelated public companies within the industry that the Company considers to be comparable and the expected term is determined based on a combination of terms of the stock options and peer data. The risk-free interest rate is derived using the U.S. Treasury yield curve in effect at date of grant. Other assumptions are based on historical experience and activity. The Company considers an estimated forfeiture rate for stock options based on historical experience and the anticipated forfeiture rates during the future contract life.
Income taxes
In February 2022, concurrent with its organizational transactions, the Company entered into a tax receivable agreement (“Tax Receivable Agreement” or “TRA”) with DDH LLC and Direct Digital Management, LLC (“DDM”). The TRA provides for certain income (loss) allocations between the Company and DDH LLC under the agreement. DDH LLC is a limited liability company, is treated as a partnership for federal income tax purposes and generally is not subject to any entity-level U.S. federal income tax and certain state and local income taxes. Any taxable income or loss generated by the Company is allocated to holders of LLC units (“LLC Units”) in accordance with the Second Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), and

distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income or loss under the LLC Agreement. Pursuant to the Company’s election under Section 754 of the Internal Revenue Code (the “Code”), the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC Units are redeemed or exchanged by the members of DDH, LLC. The Company made an election under Section 754 of the Code for each taxable year in which a redemption or exchange of LLC interest occurred.
Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The establishment of a valuation allowance requires significant judgment and is impacted by various estimates. Both positive and negative evidence, as well as the objectivity and verifiability of that evidence, is considered in determining the appropriateness of recording a valuation allowance on deferred tax assets.
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements for accounting pronouncements recently adopted and accounting pronouncements not yet adopted.

BUSINESS
Company Overview
We are an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies and middle market businesses deliver successful marketing results that drive return on investment (“ROI”) across both the sell- and buy-side of the digital advertising ecosystem. Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021, is the holding company for DDH LLC, the business formed by our founders in 2018 through the acquisitions of Colossus Media and Huddled Masses. Colossus Media operates our proprietary sell-side programmatic platform operating under the trademarked banner of Colossus SSP™. In September 2020, DDH LLC acquired Orange 142, LLC (“Orange 142”) to further bolster its overall programmatic buy-side advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, we completed our initial public offering and certain organizational transactions which resulted in our current structure. In October 2024, we announced the unification of our buy-side businesses, Orange 142 and Huddled Masses.
Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes a programmatic advertising platform that automates the sale of ad inventory between advertisers and marketers leveraging proprietary technology. Our platform offers extensive reach across a wide array of media partners to help Fortune 500 brands, media holding companies, independent agencies or emerging businesses reach highly sought after audiences, curated creators and helps publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV (“CTV”). Our platform offers top performing advertising inventory and creator content that aligns with Fortune 500 brands, media holding companies and mid-market agencies focusing on key growth audiences.
Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple leading demand side platforms (“DSPs”), across multiple industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native including programmatic, search, social, influencer marketing and audio advertisements that are delivered both at scale and on a highly targeted basis.
Programmatic Marketplace Transaction
The Sell-Side
On the sell-side of the digital supply chain, the supply side platform (“SSP”) is an ad technology platform used by advertisers, agencies, DSPs and publishers. Advertisers, agencies and DSPs utilize the SSP to access publishers and markets that they might not be able to access directly or through larger DSPs and ad exchangers. Publishers utilize the SSP to sell, manage and optimize the ad inventory on their websites in an automated and effective way. The SSPs help the publishers monetize the display ads, video ads, and native ads on their websites and mobile apps. The SSPs have enhanced their functionalities over the years and have included ad exchange mechanisms to efficiently manage their ad inventory. Also, SSPs allow the publishers to connect to DSPs directly instead of connecting through ad exchanges. The SSP allows publishers’ inventory to be opened up and made available to advertisers they may not be able to directly connect with. SSPs sell ad inventories in many ways - for example, directly to ad networks, via direct deals with DSPs, and most commonly via real-time bidding (“RTB”) auctions. The publisher makes its ad inventory available on an SSP and the SSP invites advertisers to bid based on the user’s data received. Each time the publisher’s web page loads, an ad request is sent to multiple demand sources which can include ad exchanges as well as DSPs directly from the SSP. In the case of RTB media buys, many DSPs place bids for the impressions being offered by the publisher during the auction. The advertiser that bids a higher amount compared to other advertisers will win the bid in the form of an auction.

The Sell-Side Platform: Colossus SSP
Colossus Media, which has been in operation since 2017, owns and operates our proprietary sell-side programmatic platform operating under the trademarked banner of Colossus SSP™. The Company’s platform allows the Company to sell, in real time, ad impressions from publishers to buyers and provides automated inventory management and monetization tools to publishers across various device types and digital ad formats. In 2024, our platform processed over 212 billion average monthly impressions and served approximately 168,000 buyers. Each impression or transaction occurs in a fraction of a second. Given that most transactions take place in an auction/bidding format, we continue to make investments across the platform to further reduce the processing time. In addition to the robust infrastructure supporting our platform, it is also critical that we align with key industry partners in the digital supply chain.
Colossus SSP is agnostic to any specific DSP. We continually add new DSP partners especially where we believe the DSP might offer a unique advertising base seeking to target both our growth and general market audiences at scale. This business began as a trading desk supporting advertisers’ desires to reach growth audiences and we have evolved into a preeminent ad tech platform to support reaching all audiences at scale. We partner with publishers that range from small to large in scale spanning from those with multi-million viewers daily to those who curate a small niche and loyal viewership.
Colossus SSP partners with publishers to sell advertising inventory to our Colossus SSP-curated clients and the open markets (collectively referred to as “buyers”) seeking to access the general market as well as unique multi-cultural audiences. Buyers may include small and mid-sized buyers as well as larger, Fortune 500 industry leading brands and multinational or regional agencies, along with intermediaries that sit between Colossus SSP and the end buyers.
Our proprietary Colossus SSP platform was custom developed with a view towards the specific challenges facing small and mid-sized publishers with the belief that smaller publishers often offer a more engaged, highly-valued, unique following but experience technological and budgetary constraints on the path to monetization. Our business strategy on the sell-side also presents significant growth potential, as we believe we are well positioned to provide advertisers of all sizes with extensive market reach connecting partners with curated creators and audiences, optimizing the entire media chain to drive better results for clients. We believe that our technology curates unique, highly optimized audiences informed by data analytics, artificial intelligence and algorithmic machine-learning technology, resulting in increased campaign performance.
The Buy-Side
On the buy-side of the digital supply chain, digital advertising is the practice of delivering promotional content to users through various online and digital channels and leveraging multiple channels, platforms such as social media, email, search engines, mobile applications and websites to display advertisements and messages to audiences. Traditional (non-digital) advertising follows the “spray and pray” approach to reach out to the public, but the ROI is mostly unpredictable. On the other hand, digital advertising is heavily data-driven and can give real-time details of advertising campaigns and outcomes across an omni channel approach. The availability of user data and rich targeting capabilities makes digital advertising an effective and important tool for businesses to connect with their audiences.
We have aligned our business strategy to capitalize on significant growth opportunities due to fundamental market shifts and industry inefficiencies in serving the small and medium sized middle market companies that are the backbone of America. Several trends, happening in parallel, continue to revolutionize the way that advertising is purchased and sold. Specifically, the rise of the internet has led to a wholesale change in the way that media is consumed and monetized, as ads can be digitally delivered on a 1-to-1 basis. In traditional methods of advertising, such as broadcast TV, ads can target a specific network, program, or geography, but not a single household or individual as digital and OTT/CTV ads can. Additionally, we expect that the continued destabilization, including any potential phase out of digital “cookies” in the future, will (i) create more opportunities for technology companies that provide next-generation CTV and digital solutions, (ii) potentially minimize performance disruption for advertisers and agencies and (iii) potentially drive more small-to-mid sized businesses to pursue digital advertising goals through buy-side businesses like ours rather than on their own.
The Buy-Side Business: Orange 142
The buy-side segment is now operated through Orange 142, which has been in operation since 2013. The buy-side segment allows us to facilitate the procurement of digital advertising inventory (ad space) on behalf of our clients, as well as offer a comprehensive suite of end-to-end media solutions and technology services. We specialize in tailoring strategies that enhance visibility, engage target audiences, and drive quantifiable Key Performance Indicators (“KPIs”) and tangible business outcomes.
The landscape of advertising is rapidly evolving, with digital channels gaining prominence over traditional advertising placements. Our buy-side business utilizes cutting-edge technology for first-party data management, media procurement, campaign execution, and analytics. This technological foundation empowers our clients to achieve enhanced ROI across a diverse range of digital media channels. We interface with prominent programmatic DSPs, social media networks, and search engines, granting us the ability to harness customer insights across multiple channels. This cross-channel approach optimizes campaign performance and ROI for our clients. By adopting a platform-agnostic stance, our buy-side division offers extensive market access, enabling clients to purchase advertisements seamlessly across various mediums such as desktop, mobile, connected TV, streaming audio, social media, and digital billboards.
A distinctive feature of our offering is its visibility across inventory, facilitating the creation of customized audience segments at scale. Based on client objectives and selected advertising channels, our buy-side business offers forecasting and in-depth market insights. These tools empower our clients to enhance their Return on Advertising Spend (“ROAS”) across channels. Our buy-side segment primarily caters to small-to-mid-sized businesses, empowering them to leverage advanced advertising technology for targeted engagement. Our technology allows for direct, one-on-one interactions with potential customers, tailored to local and regional markets, media devices, and footprints. By leveraging data analytics, we assess potential buyers’ decision-making processes and optimize campaign strategies accordingly.
We understand that small and mid-sized businesses often operate within constrained marketing budgets and localized footprints. Our objective is to deliver precise, ROI-focused advertising solutions that offer measurable campaign success. We serve the needs of about 230 small-to-mid-sized clients through our buy-side segment. Our buy-side leverages leading DSPs and advertising channels. This collaboration empowers us to drive increased advertising ROI and reduce customer acquisition costs for our clients. Through effective marketing strategies tailored to local markets, we aim to level the playing field for our buy-side customers, allowing them to compete effectively with larger advertisers. We believe our competitive advantage lies in our data-driven technology, enabling us to offer front-end, buy-side planning for small-to-mid-sized clients. Coupled with our access to multiple DSPs and advertising channels, we strive to deliver superior ROI.
Throughout this discussion, we use the terms “client” and “customer” interchangeably to refer to the businesses we serve.
Our Industry and Trends
There are several key industry trends that continue to revolutionize the way that advertising is purchased and sold. We believe that we are well positioned to take advantage of the rapidly evolving industry trends in digital marketing and shifts in consumer behavior, including:
Shift to Digital Advertising. Media has increasingly become more digital as a result of three key ongoing developments:
•Advances in technology with more sophisticated digital content delivery across multiple platforms;
•Changes in consumer behavior, including spending longer portions of the day using mobile and other devices; and

•Better audience segmentation with more efficient targeting and measurable results.
The resulting shift has enabled a variety of options for advertisers to efficiently target and measure their advertising campaigns across nearly every media channel and device. These efforts have been led by big-budgeted, large, multi-national corporations incentivized to cast a broad advertising net to support national brands.
Shift from Linear Broadcast to OTT/CTV. According to Emarketer as of October 2023, combined Linear TV and CTV ad spend will grow every year through the end of 2027, when it will reach nearly $100 billion. CTV will account for all of the growth, with spend expecting to increase by $5.5 billion year over year to $42.4 billion by end of 2027.
The increase in video streaming has led to online sources becoming the default for TV viewing for a majority of TV viewers with broadband at home. Consumers increasingly want the flexibility and freedom to consume content on their own terms resulting in access to premium content at lower prices and with fewer interruptions. Advertisers are recognizing these trends and reallocating their ad budgets accordingly to those companies that can access audiences through a variety of existing and new channels.
Increased Adoption of Digital Advertising by Small and Mid-Sized Companies. Only recently have small and mid-sized businesses begun to leverage the power of digital media in meaningful ways, as emerging technologies have enabled advertising across multiple channels in a highly localized nature. Campaign efficiencies yielding measurable results and higher advertising ROI, as well as the needs necessitated by the global economic and supply chain challenges, have prompted these companies to begin utilizing digital advertising on an accelerated pace. We believe this market is rapidly expanding, and that small to-mid-sized advertisers will continue to increase their digital spend.
Local Ad Buying Becoming More Programmatic. Programmatic advertising enables advertisers to precisely target local audiences and increasingly an “audience of one.” Large amounts of inventory have been consolidated, allowing local advertisers to then be more selective about where, when and to whom they show their ads. The technology behind programmatic advertising, such as geotargeting, IP address identification, 1-3-5 radius store location advertising, has provided the opportunity for targeted local advertising to smaller advertisers, which technologies in the past have been more easily available to larger national advertisers. We believe being able to go into a programmatic platform and target the same audience across all digital inventory is a major competitive advantage. Additionally, we also believe that the ability to customize audiences to the needs of local providers is a significant benefit for local advertisers since they are able to deviate from the broad audience segments defined by national advertisers. Higher customer engagement translates into higher retention and extended customer lifecycle representing the opportunity to sell and upsell customers. We believe the local advertising market remains in the early stages of understanding and leveraging these capabilities.
Potential Death of Cookies Could Destabilize Small-to-Mid-Size Business Ad Market. As the advertising industry faces a potential phase out of third-party cookies, small-to-mid-sized businesses are starting to face greater challenges in the adoption and transition to digital. While first-party data driven by first-party cookies will still have broad-based advertising support, more robust advertising efforts could experience some level of performance degradation. Specifically, the inability to tie ad impressions to an identity could add to the list of challenges already being faced by small-to-mid-sized businesses. However, we expect that any destabilization will create significant opportunities for next-generation technology companies, including us, that can provide media buying solutions and minimize performance disruption for advertisers and agencies.
Our Customers
On the sell-side of our business, our customers (or buyers) include DSPs, agencies and individual advertisers. We have broad exposure to the ecosystem of buyers, reaching on average approximately 168,000 advertisers per month in 2024 compared to approximately 115,000 in 2023. As spending on programmatic advertising increasingly becomes a larger share of the overall ad spend, advertisers and agencies are seeking greater control of their digital advertising supply chains. To take advantage of this industry shift, we have entered into Supply Path Optimization (“SPO”) agreements directly with customers which address acceptable advertisements and data usage. As part of these agreements, we provide advertisers and agencies with benefits ranging from custom data and workflow integrations, product features, volume-based business terms, and visibility into campaign performance data and methodology. As a result of these direct relationships, our existing advertisers and agencies are incentivized to allocate an increasing percentage of their advertising budgets to our platform.
On the buy-side of our business, our customers consist of purchasers of digital advertising inventory (ad space). We serve the needs of about 230 small and mid-sized clients, consisting of advertising buyers, including small and mid-sized companies, large advertising holding companies (which may manage several agencies), independent advertising agencies and mid-market advertising service organizations. Many advertising agencies and advertising holding companies have a decision-making function that is generally highly decentralized, such that purchasing decisions are made, and relationships with advertisers are located, at the agency, local branch or division level. We serve a variety of customers across multiple industries including travel/tourism (including destination marketing organizations or “DMOs”), education, energy, consumer packaged goods, healthcare, financial services and other industries.
Our Competitive Strengths
We believe the following attributes and capabilities form our core strengths and provide us with competitive advantages:
•Humanizing technology through personalized programmatic advertising. We prioritize personal relationships, ensuring each client receives dedicated support and tailored programmatic solutions regardless of company size. Combining cutting-edge technology with a people-first approach makes programmatic advertising more accessible, transparent, and results-driven. Our high-touch service model ensures clients feel valued, supported, and empowered to succeed in the evolving digital landscape. Marketing may be highly automated, but people are at the heart of every transaction - from marketers expressing their brand promises, publishers safeguarding their user experience, and ultimately, the consumer, who will make decisions based on the ads seen. We take a hands-on approach, ensuring that every campaign is thoughtfully designed and supported by real and highly experienced people who care about our client’s success. Our unique perspective across the buy-side and sell-side allows us to offer comprehensive, tailored solutions that address the full spectrum of programmatic needs - we know what campaign success looks like for both the advertiser and publisher.
•End-to-End, Technology-Driven Solution Focused on Providing Higher Value to Underserved Markets. Our small and mid-sized client base is seeking high ROI, low customer acquisition costs and measurable results that grow their topline. Because we focus exclusively on the first and last miles of media delivery, we engage clients at the front-end of the digital supply chain with the first dollar of spend, in many cases prior to agency involvement, and drive data-driven results across the digital advertising ecosystem to optimize ROI. We offer an end-to-end solution that enables us to set and carry-out the digital campaign strategy of our clients in full, in a more efficient and less expensive manner than some of our competitors. Small and mid-sized companies are looking for partners that can drive results across the entire digital supply chain. On the Colossus SSP, we offer a wide range of publishers an opportunity to maximize advertising revenue driven by technology-enabled targeted advertising to reach all audiences. We believe our technology’s ability to tailor our efforts to our client-specific needs and inform those efforts with data and algorithmic learnings is a long-term advantage to serving this end of the market.
•Comprehensive Processes Enhance Ad Inventory Quality and Reduce Invalid Traffic (“IVT”). We operate what we believe to be one of the most comprehensive processes in the digital advertising ecosystem to enhance ad inventory quality. In the advertising industry, inventory quality is assessed in terms of IVT, which can be impacted by fraud such as “fake eyeballs” generated by automated technologies set up to artificially inflate impression counts. Through our platform design and proactive IVT mitigation efforts, including our accredited verification partners, we address IVT on a number of fronts, including sophisticated technology which detects and avoids IVT on the front end and back end, direct publisher and inventory relationships for supply path optimization and ongoing campaign and inventory performance reviews to ensure inventory quality and brand protection controls are in place.

•Curated Data-Driven Sell-Side Platform to Support Customers. The Colossus SSP enables us to gather data to build and develop unique product offerings for our clients. The SSP works with strategic data partners to allow for audience curation. The ability to curate our supply allows us to serve a broad range of clients with challenging and unique advertising needs and optimize campaign performance in a way that our siloed competitors are unable to do. This model, together with our infrastructure solutions and ability to quickly access excess server capacity, helps us scale up efficiently and allows us to grow our business at a faster pace than a pure buy-side solution would.
•High Client Retention Rate and Cross Selling Opportunities. During 2024, we had approximately 168,000 buyers on the sell-side and about 230 clients on the buy-side. They understand the independent nature of our platform and relentless focus on driving ROI-based results. Our value proposition is complete alignment across our entire digital supply platform beginning with the first dollar in and last dollar out. We are technology and media agnostic, and our clients trust us to provide the best opportunity for success of their brands and businesses. As a result, our clients have been loyal, with approximately 80% client retention amongst the clients that represent approximately 80% of our revenues for 2024. In addition, we cultivate client relationships through our pipeline of managed and moderate serve clients that conduct campaigns through our platform. The managed services delivery model allows us to combine our technology with a highly personalized offering to strategically design and manage advertising campaigns.
•Growing and Profitable Business Model. In 2022 and 2023, we grew our revenue steadily and increased our gross profit, which we believe demonstrates the power of our technology platform, the strength of our client relationships and the leverage inherent to our business model. For the years ended December 31, 2023 and 2022, our revenue was $157.1 million and $89.4 million, respectively. For the years ended December 31, 2023 and 2022, our gross profit was $37.6 million and $29.3 million, respectively. For 2024, our revenue and gross profit were $62.3 million and $17.4 million, respectively. The decrease in revenue and gross profit in 2024 compared to the prior year was primarily caused by one of the Company’s sell-side customers pausing its connection to the Company during the second quarter of 2024 while it investigated allegations made against the Company in a defamatory article / blog post which the Company believes was part of a coordinated misinformation campaign. This customer reconnected the Company on May 22, 2024 and sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024, which affected the entirety of the quarters ended September 30, 2024 and December 31, 2024. We believe that this incident, and its impact on our results of operations during 2024, is not reflective of the strength of our underlying business model.
•Solutions for the Potential Destabilization of Advertising. As the advertising industry faces a potential phase out of third-party cookies in the future, we have begun integrating identity resolution solutions in order to provide our clients with accurate, targeted advertising without cookies. We will be investing in artificial intelligence and machine learning technology to further build out our data graph from first-party and third-party data sources and will facilitate matches and relations between the disparate sets of data.
•Experienced Management Team. Our management team, led by our two founders, has significant experience in the digital advertising industry and with identifying and integrating acquired businesses. Specifically, our two founders, Chairman and Chief Executive Officer Mark Walker and President Keith Smith, have over 45 years of combined experience. The team has led digital marketing efforts for both large and small companies with unique experience leading these companies through the challenges of transitioning platforms into the programmatic advertising space. Our Chief Technology Officer, Anu Pillai, is experienced in developing digital platforms on both the sell-side and buy-side, ranging from consumer-packaged goods (“CPG”) companies focused on e-commerce to publishers seeking to monetize their ad inventory. Our Chief Financial Officer, Diana Diaz, a former audit senior manager at Deloitte & Touche LLP, has significant experience working as CFO of a high growth microcap public company for more than ten years as well as other CFO and leadership roles at public and nonpublic companies. Our Chief Growth Officer, Maria Lowrey, was named a top 100 Leader in Energy and has over 20 years of senior level leadership experience working across publicly traded companies leading customer acquisition sales channels, scaling sales channels, and forging relationships that deliver material growth through business-to-business (“B2B”) or business-to-business-to-consumer (“B2B2C”) strategic partnerships.

•Industry Recognition. We have been designated as a top minority owned business and National Minority Supplier Diversity Council (“NMSDC”) certified to work with top Fortune 500 companies, brands and agencies to help them achieve their strategic goals by working with our media and advertising platform.
Environmental
Our platform requires significant amounts of information to be stored across multiple servers and we anticipate those amounts to increase significantly as we grow. We are committed to ensuring that we incorporate environmental excellence in our business mindset. Energy use, recycling practices and resource conservation are a few of the factors we take into consideration in building our technological infrastructure, selecting IT partners, and utilizing key suppliers. In the first half of 2023, we transitioned our server platform to HPE Greenlake, which is centered on environmentally friendly operations and marketed as “Greenlake-as-a-service,” through which we promote its energy conservation principles. We opted for HPE GreenLake’s as-a-service model because it represents a shift towards supplier responsibility for the elimination of wasted infrastructure and processing capacity. Our needs are metered and monitored, providing insights that can lead to significant resource and energy efficiencies by avoiding overprovisioning and optimizing the IT refresh cycle. This enables us to bring existing equipment to the highest levels of utilization and to eliminate idling equipment that drains energy and resources, yielding both environmental and financial savings.
Our Growth Strategy
We have a multi-pronged growth strategy designed to continue to build upon the momentum we have generated so far in order to create opportunities. Our key growth strategies include our plans to:
•Continue to expand our highly productive “on the ground” sell-side and buy-side sales teams throughout the United States, with a particular focus on markets where we believe our client base is underserved.
•Utilize management’s experience to identify and close additional acquisition opportunities to accelerate expansion into new industry verticals, grow market share and enhance platform innovation capabilities to create new sales channels.
•Leverage our end-to-end product offering as a differentiating factor to win new business and cross-sell to existing clients.
•Aggressively grow our curated audience offerings to ensure we are helping our Fortune 500 brands, media holding companies, independent agencies or mid-market businesses reach the consumers most important to them through the multiple channels they are engaging with, including high growth content formats such as OTT/CTV in-app and Digital Out of Home (“DOOH”).
•Continue to innovate and develop our audience curation and data targeting capabilities to inform decision-making and optimize client campaigns.
•Invest in further optimization of our infrastructure and technology solutions to maximize revenue and operating efficiencies.
Revenues
We generate revenues through a broad range of offerings. On the sell-side of our business, through our proprietary Colossus SSP, we generate revenues by selling advertising inventory (digital ad units) that we purchase from publishers to advertisers through a process of monetizing ad impressions on our proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. The platform enables programmatic media buyers to buy ad inventory from our host of publishers and content creators aggregated to provide access to buyers at scale. Advertisers and agencies often have a large portfolio of brands requiring a variety of campaign types and support for a wide array of inventory formats and devices, including OTT/CTV, video and display, in-app, native and audio. Our omni-channel proprietary technology platform is designed to maximize these various advertising channels, which we believe is a further driver of efficiency for our buyers. The platform is comprised of publishers across multiple channels including OTT/CTV, display, native, in-app, online video (“OLV”), audio and

DOOH. In 2024, we processed approximately 212 billion average monthly impressions across many unique audiences including multicultural growth audiences at scale with 59 billion, or 28%, of those impressions from growing multicultural-focused audiences. We provide our publishers with access to a host of media buyers on a daily basis. Our publishers, through our platform, had access to approximately 168,000 buyers of ad inventory over 2024. We have a sales team working on behalf of our publishers to enlist more ad buyers across all media channels to generate more revenue for our publishers. The Colossus SSP continues to expand its capabilities to give our content providers more avenues to distribute ad inventory such as through OTT/CTV, digital audio, DOOH, and other channels and inform our publishers to enhance their ad selling needs by distributing content in various forms to meet the rising demands of the ad buying community.
On the buy-side of our business, we generate revenue from customers that enter into agreements with us to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features. Our team of savvy digital strategists, skilled software developers, experienced ad buyers or traders, expert technicians and data analysts drives the execution of advertising strategies across an array of digital channels including programmatic advertising, social, paid search, mobile, native, email, video advertising, OTT/CTV, audio, DOOH and more. In the world’s constantly shifting and expanding digital landscape, where it is easy for “set it and leave it” mentalities and impersonal algorithms to steer digital advertising campaigns, our data-driven approach enables customized ROI-focused outcomes for our clients. We have a wide variety of small and mid-sized companies representing numerous industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, and consumer goods and services. We are typically engaged on an “insertion order” or master services agreement, with the typical engagement driven by the campaign goals of the client. For our mid-sized clients, we typically engage on a long-term contractual basis ranging from one to five years, while our smaller clients tend to engage on a shorter duration of less than one year despite the fact that many of our smaller clients have been long-term clients well in excess of one year.
Marketing, Sales and Distribution
Our sales organization focuses on marketing our technology solution to increase the adoption of our products by existing and new sellers and buyers. We market our products and services to sellers and buyers through our national sales team that operates from various locations across the United States. This team leverages market knowledge and expertise to demonstrate the benefits of data driven advertising solutions across a range of platforms, including programmatic, search, social, CTV and influencer marketing and how we can drive better performance and results for our clients. We are focused on expanding our national sales presence primarily by growing our sales personnel presence in certain states and regions around the country in which we currently operate and/or are seeking to establish a presence. We typically seek to add experienced sales personnel with an established track record and/or verifiable book of business and client relationships.
For Colossus SSP, our professional services team manages each new DSP or publisher/seller integration while the buyer team focuses on the unique challenges and issues arising with our inventory buys. For the buy-side platform, our sales team has three fundamental components: (1) a consulting services team that advises clients on a more enterprise level in the design and implementation of a digital media strategy or necessary technology marketing stack to ensure their media dollars are optimized to the fullest potential; (2) a professional sales team with each salesperson working with clients to provide customized digital media plans based on the client’s ROI goals and budgets; and (3) our client services team that works closely with clients to manage and/or support campaigns.
Our marketing initiatives are focused on managing our brand, increasing market awareness and driving advertising spend to our platform. We often present at industry conferences, create custom events and invest in public relations. In addition, our marketing team advertises online and in other forms of media, creates case studies, sponsors research, writes whitepapers, publishes marketing collateral, generates blog posts and undertakes client research studies.

Competition
Sell-Side Competition
On the sell-side of the digital advertising industry, competition is robust but more limited in that there were fewer than 80 SSPs in operation during 2024 including Pubmatic, Magnite and Acuity Ads. We continue to refine our offering so that it remains competitive in scope, ease of use, scalability, speed, data access, price, inventory quality, brand security, customer service, identity protection and other technological features that help sellers monetize their inventory and buyers increase the return on their advertising investment. While our industry is evolving rapidly and becoming increasingly competitive, we believe that our solution enables us to compete favorably on these factors. We achieve this by ensuring that we have the right integrations and implementations in place. Our traffic verification partner is directly integrated within our exchange to ensure inventory quality on a real-time basis. We partner with an accredited Media Rating Council vendor to provide an added layer of security through sophisticated IVT detection and filtration. We believe that our verification with the Trustworthy Accountability Group indicates our status as a trusted player in the digital advertising ecosystem. Through our direct integration with The Media Trust’s Creative Quality Assurance (QA) product, we detect and eliminate the serving of malicious ads in real time, and by transacting on a universal cookie ID, consumers are served more relevant ads, advertisers reach more valuable users and publishers can match their audience data. In the end, we believe these factors enable our sales team to promote the advantages of our platform and drive greater adoption of Colossus SSP.
Buy-Side Competition
The buy-side digital advertising industry is a very competitive, fast-paced industry with ongoing technological changes, new market entrants and behavioral changes in content consumption. Over time, digital advertising expenditure has predominantly flowed through a select group of major corporations, notably Google, Meta, and Amazon, all of which maintain their advertising inventory. These entities represent formidable competition as we compete for digital advertising inventory and market demand.
Despite the dominance of large companies, there is still a large addressable market that is highly fragmented and includes many providers of transaction services with which we compete. There has been rapid evolution and consolidation in the advertising technology industry, and we expect these trends to continue, thereby increasing the capabilities and competitive posture of larger companies, particularly those that are already dominant in various ways, and enabling new or stronger competitors to emerge.
Seasonality in Our Business
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising segment, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. Historically, for our buy-side advertising segment, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity. We expect our revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole.
Human Capital Resources
As of December 31, 2024, we had 79 employees, the majority of whom are full-time employees. None of our employees are currently covered by a collective bargaining agreement. We have not experienced any labor-related work stoppages and believe our relations with our employees are good. Respect for human rights and a commitment to ethical business conduct are fundamental to our business model. In addition, we measure employee engagement on an ongoing basis, as we believe an engaged workforce leads to a more innovative, productive and profitable company. We obtain feedback from our employees to implement programs and processes designed to keep our employees connected with the Company.

Intellectual Property
The protection of our technology and intellectual property is an important component of our success. We rely on intellectual property laws, including trade secret, copyright and trademark laws in the U.S. and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property.
We own intellectual property related to our owned sites. We acquired the license to our proprietary Colossus SSP platform in 2022 from our third-party developer. As of December 31, 2024, we owned four websites and URLs in varying stages of development to support our marketers advertising efforts. We also hold seven U.S. registered trademarks.
Available Information
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our filings are available to you on the internet website maintained by the SEC at www.sec.gov. We also maintain an internet website at www.directdigitalholdings.com. We make available, free of charge, on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, proxy statements, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our website also includes announcements of investor conferences and events, information on our business strategies and results, corporate governance information, and other news and announcements that investors might find useful or interesting. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or any other report we file with or furnish to the SEC.

MANAGEMENT
Executive Officers and Directors
Our current executive officers and directors are as follows:

Name	Age	Position
Executive Officers:
Mark D. Walker	50	Chairman of the Board of Directors and Chief Executive Officer
Keith W. Smith	57	President and Director
Diana P. Diaz	62	Chief Financial Officer
Anu Pillai	55	Chief Technology Officer
Maria Vilchez Lowrey	44	Chief Growth Officer
Non-Employee Directors:
Richard Cohen	74	Director
Antoinette R. Leatherberry	64	Director
Mistelle Locke	48	Director
Executive Officers
Mark D. Walker. Mr. Walker is a co-founder of the Company and became our Chairman and Chief Executive Officer on August 23, 2021 and, from 2018 until August 22, 2021, served in the role of Managing Partner of Direct Digital Holdings LLC, a subsidiary of the Company and our holding company prior to the completion of our initial public offering (“DDH LLC”). Prior to founding Direct Digital with Mr. Smith, Mr. Walker worked at CVG Group, LLC (“CVG Group”), a private equity firm, from October 2016 to May 2019 as the Chief Operating Officer responsible for the operations of the portfolio companies within CVG Group’s holdings. In this role, he was the Acting COO for Ebony Media Operations (“Ebony Media”), where he was responsible for initiating and overseeing the digital transformation of Ebony Media from a print publication to a digital-first organization. Prior to CVG Group and Ebony Media, he worked for the largest retail electricity provider within the United States, NRG Energy Inc. (NYSE: NRG), from 2005 to 2016, in positions of progressively increasing scope and responsibility. While at NRG Energy, he built multiple revenue streams through digital, retail and business development activities while increasing overall revenue to NRG Energy, where he represented approximately 40% of new revenue of NRG Energy Home division. Mr. Walker brings nearly 20 years of experience building relationships and revenue generating operations for Fortune 500 corporations, working in business development and marketing for Deloitte, and startup organizations. Throughout his career, Mr. Walker has sat on multiple advisory boards within the industry, such as Hitwise and Dentsu Aegis, and has written multiple articles and case studies that have been showcased in Jupiter Research and Search Engine Watch. We believe that Mr. Walker is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and a founder of the Company, as well as his other extensive executive experience. Mr. Walker holds a B.A. in Economics from The University of Texas and was a member of the board of directors of the University of Texas Alumni Association.
Keith W. Smith. Mr. Smith is a co-founder of the Company and became our President on August 23, 2021 and, from 2018 until August 22, 2021, served in the role of Managing Partner of DDH LLC. Prior to founding Direct Digital, Mr. Smith was a Managing Partner at Parkview Advisors, LLC, and President and CEO of Parkview Capital Credit, Inc., from November 2014 to April 2020, where he invested and managed more than $75 million with small and mid-sized businesses to provide acquisition and growth capital. Prior to Parkview, Mr. Smith served as Managing Director for a private equity-led, direct lending platform, Capital Point Partners, where he invested and managed more than $150 million in direct lending first lien, second lien and mezzanine investments, as well as complimentary minority equity investments. Prior to Capital Point Partners, he worked for Rabobank International (“RI”) from 2006 to 2009, where he was a Vice President and Portfolio Manager of more than $2 billion in direct lending and structured credit bank assets for one of the company’s special investment vehicles. He played a key role in originating new client transactions as well as managing a book of existing bank clients. Prior to RI, he was an

Associate Director in the Structured Finance Group of Standard & Poor’s from 2003 to 2006, where he analyzed and rated transactions across a broad spectrum of asset types. In addition to his investment banking background, Mr. Smith also has over six years of legal experience as an attorney and has served on the board of directors of numerous portfolio companies. We believe that Mr. Smith is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our President and a co-founder of the Company, as well as his other executive experience and financial, investment and management experience. Mr. Smith holds a B.A. in Economics from The University of Texas at Austin; a J.D. from Southern Methodist University; and an M.B.A. from The Olin School of Business at Washington University in St. Louis.
Diana P. Diaz. Ms. Diaz became our Chief Financial Officer in October 2023 after serving as the Company’s interim Chief Financial Officer since June 2023. Ms. Diaz joined the Company from Sharps Compliance Corp. (previously Nasdaq listed (SMED) until its acquisition), a leading national healthcare waste management provider to customers in multiple healthcare-related markets, specializing in regulated waste streams including medical, pharmaceutical and hazardous, where she served for a total of 13 years, including as Vice President and Chief Financial Officer from June 2010 to February 2022. Ms. Diaz’s prior positions include Chief Financial Officer of University General Hospital in Houston, Texas from September 2006 to May 2009, Controller at Memorial Hermann Healthcare System, Texas Medical Center from September 2002 to August 2006 and Controller of the wholesale group at Reliant Energy from July 1998 to May 2002. Ms. Diaz started her career at Deloitte & Touch LLP where she worked from July 1985 to June 1998, ending her tenure at that firm as Audit Senior Manager. Ms. Diaz received her BBA in Accounting from The University of Texas at Austin and her MBA from Rice University’s Jesse H. Jones Graduate School of Management.
Anu Pillai. Ms. Pillai became our Chief Technology Officer in March 2021. Ms. Pillai brings extensive experience in defining and executing new product development solutions as well as large enterprise IT implementations and has successfully led global projects with complete responsibility for cross-functional teams in program management, product design, software development, system architecture, cybersecurity, integration and implementation. Prior to serving at Digital Direct Holdings, Ms. Pillai held executive positions and led digital transformations at several companies, including BLK/OPL, a direct-to-consumer e-commerce cosmetic brand, from 2019 to 2021, where she served as SVP, Digital Technology & Ecommerce, and Ebony Media, publisher of the iconic EBONY magazine, from 2011 to 2019, where she served as SVP, Digital Technology & Monetization. She was responsible at both of these companies for the execution of all technology and digital initiatives including system design and architecture, development, project management, resource planning of onsite/offshore resources and monetization across all digital properties with specific emphasis on increasing revenues through various programmatic channels. Prior to that, Ms. Pillai held leadership roles with leading Fortune 50 technology and infrastructure companies, such as General Electric, from 2005 to 2007, where she served as an IT leaser; Intel Corporation, from 2000 to 2003, where she served as a Senior Software Engineer; and Motorola, from 1996 to 1998, where she served as an analyst, and we believe she has proven experience in managing and leading small and large global development teams with technology resources spread across the U.S., China, Mexico and India. Ms. Pillai holds a B.S. in Computer Science and Engineering from Bharathiar in India.
Maria Vilchez Lowrey. Ms. Lowrey became our Chief Growth Officer in August 2022. Ms. Lowrey is responsible for leading business development, channel development, and integrating the management of brand related marketing activities across Direct Digital’s portfolio of brands. With over 20 years of senior level leadership experience working across energy, home services, and steel sectors, Ms. Lowrey has delivered game-changing business transformation initiatives for Fortune 500 retail giants and multi-billion-dollar companies. As an energetic and ambitious leader, she has a passion for building new customer acquisition sales channels, scaling sales channels, and forging relationships that deliver material growth through B2B or B2B2C strategic partnerships. Her strategic partnerships encompass launching transformational energy retail programs for well-known brands like Sam’s Club, Home Depot, Kroger, Best Buy, and AT&T / DIRECTV. Ms. Lowrey comes to Direct Digital from Just Energy, where she served as Senior Vice President of Direct Sales and Partnerships for Just Energy Group (OTC: JE), Amigo Energy, Tara Energy, and Terrapass, its affiliate brands from December 2016 to August 2022. There, she was responsible for diversifying the company’s direct sales channels by launching its first national retail partnership with one of the largest retailers in the world. Prior to that, she served in various key management positions across sales leadership, business development, operations, and project management at NRG Energy, Inc.(NYSE: NRG)

from 2007 to 2016, primarily responsible for building new go-to-market sales channels and developing strategic partnerships with the most well-known brands in the country. Prior to NRG, Ms. Lowrey started her career in the steel industry as global supply chain transportation and procurement manager serving large multi-national consumer companies. Ms. Lowrey spends her free time as a strong advocate of community service, serving on non-profit boards such as Homemade Hope and is on the advisory board for Houston Arts Alliance and Dress for Success Houston which all help underserved communities, especially Hispanics, African Americans and women. Ms. Lowrey holds a B.S. in Management Information Systems from Texas A&M University.
Non-employee Directors
Richard Cohen. Mr. Cohen became a member of our board of directors in November 2021. He has served as President of Richard M Cohen Consultants since 1996, where he provides corporate financial consulting services to a number of clients. Mr. Cohen served as Founder and Managing Partner of Chord Advisors from March 2012 to July 2015, a firm providing outsourced CFO services to both public and private companies. Prior to founding Chord Advisors, Mr. Cohen served as the Interim CEO, and as a member of the board of directors, of CorMedix Inc. (NASDAQ: CRMD), from March 2012 to July 2015. Mr. Cohen has also served as a partner with Novation Capital from July 2001 to August 2012 until its sale to a private equity firm. He has served as a member of numerous boards and committees, including as a member of the audit committee of Rodman and Renshaw, an investment banking firm, from July 2008 to August 2012, and as a member of the board of directors of Great Elm Capital Corp., a public company which operates as a management investment company, since March 2022; Smart for Life, Inc. (NASDAQ: SMFL), a public company which develops, manufactures and sells nutritional and related products, from February 2022 to August 2022; 20/20 GeneSystems Inc., a private company in the digital diagnostics sector, since 2018; Ondas Networks, Inc. (NASDAQ: ONDS), a public company which provides private wireless data and drone solutions, since 2016; and Helix BioMedix, a former public company specializing in dermatology and consumer products, since 2005, where he has also served as a member of the audit committee. We believe that Mr. Cohen is qualified to serve as a member of our board of directors because of his extensive financial experience, as well as his leadership and management skills gained from his prior board experience. He holds a B.S. with honors in Economics from the University of Pennsylvania Wharton School and an M.B.A. from Stanford University.
Antoinette R. Leatherberry. Ms. Leatherberry became a member of our board of directors in November 2021. Ms. Leatherberry retired from Deloitte, a consulting, audit, tax and advisory services company, in September 2020, where she served in a number of roles during her 30-year career, including Board Relations Leader for the Risk and Financial Advisory practice, from September 2017 to September 2020, and Principal, Technology Strategy, from 2008 to August 2017. She also served as President of the Deloitte Foundation, from 2016 until her retirement. Ms. Leatherberry has served as a member of the board of directors, audit committee, and human resource committee of Zoetis Inc. (NYSE: ZTS), a public animal health company, since December 2020, and as a member of the board of directors, the nominating and governance committee, and the compensation committee of American Family Insurance Mutual Holding Company, Inc., a private mutual company, since January 2021. She has also served on the Widener University Board of Trustees, since 2015, and the Boston University Board of Trustees since September 2020. She previously served as chair of The Executive Leadership Council from January 2019 until December 2020. We believe that Ms. Leatherberry is qualified to serve as a member of our board of directors because of her extensive experience with complex technology transformations, her strategic digital technology experience, and her corporate governance expertise. She holds a B.S. in Mechanical Engineering from Boston University and an M.B.A. in Operations Management and Supervision from Northeastern University.
Mistelle Locke. Ms. Locke became a member of our board of directors in January 2023. Ms. Locke served as an advisor to our board of directors from February 2022 through January 2023. She previously served as Chief Marketing Officer for industry leader Dentsu Media. Prior to that, Ms. Locke served in several senior executive positions for iProspect, including President of iProspect Americas, Global Chief Client Officer and Global Chief Marketing Officer. Ms. Locke transformed iProspect, a company that she helped grow through a merger in 2008 with her company, Range Online Media, from an SEO brand into the largest and most innovative digital media and performance agency in the world scaled across more than 90 markets with more than 8,000 media and performance specialists. In her career, Ms. Locke has worked with some of the world’s most iconic brands, including General Motors, Adidas, NIKE, The GAP Brands, Microsoft, Estée Lauder Companies, Accor Hotels, Burberry, Heineken and Kering. She also received the e-Microsoft Bing “Lifetime Achievement” award, for her contribution to the digital advertising industry, and Fast Company listed her on its list of “25 Top Women Business Builders.” We believe Ms. Locke is qualified to serve as a member of our board of directors because of her tremendous amount of industry insight and expertise and will be a valuable asset for the senior leadership team and our strategic decision-making. She holds a Bachelor’s Degree in Corporate Communications from the University of Texas.
Family Relationships
No executive officer is related by blood, marriage or adoption to any other director or executive officer.
Director Independence
The Company adheres to the corporate governance standards adopted by The Nasdaq Stock Market (“Nasdaq”). Nasdaq rules require our board of directors to make an affirmative determination as to the independence of each director. Consistent with these rules, our board of directors undertook its annual review of director independence on October 14, 2024 and determined that each of Richard Cohen, Antoinette R. Leatherberry and Mistelle Locke satisfy the independence standards established by applicable SEC rules and the rules of The Nasdaq Capital Market. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these non-employee directors is “independent” as that term is defined under the rules of The Nasdaq Capital Market. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
The table and the biographies above set forth the names of our executive officers and directors, their ages, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them during the past five years in companies that are subject to the reporting requirements of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information, all of which we believe sets forth each director nominee’s qualifications to serve on the board of directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected as an officer or director.

EXECUTIVE COMPENSATION
We have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. In accordance with these rules, our “named executive officers” for fiscal year 2025 were:
•Mark Walker, Chairman and Chief Executive Officer;
•Keith Smith, President; and
•Diana P. Diaz, Chief Financial Officer.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended December 31, 2025 and 2024 below.

Name and principal position	Year	Salary ($)	Nonequity incentive plan compensation ($)	Stock awards ($)(1)	Option awards ($)(1)	All other compensation ($)		Total ($)
Mark Walker	2025	500,000	—	90,900	90,900	25,000	(2)	706,800
Chairman and Chief Executive Officer	2024	500,000	—	—	—	25,000	(2)	525,000
								—
Keith Smith	2025	500,000	—	90,900	90,900	25,000	(2)	706,800
President	2024	500,000	—	—	—	25,000	(2)	525,000
								—
Diana P. Diaz	2025	350,000	—	45,450	45,450	10,000	(2)	450,900
Chief Financial Officer	2024	350,000	—	—	—	10,000	(2)	360,000
__________________
(1)Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating these values are described in Note 2 to the Company’s consolidated financial statements contained herein.
(2)These amounts represent cash stipends to be used for individual benefits of the executive’s choosing.
Annual Incentive Program
Our named executive officers are each eligible to participate in an annual incentive program. Under this program, each participating executive has a target annual incentive amount and may earn between zero and 150% of that target amount based on the Company’s achievement of specified goals for revenue and EBITDA performance. For 2025 and 2024, Messrs. Walker and Smith and Ms. Diaz had target annual incentive amounts equal to 75%, 75% and 50% of their base salaries, respectively. Payouts for 2025 corporate performance have not yet been determined, but are expected to be determined prior to March 15, 2026.
Executive Employment Agreements with our Named Executive Officers
In May 2025, our subsidiary DDH LLC entered into amended and restated employment agreements (“Restated Agreements”) with each of Messrs. Walker and Smith and Ms. Diaz. Under the Restated Agreements, the annual base salaries of each of Messrs. Walker and Smith and Ms. Diaz remain unchanged at $500,000, $500,000 and $350,000, respectively. In addition, these executives will continue to be eligible for annual cash bonuses and periodic equity awards, as determined by the compensation committee of our board of directors.
Each of the Restated Agreements provides for severance benefits upon a cessation of the executive’s employment due to a termination by the Company without cause or a resignation by the executive for good reason. In the case of such a severance event, other than upon or within two years following a change in control, the executive will receive twelve months of base salary continuation. If the severance event occurs upon or within two years following a change in control, the executive will instead receive twenty-four months of base salary continuation and a lump sum payment equal to two times his or her target annual bonus opportunity for the year of termination. In each case, the severance benefits are conditioned on the executive’s execution of a general release of claims.
The Restated Agreements contain customary provisions regarding confidentiality and ownership of intellectual property, and include non-competition and non-solicitation covenants that continue for twelve months following termination of employment (or eighteen months, if such termination occurs upon or within two years following a change in control).
Equity Awards
Each of our named executive officers is also eligible to receive equity awards under our 2022 Omnibus Incentive Plan, as amended (the “2022 Plan”). The size and other terms of equity awards are determined by the compensation committee of our board of directors, in their discretion.
On January 24, 2025 and April 1, 2025, the compensation committee granted RSUs and stock options to the named executive officers to encourage their retention and continued efforts on behalf of the Company. Messrs. Walker and Smith each received: (i) 818 RSUs and stock options in respect of 818 shares of our Class A Common Stock, each vesting on January 24, 2026, and (ii) 818 RSUs and stock options in respect of 818 shares of our Class A Common Stock, each vesting in three equal annual installments, on April 1, 2026, April 1, 2027 and April 1, 2028. Ms. Diaz received: (i) 409 RSUs and stock options in respect of 409 shares of our Class A Common Stock, each vesting on January 24, 2026, and (ii) 409 RSUs and stock options in respect of 409 shares of our Class A Common Stock, each vesting in three equal annual installments, on April 1, 2026, April 1, 2027 and April 1, 2028.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2025.

Name and principal position	Number of Securities Underlying Unexercised Options/ Warrant Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option/ Warrant Exercise Price ($)	Option/ Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mark Walker	1,107	—	(4)	$89.10	6/10/2032	—		$—
Chairman and Chief Executive Officer	363	181	(5)	$217.80	3/20/2033	181	(5)	$637
	—	818	(7)	$75.90	1/24/2035	818	(7)	$2,879
	—	818	(8)	$35.20	4/1/2035	818	(8)	$2,879
Keith Smith	1,107	—	(4)	$89.10	6/10/2032	—		$—
President	363	181	(5)	$217.80	3/20/2033	181	(5)	$637
	—	818	(7)	$75.90	1/24/2035	818	(7)	$2,879
	—	818	(8)	$35.20	4/1/2035	818	(8)	$2,879
Diana Diaz	226	113	(6)	$135.30	10/16/2033	112	(6)	$398
Chief Financial Officer	—	409	(7)	$75.90	1/24/2035	409	(7)	$1,440
	—	409	(8)	$35.20	4/1/2035	409	(8)	$1,440
__________________
(1)The option granted on January 24, 2025 cliff vested on the first anniversary of the grant date. The other options listed in this table vest in equal annual installments over the three years after the option grant date. The vesting of each option is generally subject to the condition that the optionee will have remained employed by the Company, or any one or more of its subsidiaries, through the applicable vesting date. The relevant grant dates are indicated in the footnotes below.
(2)The restricted stock units granted on January 24, 2025 cliff vested on the first anniversary of the grant date. The other restricted stock unit awards listed in this table vest in equal annual installments over the three years after the restricted stock unit grant date. The vesting of each restricted stock unit is generally subject to the condition that the recipient will have remained employed by the Company, or any one or more of its subsidiaries, through the applicable vesting date. The relevant grant dates are indicated in the footnotes below.
(3)In accordance with SEC rules, the market value of shares in this column is based on the closing price of our Class A Common Stock on December 31, 2025 ($3.52 per share).

(4)The grant date of this award was June 10, 2022.
(5)The grant date of this award was March 20, 2023.
(6)The grant date of this award was October 16, 2023.
(7)The grant date of this award was January 24, 2025.
(8)The grant date of this award was April 1, 2025.
Stock Option Grant Timing
The Company has no set policy or practice regarding the timing of stock option awards or similar instruments in relation to the disclosure of material nonpublic information. In general, the timing of stock option awards is dictated by the event or circumstance giving rise to the award and the schedules of the directors responsible for approving the award. If a stock option grant is made at a time that material nonpublic information exists, the directors approving the award consider the anticipated effect of that information on our stock price and take such effect into account when sizing and pricing the award.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table contains information about our equity compensation plans as of December 31, 2025.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	33,504	(1)	$84.40	(2)	254,309	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	33,504	(1)	$84.40	(2)	254,309	(3)
______________
(1)Includes stock options and restricted stock units with respect to 16,298 and 17,206 shares of our common stock, respectively.
(2)Restricted stock units have no exercise price and are therefore not included in the calculation of this weighted average exercise price.
(3)Represents the number of shares of our common stock available for issuance in respect of awards under our 2022 Omnibus Incentive Plan. In addition to stock options and restricted stock units, our 2022 Omnibus Incentive Plan authorizes the issuance of stock appreciation rights, restricted stock awards and stock bonus awards. All shares reserved for issuance under this plan are available for issuance in respect of any type of award that may be made under the plan.
Clawback Policy
In 2023, the Company adopted a clawback policy (the “Clawback Policy”) to comply with the requirements of the Exchange Act, SEC rules and the Nasdaq Stock Market’s listing rules, such that in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company is required to seek recoupment of certain cash and performance-based equity incentive compensation received or deemed to be received by the Company’s current or former executive officers to the extent such compensation is determined to have been erroneously paid. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement. The policy is administered by our board of directors or, if so designated by our board of directors, a committee of our board of directors. Any determinations made by our board of directors or a committee to which the board’s authority under the Clawback Policy has been delegated shall be final and binding on all affected individuals.

Director Compensation
Non-employee director compensation for the year ended December 31, 2025 is shown in the table below:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Total ($)
Richard Cohen	50,000	46,850	96,850
Antoinette R. Leatherberry	63,500	46,850	110,350
Mistelle Locke	45,000	46,850	91,850
__________________
(1)Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating these values are described in Note 2 to our consolidated financial statements included herein.
(2)Unvested restricted stock unit awards held by our non-employee directors as of December 31, 2025 are summarized below:

Name	Shares Subject to Outstanding Awards (#)
Richard Cohen	1,149
Antoinette R. Leatherberry	1,149
Mistelle Locke	1,281
Our non-employee director compensation policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy each director who is not an employee is paid cash compensation as set forth below:
Annual Retainer

Board of Directors:
All non-employee members	$40,000
Additional retainer for lead independent director	$20,000
Audit Committee:
Members	$—
Additional retainer for chair	$10,000
Compensation Committee:
Members	$—
Additional retainer for chair	$5,000
Nominating and Corporate Governance Committee:
Members	$—
Additional retainer for chair	$3,500
These fees are payable in four equal quarterly installments, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our board of directors or any committee of the board of directors. We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board of directors and committee meetings.
The above described amounts reflect the Board of Directors’ approval in February 2025 of an increase in the annual retainer payable to all non-employee members of the Board of Directors from $30,000 to $40,000 effective as of January 1, 2025.

Equity Awards
We have no fixed policy regarding the issuance of equity awards to our non-employee directors. However, our board of directors has in recent years approved annual awards of restricted stock units to our non-employee directors. For 2025, our board of directors approved two grants of restricted stock unit to our non-employee directors, totaling 1,000 restricted stock units (on a split-adjusted basis) per non-employee director. The first award, granted in January 2025, was a special recognition grant while the second award, granted in June 2025, was the 2025 annual grant to non-employee board members. Those awards generally vest (subject to the continued service of the grantee) on the first anniversary of grant, although vesting may accelerate in certain circumstances, such as in connection with a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2024, except as described herein, the Company has not been a party to any transaction in which the amount involved exceeded or will exceed $120,000, and in which any of its directors, named executive officers or beneficial owners of more than 5% of the Company’s capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, and other than compensation, termination, and change-in-control arrangements.
The written charter of the Audit Committee authorizes, and the Nasdaq Stock Market listing rules require, the Audit Committee to review and approve related-party transactions. In reviewing related-party transactions, the Audit Committee applies the basic standard that transactions with affiliates should be made on terms no less favorable to the Company than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between the Company and its officers, directors, principal stockholders and their affiliates will be approved by the Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.
The following are summaries of certain provisions of transactions since the beginning of our last fiscal year to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or immediate family member thereof, had or will have a direct or indirect material interest, and are qualified in their entirety by reference to all of the provisions of such agreements.
We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.
Tax Receivable Agreement
We expect to obtain an increase in our share of the tax basis of the assets of DDH LLC when (as described below under “— DDH LLC Agreement – LLC Unit Redemption Right”) DDM (a) redeems or exchanges its LLC Units for newly issued shares of our Class A Common Stock on a one-for-one basis and (b) receives payments under the Tax Receivable Agreement (such basis increase, a “Basis Adjustment”). We intend to treat such redemptions or exchanges of LLC Units as the direct purchase of LLC Units by Direct Digital Holdings from DDM for U.S. federal income and other applicable tax purposes, regardless of whether such LLC Units are surrendered by DDM to DDH LLC for redemption or sold to Direct Digital Holdings upon the exercise of our election to acquire such LLC Units directly. A Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities to the extent that we have positive taxable income in a future tax period that is offset by tax depreciation or amortization deductions arising from such Basis Adjustment. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets, which could also generate tax savings for us.
We entered into the Tax Receivable Agreement with DDH LLC and DDM. The Tax Receivable Agreement provides for our payment to DDM of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances, are deemed to realize (calculated using certain assumptions), as a result of any Basis Adjustments and certain other tax benefits arising from payments under the Tax Receivable Agreement. DDH LLC has, in effect, an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange (including deemed exchange) of LLC Units for shares of our Class A Common Stock occurs. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either DDH LLC or us by DDMs. The rights of DDM under the Tax Receivable Agreement are assignable to transferees of its LLC Units (other than Direct Digital Holdings as transferee pursuant to subsequent redemptions (or exchanges) of the transferred LLC Units); provided, however, DDM may not, directly or indirectly, assign or otherwise transfer its rights under the Tax Receivable Agreement to any Person (as defined in the Tax Receivable Agreement) (other than to certain “Permitted Transferees” specified in the DDH LLC Agreement) without the express prior written consent of Direct Digital Holdings, and without such Person (including a permitted transferee) executing and delivering a joinder to the Tax Receivable Agreement agreeing to become a party to the Tax Receivable Agreement. We expect to benefit from the remaining 15% of tax benefits, if any, that we may realize. Actual tax benefits realized by us may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumption in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits.
The Basis Adjustments, as well as any amounts paid to DDM under the Tax Receivable Agreement, will vary depending on a number of factors, including:
•the timing of any subsequent redemptions or exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of DDH LLC at the time of each redemption or exchange;
•the price of shares of our Class A Common Stock at the time of redemptions or exchanges — the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of our Class A Common Stock at the time of each redemption or exchange;
•the extent to which such redemptions or exchanges are taxable — if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and
•the amount and timing of our taxable income (prior to taking into account the tax depreciation or amortization deductions arising from the Basis Adjustments) — the Tax Receivable Agreement generally requires Direct Digital Holdings to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. Except as discussed below, in cases of (i) a material breach of a material obligation under the Tax Receivable Agreement, (ii) a change of control or (iii) an early termination of the Tax Receivable Agreement, if Direct Digital Holdings does not have taxable income, it will generally not be required to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year may generate tax attributes that may be utilized to generate tax benefits in future taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement.
The aggregate balance of tax receivable liabilities owed to DDM as of September 30, 2025, December 31, 2024 and 2023, is as follows (in thousands):

	September 30,	December 31,
	2025	2024	2023
Liability related to tax receivable agreement:
Short term	$41	$41	$41
Long term	—	—	5,201
Total liability related to tax receivable agreement	$41	$41	$5,242
For purposes of the Tax Receivable Agreement, cash savings in income tax is computed by comparing Direct Digital Holdings’ actual income tax liability to the amount of such taxes that it would have been required to pay had there been no Basis Adjustments and had the Tax Receivable Agreement not been entered into. The Tax Receivable Agreement generally applies to each of our taxable years. The actual and hypothetical tax liabilities determined in the Tax Receivable Agreement is calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period (along with the use of certain other assumptions). There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be terminated by us pursuant to an early termination procedure that requires us to pay DDM an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated based on certain assumptions, including regarding tax rates and utilization of the Basis Adjustments). For the year ended December 31, 2024, $5.2 million was recognized as income under other income (expense) due to the derecognition of the TRA liability as a valuation allowance was recorded against the deferred taxes associated with the Tax Receivable Agreement.
The payment obligations under the Tax Receivable Agreement are obligations of Direct Digital Holdings and not of DDH LLC. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make to DDM could be significant. The actual increases in tax basis with respect to future taxable redemptions, exchanges or purchases of LLC Units, as well as the amount and timing of any payments we are required to make under the Tax Receivable Agreement in respect of the acquisition of LLC Units from DDM in connection with future taxable redemptions, exchanges or purchases of LLC Units, may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the Tax Receivable Agreement, and the payments we are required to make under the Tax Receivable Agreement, will each depend on a number of factors, including the market value of our Class A Common Stock at the time of redemption or exchange, the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the assumed combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.
There may be a material negative effect on our liquidity if, as described below, the payments made by us to DDM under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by DDH LLC are not sufficient to permit us to make payments under the Tax Receivable Agreement. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will possibly accrue interest until paid by us. Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by DDM under the Tax Receivable Agreement. For example, the earlier disposition of assets following a transaction that results in a Basis Adjustment will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.
In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, DDM will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to DDM will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. In addition, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment. As a result, in such circumstances we could make payments to DDM under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.
In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon a change of control, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.
This provision of the Tax Receivable Agreement may result in situations where DDM, a holding company indirectly owned by our Chairman and Chief Executive Officer and our President, have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of DDH LLC to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will possibly accrue interest until paid.

DDH LLC Agreement
We operate our business through DDH LLC and its subsidiaries. We and DDM entered into DDH LLC’s amended and restated limited liability company agreement, which we refer to as the “DDH LLC Agreement,” on February 15, 2022. The operations of DDH LLC, and the rights and obligations of the holders of LLC Units, are set forth in the DDH LLC Agreement.
Appointment as Manager and Voting Rights
Under the DDH LLC Agreement, we are a member and the sole manager of DDH LLC. As the sole manager, we are able to control all of the day-to-day business affairs and decision-making of DDH LLC. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of DDH LLC and the day-to-day management of DDH LLC’s business. Pursuant to the terms of the DDH LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of DDH LLC except by our election. In addition, as a result of our 100% ownership of all of the voting interests in DDH LLC, we control the decision-making of any matter required to be approved by the members of DDH LLC as provided under the DDH LLC Agreement.
Compensation
We are not entitled to compensation for our services as manager. We are entitled to reimbursement or capital contribution credit by DDH LLC for fees and expenses incurred on behalf of DDH LLC, including all expenses associated with maintaining our corporate existence.
Distributions
The DDH LLC Agreement requires “tax distributions” to be made by DDH LLC to its members, as that term is defined in the agreement. Tax distributions are made to members on a pro rata basis, including us, in amounts intended to be sufficient to allow the members, including us, to pay taxes owed in respect of income allocated by DDH LLC and to allow us to meet our obligations under the Tax Receivable Agreement (as described above under “— Tax Receivable Agreement”). The DDH LLC Agreement also allows for distributions to be made by DDH LLC to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. We expect DDH LLC may make distributions out of distributable cash periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, as well as to make dividend payments, if any, to the holders of our Class A Common Stock.
LLC Unit Redemption Right
The DDH LLC Agreement provides a redemption right to DDM which entitles it to have its LLC Units redeemed, from time to time at its election (subject to the terms of the DDH LLC Agreement), for newly issued shares of our Class A Common Stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). Upon the exercise of the redemption right, DDM will surrender its LLC Units to DDH LLC for cancellation. The DDH LLC Agreement requires that we contribute shares of our Class A Common Stock to DDH LLC in exchange for an amount of newly issued LLC Units in DDH LLC that are issued to us equal to the number of LLC Units redeemed from DDM. DDH LLC will then distribute the shares of our Class A Common Stock to DDM to complete the redemption. In the event of such a redemption election by DDM, Direct Digital Holdings may effect a direct exchange of Class A Common Stock. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we own equals the number of shares of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
Indemnification
The DDH LLC Agreement provides for indemnification of the manager, members and officers of DDH LLC and their respective subsidiaries or affiliates.

PRINCIPAL STOCKHOLDERS
The following table sets forth the beneficial ownership of our Class A Common Stock and Class B Common Stock, as of January 26, 2026 (the “Determination Date”) by:
•each person, or group of affiliated persons, who is known to beneficially own more than 5% of either our Class A Common Stock or our Class B Common Stock;
•each of our named executive officers for fiscal year 2025 shown in our Summary Compensation Table;
•each of our current directors; and
•all of our current directors and executive officers as a group.
As of the Determination Date, there were 2,207,435 shares of our Class A Common Stock outstanding and 168,645 shares of our Class B Common Stock outstanding. As described in the section titled “Certain Relationships and Related Party Transactions,” DDM is entitled to have its LLC Units redeemed for shares of Class A Common Stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the DDH LLC Agreement; provided that, at our election, we may effect a direct exchange of such Class A Common Stock. In connection with our initial public offering, we issued to DDM one share of Class B Common Stock for each LLC Unit it owned.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities, including options and warrants that are currently exercisable or exercisable within 60 days of the Determination Date. Shares of our Class A Common Stock issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Unless otherwise indicated, the address for each director and executive officer listed is: c/o Direct Digital Holdings, Inc., 1177 West Loop South, Suite 1310, Houston, Texas 77027.

	Shares of Class A Common Stock Beneficially Owned			Shares of Class B Stock Beneficially Owned			Total Voting Power Beneficially Owned
	No. (4)		Percent	No.		Percent	No.	Percent
5% Stockholders
Direct Digital Management, LLC(1)	—		—%	168,645		100%	168,645	7.1%

Named Executive Officers and Directors
Mark Walker, Chairman and Chief Executive Officer	7,742	(3)	0.4%	85,118	(2)	50.5%	92,860	3.9%
Keith Smith, President and Director	11,804	(4)	0.5%	83,527	(2)	49.5%	95,331	4.0%
Diana P. Diaz, Chief Financial Officer	900	(5)	*	—		—%	900	*
Richard Cohen, Director	1,278		*	—		—%	1,278	*
Antoinette R. Leatherberry, Director	1,353		*	—		—%	1,353	*
Mistelle Locke, Director	735		*	—		—%	735	*
All executive officers and directors as a group (8 persons)	25,529	(6)	1.2%	168,645		100%	194,174	8.2%
__________________
*Less than 1%
(1)Direct Digital Management, LLC is a holding company in which Mark Walker, our Chairman and Chief Executive Officer, and Keith Smith, our President, each indirectly hold an approximately 50% economic and voting interest, as adjusted for redemptions of LLC Units in exchange for shares of Class A Common Stock of the Company. AJN Energy & Transport Ventures, LLC and SKW Financial LLC directly hold the equity interests in Direct Digital Management, LLC. Mr. Walker and his wife share voting and dispositive power with respect to the shares of Class B common stock held by AJN Energy & Transport Ventures, LLC. Mr. Smith and his wife share voting and dispositive power with respect to the shares of Class B Common Stock held by SKW Financial LLC.
(2)Consists of the shares owned by Direct Digital Management, LLC. Each of Messrs. Walker and Smith indirectly hold an approximately 50% economic and voting interest in Direct Digital Management, LLC, as adjusted for redemptions of LLC Units in exchange for shares of Class A Common Stock of the Company. AJN Energy & Transport Ventures, LLC and SKW Financial LLC directly hold the equity interests in Direct Digital Management, LLC. Mr. Walker and his wife share voting and dispositive power with respect to the shares of Class B Common Stock held by AJN Energy & Transport Ventures, LLC. Mr. Smith and his wife share voting and dispositive power with respect to the shares of Class B Common Stock held by SKW Financial LLC.
(3)Includes: 2,288 shares of Class A Common Stock that can be acquired by Mr. Walker upon the exercise of stock options that are vested or vesting within 60 days of the Determination Date.
(4)Includes: 2,288 shares of Class A Common Stock that can be acquired by Mr. Smith upon the exercise of stock options that are vested or vesting within 60 days of the Determination Date.
(5)Includes: 635 shares of Class A Common Stock that can be acquired by Ms. Diaz upon the exercise of stock options that are vested or vesting within 60 days of the Determination Date.
(6)Includes: 6,189 shares of Class A Common Stock that can be acquired by all executive officers and directors upon the exercise of stock options that are vested or vesting within 60 days of the Determination Date.

THE SELLING STOCKHOLDER
This prospectus relates to the possible resale by the selling stockholder, New Circle, of shares of our Class A Common Stock that may be issued to New Circle pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with New Circle on October 18, 2024, as amended, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by New Circle of the shares of our Class A Common Stock that may be issued to New Circle under the Purchase Agreement.
New Circle, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may issue to New Circle from time to time at our discretion under the Purchase Agreement. The “selling stockholder” may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.
The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of January 25, 2026. Neither New Circle nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The percentage of shares beneficially owned prior to the offering is based on 2,207,435 shares of our Class A Common Stock and 168,645 shares of our Class B Common Stock, each outstanding as of January 26, 2026.

	Shares of All Classes of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares of All Classes of Common Stock Beneficially Owned After Offering(1)
Name	Number	%		Number		%
New Circle Principal Investments LLC(2)	0	0%	1,818,181	0	(1)	0%
__________________
(1)Assumes the sale of all shares of Class A Common Stock being offered by this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of Class A Common Stock at this time.
(2)New Circle Principal Investments LLC (“New Circle”) is a wholly owned subsidiary of New Circle Capital LLC, the sole member of New Circle. Osman Ahmed and Walter Arnold are the Managing Members of New Circle Capital LLC. All investment decisions for New Circle Capital LLC are made by Messrs. Ahmed and Arnold. As such, each of New Circle, New Circle Capital LLC, and Messrs. Ahmed and Arnold may be deemed to have beneficial ownership of the securities directly held by New Circle. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein. The address of each of New Circle and New Circle Capital LLC is 250 Park Avenue, Floor 7, New York, NY 10177.

PLAN OF DISTRIBUTION
The Class A Common Stock offered by this prospectus is being offered by the selling stockholder, New Circle. The Class A Common Stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Class A Common Stock offered by this prospectus could be effected in one or more of the following methods:
•ordinary brokers’ transactions;
•transactions involving cross or block trades;
•through brokers, dealers, or underwriters who may act solely as agents;
•“at the market” into an existing market for the Class A Common Stock;
•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•in privately negotiated transactions; or
•any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
New Circle has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the Class A Common Stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such unaffiliated broker-dealer may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act. New Circle has informed us that such broker-dealer will receive commissions from New Circle that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Class A Common Stock sold by New Circle through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Class A Common Stock sold by New Circle may be less than or in excess of customary commissions. Neither we nor New Circle can presently estimate the amount of compensation that any agent will receive from any purchasers of Class A Common Stock sold by New Circle.
We know of no existing arrangements between New Circle or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by New Circle to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus by New Circle. We have agreed to indemnify New Circle and certain other persons against certain liabilities in connection with the offering of shares of Class A Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. New Circle has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by New Circle specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
New Circle has represented to us that at no time prior to the date of the Purchase Agreement has New Circle or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Common Stock or any hedging transaction, which establishes a net short position with respect to our Class A Common Stock; provided, however, that New Circle may sell a number of shares of the Company’s common stock equal to the number of shares that it is unconditionally obligated to purchase under a pending purchase notice, but has not yet received from the Company. New Circle agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised New Circle that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares offered by this prospectus have been sold by New Circle.
Our Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “DRCT.”

DESCRIPTION OF CAPITAL STOCK
When used herein, the terms “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us” and “our” refer to Direct Digital Holdings, Inc.
Common Stock
We are authorized to issue 760,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share.
Class A Common Stock
Voting Rights
Holders of our Class A Common Stock are entitled to cast one vote per share. Holders of our Class A Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of Class A Common Stock, Class B Common Stock and the Series A Convertible Preferred Stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A Common Stock, Class B Common Stock and the Series A Convertible Preferred Stock, voting together as a single class.
Dividend Rights
Any dividend or distribution paid or payable to the holders of shares of Class A Common Stock shall be paid pro rata, on an equal priority, pari passu basis; provided, however, that if a dividend or distribution is paid in the form of Class A Common Stock (or rights to acquire shares of Class A Common Stock), then the holders of the Class A Common Stock shall receive Class A Common Stock (or rights to acquire shares of Class A Common Stock).
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, upon the completion of the distributions required with respect to any series of redeemable convertible preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock, unless different treatment is approved by the majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock.
Other Matters
No shares of Class A Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Class A Common Stock. Holders of shares of our Class A Common Stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock.
Class B Common Stock
Issuance of Class B Common Stock with LLC Units
Shares of Class B Common Stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of LLC Units held by DDM LLC and the number of shares of Class B Common Stock issued to DDM LLC. Shares of Class B Common Stock are transferable only together with an equal number of LLC Units. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we, at the election of DDM LLC, redeem or exchange their LLC Units pursuant to the terms of the Amended and Restated Limited Liability Agreement of DDH LLC, dated February 15, 2022, by and between us and DDM (the “DDH LLC Agreement”).

Voting Rights
Holders of Class B Common Stock are entitled to cast one vote per share, with the number of shares of Class B Common Stock held by DDM LLC being equivalent to the number of nonvoting LLC Units held by DDM LLC. Holders of our Class B Common Stock are not entitled to cumulate their votes in the election of directors. The voting power afforded to DDM LLC by its shares of Class B Common Stock will be automatically and correspondingly reduced as it redeems its LLC Units because an equal number of their shares of Class B Common Stock will be cancelled.
Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of Class A Common Stock, Class B Common Stock and Series A Convertible Preferred Stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A Common Stock, Class B Common Stock and Series A Convertible Preferred Stock, voting together as a single class. There will be a separate vote of the Class B Common Stock in the following circumstances:
•if we amend, alter or repeal any provision of the certificate of incorporation or the bylaws in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock;
•if we reclassify any outstanding shares of Class A Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or, in the case of Class A Common Stock, the right to more than one vote for each share thereof; or
•if we authorize any shares of preferred stock with rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one vote for each share thereof.
Dividend Rights
The shares of Class B Common Stock have no economic rights. Holders of shares of our Class B Common Stock do not have any rights to receive dividends.
Liquidation Rights
On our liquidation, dissolution or winding up, holders of Class B Common Stock will not be entitled to receive any distribution of our assets.
Transfers
Pursuant to the DDH LLC Agreement, each holder of Class B Common Stock agrees that:
•the holder will not transfer any shares of Class B Common Stock to any person unless the holder transfers an equal number of LLC Units to the same person; and
•in the event the holder transfers any LLC Units to any person, the holder will transfer an equal number of shares of Class B Common Stock to the same person.
Other Matters
No shares of Class B Common Stock have preemptive rights to purchase additional shares of Class B Common Stock. Holders of shares of our Class B Common Stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B Common Stock.
Preferred Stock
Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of “blank check” preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our Class A Common Stock and the voting and other rights of the holders of our Class A Common Stock. We have no current plan to issue any shares of preferred stock.
Series A Convertible Preferred Stock
Pursuant to the terms of the Ninth Amendment, on October 15, 2025, the Company filed the Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock (the “A&R Certificate of Designation”) with the Secretary of State of the State of Delaware, which amended and restated in its entirety the Certificate of Designation establishing the Series A Convertible Preferred Stock, filed on August 8, 2025. The A&R Certificate of Designation sets forth the rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock. Capitalized terms not otherwise defined in this item shall have the meanings given to such terms in the A&R Certificate of Designation.
The following is a summary of key terms of the Series A Preferred Stock, as amended by the A&R Certificate of Designation:
Designation and Amount. The number of shares initially designated as Series A Preferred Stock was 25,000. Under the A&R Certificate of Designation, the number of shares designated as Series A Preferred Stock was increased by 10,000 to a total of 35,000 shares of Series A Preferred Stock. The Series A Preferred Stock have a stated face value of $1,000 per share of Series A Preferred Stock (the “Conversion Value”), which shall be increased for any accrued and unpaid dividends.
Dividends. The 25,000 shares of Series A Preferred Stock issued prior to October 14, 2025 carry a cumulative Dividend, compounded monthly on the last day of each calendar month (each such date, a “Dividend Payment Date”) at a dividend rate of ten percent (10%) per annum (the “Dividend Rate”). From and after the Issuance Date of such a share of Series A Preferred Stock until January 31, 2026 (the “Full Cash Dividend Date”), cumulative dividends will accrue, whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the Dividend Rate per share of Series A Preferred Stock based on the sum of (i) the Conversion Value thereof plus, (ii) once compounded, any Compounded Dividends (as defined below) thereon (the Conversion Value plus any such accumulated but unpaid Compounded Dividends, the “Accumulated Conversion Value”).
From and after the Issuance Date of the 10,000 shares of Series A Preferred Stock issued on or after October 14, 2025 until the Full Cash Dividend Date, cumulative Dividends on each such share of Series A Preferred Stock shall accrue, whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the Dividend Rate per share of Series A Preferred Stock, based on the Accumulated Conversion Value, and the Company shall pay at least 50% of such accrued Dividends in cash out of funds legally available therefor to the maximum extent not prohibited by the Delaware General Corporation Law (the “DGCL”), on a monthly basis on the last day of each calendar month. All accrued Dividends on any such shares of Series A Preferred Stock shall, unless paid in cash pursuant to this paragraph or the immediately following paragraph, compound monthly on the last day of each calendar month.
On and after the Full Cash Dividend Date, the Company shall make each dividend payment in cash out of funds legally available therefor to the maximum extent not prohibited by the DGCL, on the Series A Preferred Stock monthly on the applicable Dividend Payment Date at the applicable Dividend Rate. All Dividends that the Company does not pay in cash when due shall compound monthly on the last day of each calendar month and shall be added to the then current Accumulated Conversion Value (“Compounded Dividends”).

Ranking. The Series A Preferred Stock will be senior to the Company’s Class A Common Stock, Class B Common Stock and all other series or classes of stock and equity securities of the Company that do not expressly rank senior to, or that are not pari passu with, the Series A Preferred Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Voting Right and Protective Provisions: Subject to certain limitations described in the A&R Certificate of Designation, the Series A Preferred Stock is voting stock. Holders of the Series A Preferred Stock are entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock basis. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Accordingly, holders of Series A Preferred Stock will be entitled to one vote for each whole share of Common Stock into which their Series A Preferred Stock is then-convertible on all matters submitted to a vote of stockholders of the Company.
In addition, the A&R Certificate of Designation provides for certain protective provisions for Holders of Series A Preferred Stock, which apply at any time when at least 12,525 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding.
The Company shall not effect any of the following acts or transactions (the “Specified Actions”) without the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class (the “Requisite Holders”):
•amend, alter, repeal or otherwise modify any provision of the Company’s Certificate of Incorporation, the A&R Certificate of Designation or the Bylaws in a manner that would alter or change (A) the terms or the powers, preferences, rights or privileges of the shares of Series A Preferred Stock so as to affect such terms, powers, preferences, rights or privileges adversely, or (B) any definition of Independent Director, any provision requiring appointment or election of an Independent Director or any provision requiring the approval of an Independent Director;
•authorize, create, or issue any class or series of preferred stock having rights senior to or that are pari passu with the Series A Preferred Stock, unless the proceeds from the authorization, creation and/or issuance of such preferred stock are used to fully redeem all outstanding shares of Series A Preferred Stock in a Corporation Redemption;
•redeem, repurchase or pay dividends on any securities ranking junior to the Series A Preferred Stock (“Junior Securities”), other than (A) repurchases of shares of Common Stock or other Junior Securities pursuant to any employment agreements, consultant agreements, or plans, (B) redemptions of, or dividends or distributions on, the Series A Preferred Stock, as expressly authorized herein, and (C) dividends or other distributions payable on Common Stock solely in the form of additional shares of Common Stock;
•increase or decrease the authorized number of shares of Series A Preferred Stock or issue additional shares of Series A Preferred Stock after the Issuance Date;
•adopt any plan of liquidation or dissolution;
•enter into an agreement to effectuate or consummate any Deemed Liquidation Event if the Holders of shares of Series A Preferred Stock would receive in such Deemed Liquidation Event an amount per share of Series A Preferred Stock that is less than the Series A Liquidation Amount; or
•increase or decrease the number of directors on the Board of Directors of the Company.
Conversion. At the option of the Holder thereof, each share of Series A Preferred Stock shall be convertible into the number of Conversion Shares equal to the Accumulated Conversion Value divided by $137.50 per share of Class A Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), rounded down to the nearest whole share.

Beneficial Ownership Limitation. The Company will not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable Holder.
Liquidation. In the event of any Liquidation, the Holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the other proceeds available for distribution to stockholders, before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to three times (3.00x) the Accumulated Conversion Value thereof (hereinafter referred to as the “Series A Liquidation Amount”). If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series A Preferred Stock the full Series A Liquidation Amount thereof, the Holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
After the payment in full of all Series A Liquidation Amount and all other amounts due to holders of shares of any class of stock that is pari passu with the Series A Preferred Stock, the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the Holders of shares of Series A Preferred Stock pursuant to the immediately preceding paragraph or to holders of any shares of any class of stock that is pari passu with the Series A Preferred Stock, shall be distributed among the holders of shares of Common Stock and any other Junior Securities, pro rata based on the number of shares held by each such holder (or in accordance with the provisions set forth in the applicable certificate of designation for any class or series of Junior Securities, as applicable).
Redemption. The Company shall have the right, but not the obligation, to redeem, from time to time, out of funds legally available therefor, all or any portion of the then outstanding shares of Series A Preferred Stock (a “Corporation Redemption”), at any time following the Issuance Date for a price per share of Series A Preferred Stock equal to its Series A Liquidation Amount (the “Corporation Redemption Price”). Any such Corporation Redemption shall occur not less than twenty (20) days and not more than sixty (60) days following circulation by the Company of a written election notice thereof (the “Corporation Redemption Notice”) from the Company. Following the notice period required by the Corporation Redemption Notice, the Company shall redeem all, or in the case of an election to redeem less than all of the shares of Series A Preferred Stock, the same pro rata portion of each such Holder’s shares of Series A Preferred Stock redeemed pursuant to this paragraph. In exchange for the surrender to the Company by the respective Holders of shares of Series A Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such shares of Series A Preferred Stock on or after the applicable Corporation Redemption Date, the Corporation Redemption Price for the shares of Series A Preferred Stock being redeemed shall be payable in cash by the Company in immediately available funds to the respective Holders of the Series A Preferred Stock, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary contained in the A&R Certificate of Designation, each Holder of shares of Series A Preferred Stock shall have the right to elect, prior to the Corporation Redemption Date, to exercise such Holder’s conversion rights with respect to its Series A Preferred Stock, if any.
Independent Director. The A&R Certificate of Designation provides that, for so long as any Series A Preferred Stock remains outstanding, (i) the Company shall nominate and use best efforts to cause to be elected an Independent Director (as defined in the A&R Certificate of Incorporation) to its Board of Directors and (ii) the Company shall not take any of the Specified Actions described above or file or consent to any petition for bankruptcy unless the same has been unanimously approved by the Board of Directors, including the Independent Director. Additionally, by no later than January 30, 2026 (unless extended by the Company with consent of the

Requisite Holders), the Company shall increase the size of its Board of Directors by one seat and thereafter fill the resulting vacancy with an Independent Director.
Waiver by Requisite Holders. Notwithstanding any provision in the A&R Certificate of Designation to the contrary, any provision contained in the A&R Certificate of Designation and any right of the Holders of Series A Preferred Stock granted thereunder may be waived or amended, subject to agreement with the Company as required, as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by any mandatory provision of the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.
Unit Purchase Option
In connection with our initial public offering consummated in February 2022 (the “IPO”), we sold to the representatives of the underwriters a unit purchase option to purchase 5% of the total number of units sold in the IPO (including 5% of any securities sold upon the underwriters’ exercise of the over-allotment option). The unit purchase option has an exercise price equal to 120% of the price per unit in the IPO or, in the event of the purchase of an uneven number of shares of Class A Common Stock or warrants pursuant to the over-allotment option, at 120% of the IPO price per share or per warrant, as applicable, subject to standard anti-dilution adjustments for share splits and similar transactions. The unit purchase option became exercisable upon issuance at any time, and from time to time, in whole or in part, during the period commencing 180 days from the commencement of sales in the IPO, and expiring five years from the commencement of sales in the IPO. The unit purchase option is also exercisable on a cashless basis. The unit purchase option has been deemed compensation by FINRA and is therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). Except as permitted by Rule 5110(e)(1), the underwriters (or permitted assignees under the Rule) were not permitted to sell, transfer, assign, pledge, or hypothecate the unit purchase option or the securities underlying the unit purchase option, nor will any of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the commencement of the IPO.
Anti-Takeover Provisions
Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of Direct Digital. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include certain provisions that:
•permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•provide that, after a removal for cause, vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;
•prohibit cumulative voting in the election of directors;
•require the affirmative vote of the holders of 66 2/3% of the voting power of our outstanding common stock to amend certain provisions of our certificate of incorporation and bylaws;
•authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•restrict the forum for certain litigation against us to Delaware or federal courts;
•permit our board of directors to alter our bylaws without obtaining stockholder approval; and
•establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a period of time without the approval of our board of directors. In addition, our credit facility includes, and other debt instruments we may enter into in the future may include, provisions entitling the lenders to demand immediate repayment of all borrowings upon the occurrence of certain change of control events relating to us, which also could discourage, delay or prevent a business combination transaction.

LEGAL MATTERS
Troutman Pepper Locke LLP, Charlotte, North Carolina, will pass upon the validity of the securities being offered by this prospectus.
EXPERTS
The consolidated financial statements of Direct Digital Holdings, Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.directdigitalholdings.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Direct Digital Holdings, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Direct Digital Holdings, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ (deficit) equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered significant disruption in its sell-side business and, among other things, has limited funds to meet certain upcoming obligations which, collectively, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, P.C.
We have served as the Company’s auditor since 2024.
New York, New York
March 27, 2025, except for the effects of the reverse stock split described in Note 2, as to which the date is February 4, 2026

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,445	$5,116
Accounts receivable, net of provision for credit losses of $978 and $344	4,973	37,207
Prepaid expenses and other current assets	2,117	759
Total current assets	8,535	43,082
Property, equipment and software, net	341	599
Goodwill	6,520	6,520
Intangible assets, net	9,730	11,684
Deferred tax asset, net	—	6,132
Operating lease right-of-use assets	832	788
Other long-term assets	48	130
Total assets	$26,006	$68,935
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$7,657	$33,926
Accrued liabilities	1,257	3,816
Liability related to tax receivable agreement, current portion	41	41
Current maturities of long-term debt	3,700	1,478
Deferred revenues	507	381
Operating lease liabilities, current portion	188	126
Income taxes payable	—	34
Total current liabilities	13,350	39,802
Long-term debt, net of current portion, deferred financing cost and debt discount	31,603	28,578
Liability related to tax receivable agreement, net of current portion	—	5,201
Operating lease liabilities, net of current portion	783	773
Total liabilities	45,736	74,354
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ DEFICIT
Class A Common Stock, $0.001 par value per share, 160,000,000 shares authorized, 99,100 and 63,250 shares issued and outstanding, respectively	—	—
Class B Common Stock, $0.001 par value per share, 20,000,000 shares authorized, 197,600 shares issued and outstanding	—	—
Additional paid-in capital	3,786	3,081
Accumulated deficit	(8,774)	(2,538)
Noncontrolling interest	(14,742)	(5,962)
Total stockholders’ deficit	(19,730)	(5,419)
Total liabilities and stockholders’ deficit	$26,006	$68,935
See accompanying notes to the consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)

	For the Year Ended December 31,
	2024	2023
Revenues
Sell-side advertising	$35,660	$122,434
Buy-side advertising	26,628	34,676
Total revenues	62,288	157,110
Cost of revenues
Sell-side advertising	34,063	105,733
Buy-side advertising	10,834	13,803
Total cost of revenues	44,897	119,536
Gross profit	17,391	37,574
Operating expenses
Compensation, taxes and benefits	16,402	17,730
General and administrative	14,222	13,199
Other expense	—	8,830
Total operating expenses	30,624	39,759
Loss from operations	(13,233)	(2,185)
Other income (expense)
Other income	199	256
Revaluation of tax receivable agreement liability	—	331
Loss on early termination of line of credit	—	(300)
Derecognition of tax receivable agreement liability	5,201	—
Commitment shares and expenses for Equity Reserve Facility	(532)	—
Interest expense	(5,410)	(4,378)
Total other expense, net	(542)	(4,091)
Loss before income taxes	(13,775)	(6,276)
Income tax expense	6,132	568
Net loss	$(19,907)	$(6,844)
Net loss attributable to noncontrolling interest	(13,671)	(4,650)
Net loss attributable to Direct Digital Holdings, Inc.	$(6,236)	$(2,194)
Net loss per common share attributable to Direct Digital Holdings, Inc.:
Basic	$(91.26)	$(40.40)
Diluted	$(91.26)	$(40.40)
Weighted-average number of shares of common stock outstanding:
Basic	68	54
Diluted	68	54
See accompanying notes to the consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
(in thousands except share data)

	Common Stock					Accumulated Deficit	Noncontrolling Interest	Stockholders’ (Deficit) Equity
	Class A		Class B
	Units	Amount	Units	Amount	APIC
Balance, January 1, 2023	52,727	$—	205,055	$—	$2,625	$(344)	$3,314	$5,595
Stock-based compensation	—	—	—	—	706	—	—	706
Issuance related to vesting of restricted stock units, net of tax withholdings	1,638	—	—	—	—	—	—	—
Warrants exercised	1,287	—	—	—	122	—	—	122
Stock options exercised	143	—	—	—	29	—	—	29
Conversion of Class B to Class A Common Stock	7,455	—	(7,455)	—	145	—	(145)	—
Acquisition and redemption of warrants, including expenses and related items	—	—	—	—	(3,540)	—	—	(3,540)
Additional paid-in capital related to tax receivable agreement	—	—	—	—	250	—	—	250
Distributions to holders of LLC Units	—	—	—	—	—	—	(1,737)	(1,737)
Net loss	—	—	—	—	—	(2,194)	(4,650)	(6,844)
Noncontrolling interest rebalancing	—	—	—	—	2,744	—	(2,744)	—
Balance, December 31, 2023	63,250	$—	197,600	$—	$3,081	$(2,538)	$(5,962)	$(5,419)
Stock-based compensation	—	—	—	—	1,552	—	—	1,552
Issuance related to vesting of restricted stock units, net of tax withholdings	3,776	—	—	—	(327)	—	—	(327)
Warrants exercised	711	—	—	—	215	—	—	215
Stock options exercised	228	—	—	—	92	—	—	92
Issuance of stock in lieu of cash bonus, net of tax withholdings	1,267	—	—	—	906	—	—	906
Commitment shares issued in connection with the Equity Reserve Facility	1,141	—	—	—	150	—	—	150
Issuance pursuant to the Equity Reserve Facility	28,727	—	—	—	3,008	—	—	3,008
Net loss	—	—	—	—	—	(6,236)	(13,671)	(19,907)
Noncontrolling interest rebalancing	—	—	—	—	(4,891)	—	4,891	—
Balance, December 31, 2024	99,100	$—	197,600	$—	$3,786	$(8,774)	$(14,742)	$(19,730)
See accompanying notes to the consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended December 31,
	2024	2023
Cash Flows (Used In) Provided By Operating Activities:
Net loss	$(19,907)	$(6,844)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of deferred financing cost and debt discount	1,092	615
Amortization of intangible assets	1,954	1,954
Reduction in carrying amount of right-of-use assets	156	164
Depreciation and amortization of property, equipment and software	275	253
Stock-based compensation	1,552	706
Deferred income taxes	6,132	568
Derecognition of tax receivable agreement liability	(5,201)	—
Revaluation of tax receivable agreement liability	—	(331)
Loss on early termination of line of credit	—	300
Commitment shares and expenses for Equity Reserve Facility	532	—
Provision for credit losses/bad debt expense	619	422
Changes in operating assets and liabilities:
Accounts receivable	31,615	(11,275)
Prepaid expenses and other assets	(60)	201
Accounts payable	(26,269)	16,231
Accrued liabilities and TRA payable	(1,103)	(8)
Income taxes payable	(34)	(140)
Deferred revenues	126	(166)
Operating lease liability	(127)	(92)
Net cash (used in) provided by operating activities	(8,648)	2,558
Cash Flows Used In Investing Activities:
Cash paid for capitalized software and property and equipment	(17)	(178)
Net cash used in investing activities	(17)	(178)
Cash Flows Provided by (Used In) Financing Activities:
Proceeds from note payable	4,000	3,516
Payments on term loan	(373)	(677)
Proceeds from lines of credit	6,700	5,000
Payments on lines of credit	(6,000)	(2,000)
Payment of expenses for Equity Reserve Facility	(382)	—
Payment of deferred financing cost	(26)	(576)
Proceeds from issuance of Class A Common Stock	1,646	—
Acquisition and redemption of warrants, including expenses	—	(3,540)
Payment of tax related to shares withheld upon vesting	(878)	—
Proceeds from options exercised	92	29
Proceeds from warrants exercised	215	122
Distributions to holders of LLC Units	—	(3,185)
Net cash provided by (used in) financing activities	4,994	(1,311)
Net (decrease) increase in cash and cash equivalents	(3,671)	1,069
Cash and cash equivalents, beginning of the period	5,116	4,047
Cash and cash equivalents, end of the period	$1,445	$5,116
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$388	$361
Cash paid for interest	$4,300	$3,736
Non-cash Activities:
Common stock issued for subscription receivable	$1,362	$—
Funding of interest reserve through debt	$2,000	$—
Accrued term loan exit fee	$3,000	$—
Issuance of stock in lieu of cash bonus, net of tax withholdings	$906	$—
Financed insurance premiums	$129	$—
Outside basis difference in partnership	$—	$1,536
Tax receivable agreement payable to Direct Digital Management, LLC	$—	$1,286
Tax benefit on tax receivable agreement	$—	$250
See accompanying notes to the consolidated financial statements.

Note 1 — Organization and Description of Business
Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021 and headquartered in Houston, Texas, together with its subsidiaries, is an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies and middle market businesses deliver successful marketing results that drive return on investment (“ROI”) across both the sell- and buy-side of the digital advertising ecosystem. Direct Digital Holdings, Inc. is the holding company for Direct Digital Holdings, LLC (“DDH LLC”), the business formed by the Company’s founders in 2018 through acquisitions of Colossus Media, LLC (“Colossus Media”) and Huddled Masses, LLC (“Huddled Masses®” or “Huddled Masses”). Colossus Media operates the Company’s proprietary sell-side programmatic platform (“SSP”) operating under the trademarked banner of Colossus SSPTM (“Colossus SSP”). In September 2020, DDH LLC acquired Orange142, LLC (“Orange 142”) to further bolster its overall programmatic buy-side advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, Direct Digital Holdings, Inc. completed an initial public offering of its securities and, together with DDH LLC, effected a series of transactions (together, the “Organizational Transactions”) whereby Direct Digital Holdings, Inc. became the sole managing member of DDH LLC, the holder of 100% of the voting interests of DDH LLC and the holder of 19.7% of the economic interests of DDH LLC, commonly referred to as an “Up-C” structure. (See Note 6 — Related Party Transactions). In October 2024, the Company announced the unification of its buy-side businesses, Orange 142 and Huddled Masses. In these consolidated financial statements, the “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us” and “our” refer to Direct Digital Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including DDH LLC and, unless otherwise stated, its subsidiaries. All of the subsidiaries are incorporated in the state of Delaware, except for DDH LLC, which was formed under the laws of the State of Texas.
Direct Digital Holdings, Inc. owns 100% of the voting interest in DDH LLC and as of December 31, 2024, it owns 33.4% of the economic interest in DDH LLC. See further discussion of the Up-C structure in Note 6 — Related Party Transactions of our consolidated financial statements. DDH LLC was formed on June 21, 2018 and acquired by DDH on February 15, 2022 in connection with the Organizational Transactions. DDH LLC’s wholly-owned subsidiaries are as follows:

Subsidiary	Business Segment	Date of Formation	Date of Acquisition
Colossus Media, LLC	Sell-side	September 8, 2017	June 21, 2018
Orange142, LLC	Buy-side	March 6, 2013	September 30, 2020
Huddled Masses, LLC	Buy-side	November 13, 2012	June 21, 2018
Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes an advertising platform that automates the sale of ad inventory between advertisers and marketers. Our platform is intended to help brands, media holding companies, independent agencies or emerging businesses reach audiences, curated creators and publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV (“CTV”). Our platform offers advertising inventory and creator content that is intended to align with brands, media holding companies and mid-market agencies focusing on key growth audiences.
Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple demand side platforms (“DSPs”), across multiple industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native including programmatic, search, social, influencer marketing and audio advertisements that are delivered both at scale and on a highly targeted basis.

Providing both the front-end, buy-side operations coupled with the Company’s proprietary sell-side operations is intended to enable the Company to curate the first through the last mile in the ad tech ecosystem execution process to drive higher results.
Note 2 — Basis of Presentation and Consolidation and Summary of Significant Accounting Policies
Basis of presentation and consolidation
The Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect the financial position, results of operations and cash flows for all periods presented. The consolidated financial statements include the accounts of Direct Digital Holdings, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards otherwise applicable to public companies until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The adoption dates discussed below reflect this election.
Reverse Stock Split
On January 8, 2026, we filed a certificate of amendment to our amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 55-to-1 reverse stock split of all classes of our issued and outstanding common stock, without any change to par value (the “Reverse Stock Split”). The Reverse Stock Split became effective January 12, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The Reverse Stock Split was intended to bring the Company into compliance with Nasdaq’s Bid Price Rule. All share and per share amounts of our common stock listed in our consolidated financial statements and footnotes have been adjusted to give effect to the reverse stock split.
Revenue recognition
The Company recognizes revenue using the following five steps: 1) identification of a contract with a customer; 2) identification of the performance obligation(s) in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligation(s) in the contract; and 5) recognition of revenue when, or as, the performance obligation(s) are satisfied. The Company’s revenues are derived primarily from two sources: sell-side advertising and buy-side advertising. Thus, the Company disaggregates the revenue earned into these two segments. For additional segment disclosures, refer to Note 7 — Segment Information of our consolidated financial statements. The Company maintains agreements with its customers in the form of written service agreements, which set out the terms of the relationship, including payment terms (typically 30 to 90 days).
For the sell-side advertising segment, the Company generates revenue by selling advertising inventory (digital ad units) that the Company purchases from publishers to advertisers through a process of monetizing ad impressions on the Company’s proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. For the buy-side advertising segment, the Company generates revenue from customers that enter into agreements with the Company to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features.
In connection with the Company’s analysis of principal-versus-agent considerations, the Company has evaluated the specified goods or services and considered whether the Company controls the goods or services before they are provided to the customer, including the three indicators of control. Based upon this analysis and the

Company’s specific facts and circumstances, the Company concluded that it is a principal for the goods or services sold through both the Company’s sell-side advertising segment and buy-side advertising segment because the Company controls the specified good or service before it is transferred to the customer and the Company is the primary obligor in the agreement with customers. Therefore, the Company reports revenue on a gross basis inclusive of all supplier costs and pays suppliers for the cost of digital media, advertising inventory, data and any add-on services or features.
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising segment, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing while, in our buy-side segment, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity.
Sell-side advertising
The Company partners with publishers to sell advertising inventory to the Company’s Colossus Media-curated clients and the open markets (collectively referred to as “buyers”) seeking to access the general market as well as unique multi-cultural audiences. The Company generates revenue from the delivery of targeted digital media solutions, enabling advertisers to connect intelligently with their audiences across online display, video, social and mobile mediums using its proprietary programmatic SSP. The Company refers to its publishers, app developers, and channel partners collectively as its “publishers.” The Company’s platform allows the Company to sell, in real time, ad impressions from publishers to buyers and provides automated inventory management and monetization tools to publishers across various device types and digital ad formats. The Company recognizes revenue at a point in time when an ad is delivered or displayed in response to a winning bid request from ad buyers.
Buy-side advertising
The Company purchases media based on the budget established by its customers with a focus on leveraging data services, customer branding, real-time market analysis and micro-location advertising. The Company offers its services on a fully managed basis, which is recognized over time using the output method when the performance obligation is fulfilled. An “impression” is delivered when an advertisement appears on pages viewed by users. The performance obligation is satisfied over time as the volume of impressions are delivered up to the contractual maximum. Many customers run several different campaigns throughout the year to capitalize on different seasons, special events and other happenings at their respective regions and localities. The Company provides digital advertising and media buying capabilities with a focus on generating measurable digital and financial life for its customers.
Revenue arrangements are evidenced by a fully executed insertion order (“IO”) and/or a master service agreement (“MSA”) covering a combination of marketing tactics. Generally, IOs specify the number and type of advertising impressions to be delivered over a specified time at an agreed upon price and performance objectives for an ad campaign. Performance objectives are generally a measure of targeting, as defined by the parties in advance, such as number of ads displayed, consumer clicks on ads or consumer actions (which may include qualified leads, registrations, downloads, inquiries or purchases). These payment models are commonly referred to as CPM (cost per impression), CPC (cost per click) and CPA (cost per action). The majority of the Company’s contracts are flat-rate, fee-based contracts.
Cash payments received prior to the Company’s delivery of its services are recorded to deferred revenue until the performance obligation is satisfied. The Company recorded deferred revenue (contract liabilities) to account for billings in excess of revenue recognized, primarily related to contractual minimums billed in advance and customer prepayment, of $0.5 million and $0.4 million as of December 31, 2024 and 2023, respectively. Revenue recognized during 2024 and 2023 from amounts included within the deferred revenue balances at the beginning of each respective period amounted to $0.4 million and $0.5 million, respectively.
Accounting Standards Codification (“ASC”) 606 provides various optional practical expedients. The Company elected the use of the practical expedient relating to the disclosure of remaining performance obligations within a contract and will not disclose remaining performance obligations for contracts with an original expected duration of one year or less.
Goodwill
As of December 31, 2024 and 2023, goodwill was $6.5 million, which includes $2.4 million as a result of the acquisition of Huddled Masses and Colossus Media in 2018 and $4.1 million from the acquisition of Orange 142 in 2020. Goodwill is attributable to entry into new markets not previously accessible and generation of future growth opportunities. The Company expects to deduct goodwill for tax purposes in future years. Goodwill is assessed for impairment at least annually (December 31) starting with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in our management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative goodwill impairment analysis is performed. Depending upon the results of the quantitative measurement, the recorded goodwill may be written down and an impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. Goodwill is reviewed annually and tested for impairment upon the occurrence of a triggering event. The carrying value of the Company’s sell-side reporting unit was negative as of December 31, 2024, and therefore the Company performed a qualitative goodwill impairment assessment and determined it was more likely than not that the fair value of the sell-side reporting unit exceeded the carrying value. The Company also performed a qualitative goodwill impairment assessment on the buy-side reporting unit. The Company determined that there was no impairment of goodwill during the years ended December 31, 2024 and 2023.
Intangible assets, net
Intangible assets consist of customer relationships, trademarks and non-compete agreements. Intangible assets are recorded at fair value at the time of their acquisition and are stated within the consolidated balance sheets net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives and recorded as amortization expense within general and administrative expenses in the consolidated statements of operations. The Company’s intangible assets are being amortized over their estimated useful lives, using the straight-line method with non-compete agreements over 5 years and other intangibles over 10 years.
Impairment of long-lived assets
The Company evaluates the recoverability of long-lived assets, including property, equipment and software costs and intangible assets if facts or circumstances indicate that any of those assets might be impaired. ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows to determine if a write-down to fair value is necessary. No impairment loss was recognized during the years ended December 31, 2024 and 2023.
Stock-based compensation
Stock-based compensation cost for options and restricted stock units (“RSU”) awarded to employees and directors is measured at the grant date based on the calculated fair value of the award and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant). Contingently issued awards with a requisite service period that precedes the grant date are measured and recognized at the start of the requisite service period and remeasured each reporting period until the grant date. The Company did not grant any stock options during the 2024 period.
The Company estimates the fair value of RSU’s based on the closing price of the Company’s common stock on the date of the grant. The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the fair value of the Company’s common stock, as well as assumptions regarding the expected common stock price volatility over the term of the stock options, the expected term of the stock options, risk-free interest rates and the expected dividend yield. Given the Company’s short history as a public company, the expected volatility is determined based on the trading history of several unrelated public companies within the industry that the Company considers to be comparable and the expected term is determined based on a combination of the terms of stock options and peer data. The risk-free interest rate is derived using the U.S. Treasury yield curve in effect at date of grant. Other assumptions are based on historical experience and activity. The Company considers an estimated forfeiture rate for stock options based on historical experience and the anticipated forfeiture rates during the future contract life.
The fair value of the Company’s stock options was estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average input assumptions used by the Company as follows:

Year Ended December 31,
2023
Grant date fair value	$134.20
Expected term	6.0
Expected volatility	69%
Risk-free interest rate	3.70%
Exercise price	$207.90
Dividend yield	—
Employee benefit plans
The Company sponsors a safe harbor, defined contribution 401(k) and profit-sharing plan (the “Plan”) that allows eligible employees to contribute a percentage of their compensation. The Company matches employee contributions up to a maximum of 100% of the participant’s salary deferral, limited to 4% of the employee’s salary. For the years ended December 31, 2024 and 2023, the Company’s matching contributions were $0.2 million and $0.2 million, respectively. Although the Company may make a discretionary profit-sharing contribution to the Plan, during the years ended December 31, 2024 and 2023, no profit-sharing contributions were made.
The Company has an Employee Benefit Plan Trust (the “Trust”) to provide for the payment or reimbursement of all or a portion of covered medical, dental and prescription expenses for the employees of the Company. The Trust is funded with contributions made by the Company and participating employees at amounts sufficient to keep the Trust on an actuarially sound basis. The self-funded plan has an integrated stop loss insurance policy for the funding of the Trust benefits in excess of the full funding requirements. As of December 31, 2024 and 2023, the Company recorded an estimated liability for incurred but not recognized claims in accrued liabilities in an amount which was less than $0.1 million.
The Company also has an incentive plan for executives and employees of the Company which provides for performance based awards payable in cash or stock-based compensation as determined by the Compensation Committee of the Company’s Board of Directors. There was $0 and $2.4 million recognized during the years ended December 31, 2024 and 2023, respectively, for awards pursuant to this plan.
Income taxes
In February 2022, concurrent with the Organizational Transactions, the Company entered into a tax receivable agreement (“Tax Receivable Agreement” or “TRA”) with DDH LLC and Direct Digital Management, LLC (“DDM”). The TRA provides for certain income (loss) allocations between the Company and DDH LLC under the agreement. DDH LLC is a limited liability company, is treated as a partnership for federal income tax purposes and generally is not subject to any entity-level U.S. federal income tax and certain state and local income taxes. Any taxable income or loss generated by the Company is allocated to holders of LLC units (“LLC Units”) in accordance with the Second Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income or loss under the LLC Agreement. Pursuant to the Company’s election under Section 754 of the

Internal Revenue Code (the “Code”), the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC Units are redeemed or exchanged by the members of DDH, LLC. The Company made an election under Section 754 of the Code for each taxable year in which a redemption or exchange of LLC interest occurred. During the year ended December 31, 2023, members of DDM exchanged 7,455 shares of Class B Common Stock into shares of Class A Common Stock. No shares were exchanged or converted during the year ended December 31, 2024.
Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The establishment of a valuation allowance requires significant judgment and is impacted by various estimates. Both positive and negative evidence, as well as the objectivity and verifiability of that evidence, is considered in determining the appropriateness of recording a valuation allowance on deferred tax assets. As of December 31, 2024 and 2023, the Company recorded a valuation allowance of $7.7 million and $0.5 million, respectively.
Accounts receivable, net
Accounts receivable primarily consists of billed amounts for products and services rendered to customers under normal trade terms. The Company performs credit evaluations of its customers’ financial condition and generally does not require collateral. Accounts receivable are stated at net realizable value. The Company insures a significant portion of its accounts receivable with unrelated third-party insurance companies in an effort to mitigate any future write-offs and establishes provision for credit losses as deemed necessary for accounts not covered by this insurance. Management periodically reviews outstanding accounts receivable for reasonableness. If warranted, the Company processes a claim with the third-party insurance company to recover uncollected balances, rather than writing the balances off to bad debt expense. The guaranteed recovery for the claim is approximately 90% of the original balance, and if the full amount is collected by the insurance company, the remaining 10% is remitted to the Company. If the insurance company is unable to collect the full amount, the Company records the remaining 10% to bad debt expense. The Company’s provision for credit losses reflects the current expected credit loss inherent in the accounts receivable considering the Company’s aging analysis, historical collection experience, customer creditworthiness, current and future economic conditions and market conditions. Accounts receivable balances are written off against the provision when the Company believes it is probable the receivable will not be recovered. For the years ended December 31, 2024 and 2023, the Company’s provision for credit losses net of recoveries, as reflected in the consolidated statements of cash flows was $0.6 million and $0.4 million, respectively.
The following table presents the changes in the provision for credit losses (in thousands):

	December 31,
	2024	2023
Beginning balance	$344	$4
Provision for credit losses	647	369
Write-offs, net of recoveries	(13)	(29)
Ending balance	$978	$344
Concentrations of customers and suppliers
There is an inherent concentration of credit risk associated with accounts receivable arising from revenue from major customers on both the sell-side and buy-side of the business. For the years ended December 31, 2024 and 2023, one sell-side customer represented 46% and 73% of revenues, respectively. As of December 31, 2024, three customers (two buy-side and one sell-side) accounted for 34% of accounts receivable. As of December 31, 2023, one sell-side customer accounted for 83% of accounts receivable.
As of December 31, 2024 one vendor accounted for 16% of consolidated accounts payable. As of December 31, 2023, three sellers of advertising inventory each accounted for at least 10%, and collectively accounted for 57% of consolidated accounts payable.

Accrued liabilities
The components of accrued liabilities on the balance sheet as of December 31, 2024 and 2023 are as follows (in thousands):

	December 31,
	2024	2023
Accrued compensation and benefits	$330	$2,789
Accrued expenses	877	631
Accrued severance	—	189
Accrued litigation settlement (1)	—	171
Accrued interest	50	36
Total accrued liabilities	$1,257	$3,816
__________________
(1)In July 2022, the Company entered into a litigation settlement agreement with a vendor of Huddled Masses related to a delinquent balance from 2019 and agreed to pay a total of $0.5 million with monthly installment payments over 24 months beginning September 1, 2022.
Prepaid expenses and other current assets
The components of prepaid expenses and other current assets on the balance sheet as of December 31, 2024 and 2023 are as follows (in thousands):

	December 31,
	2024	2023
Prepaid expenses	$566	$533
Stock subscription receivable (1)	1,362	—
Other current assets	189	226
Total prepaid expenses and other current assets	$2,117	$759
__________________
(1)The stock subscription receivable consists of amounts receivable for Class A Common Stock issued under the Equity Reserve Facility but not yet paid as of December 31, 2024. The Company collected the receivable in January 2025.
Segment information
Operating segments are components of an enterprise for which separate financial information is available and evaluated regularly by the Company’s chief operating decision maker (“CODM”) for purpose of assessing performance and allocating resources. The Company’s CODM is its Chairman and Chief Executive Officer. Revenue and operating income (loss) are used by our CODM to assess performance of our operating segments and allocate resources. Revenue is used by our CODM to identify underlying trends in the performance of our business and provide insights into customer demand. Operating income (loss) provides useful information regarding performance of each segment as it reflects profitability and performance of each segment on a consistent and comparable basis. The significant segment expenses reviewed by the CODM are consistent with the cost of revenues line item presented in the Company’s consolidated statements of operations. Our CODM does not evaluate operating segments using asset or liability information.
The Company operates two reportable segments: sell-side advertising, which includes the results of Colossus Media, and buy-side advertising, which includes the results of Orange 142 and Huddled Masses. In October 2024, the Company announced the unification of its buy-side businesses, Orange 142 and Huddled Masses. All of the Company’s revenues are attributed to the United States.

Cost of revenues
Sell-side advertising
The Company pays publishers a fee, which is typically a percentage of the value of the ad impressions monetized through the Company’s platform. Cost of revenues consists primarily of publisher media fees and data center co-location costs. Media fees include the publishing and real-time bidding costs to secure advertising space.
Buy-side advertising
Cost of revenues consists primarily of digital media fees, third-party platform access fees, and other third-party fees associated with providing services to the Company’s customers.
Operating expenses
Operating expenses consist of compensation expenses related to our executive, sales, finance and administrative personnel (including salaries, commissions, stock-based compensation, bonuses, benefits and taxes); general and administrative expenses (including rent expense, professional fees, independent contractor costs, selling and marketing fees, administrative and operating system subscription costs, insurance, and amortization expense related to our intangible assets); and other expense (including transactions that are unusual in nature or which are occurring infrequently). See further discussion of Other Expenses within Operating Expenses for the year ended December 31, 2023 in Note 9 — Commitments and Contingencies.
Advertising costs
The Company expenses advertising costs as incurred. Advertising expense incurred during the years ended December 31, 2024 and 2023 was $1.6 million and $2.2 million, respectively. These costs are included in general and administrative expenses in the consolidated statements of operations.
Cash and cash equivalents
Cash and cash equivalents consist of funds deposited with financial institutions and highly liquid instruments with original maturities of three months or less. Such deposits may, at times, exceed federally insured limits. The risk of loss attributable to any uninsured balances is mitigated by depositing funds only in high credit quality financial institutions. The Company has not experienced any losses in such amounts and believes it is not exposed to any significant credit risk to cash.
Property, equipment and software, net
Property and equipment are recognized in the consolidated balance sheets at cost less accumulated depreciation and amortization. The Company capitalizes purchases and depreciates its property and equipment using the straight-line method of depreciation over the estimated useful lives of the respective assets, generally ranging from three to five years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining terms of the related leases. The Company capitalizes costs related to the development of internal-use software. Costs incurred during the application development phase are capitalized and amortized using the straight-line method over the estimated useful life, estimated at three years.
The cost of repairs and maintenance are expensed as incurred. Major renewals or improvements that extend the useful lives of the assets are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resulting gain or loss is recognized in the consolidated statements of operations.
Leases
The Company has operating leases for real estate and determines if an arrangement is, or contains, a lease at inception. Operating leases are included in Operating Lease Right of Use (“ROU”) Assets and Operating Lease Liabilities on the consolidated balance sheets. Operating lease asset and liability amounts are measured and recognized based on discounted future cash flow payment amounts the Company expects to make over the expected term of the underlying leases, including renewal periods the Company is reasonably certain to exercise. The lease liability for leases expected to be settled in twelve-months or less are classified as current liabilities. The general terms of the Company’s lease agreements require monthly payments. Because the Company does not generally have access to the rate implicit in its leases, the Company utilizes its incremental borrowing rate as the discount rate for measuring the lease liability. At commencement, the operating lease ROU asset and lease liability are the same, with adjustments to the ROU asset for lease incentives and initial direct costs incurred. The Company reviews all options to extend, terminate or purchase its ROU assets at the commencement of the lease and on an ongoing basis and accounts for these options when they are reasonably certain of being exercised. The Company evaluates lease modifications as they occur and records such as a separate lease or an adjustment to the existing ROU asset and lease liability as appropriate. Operating lease expense is recorded on a straight-line basis over the lease term with amortization of the ROU asset calculated as the difference between the straight-line operating lease expense and the implied interest expense on the lease liability. On the statement of cash flows, operating lease expense is included in operating cash flows. The Company’s operating leases may include both lease components (rent) and non-lease components (common area maintenance, utilities and other service charges). Non-lease components are accounted for separately.
Deferred offering, financing, discount and issuance costs
The Company records certain legal, accounting and other third-party fees that are directly associated with a debt financing to deferred financing costs in the event that the Company completes the debt financing. Costs associated with debt offerings are amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt. As of December 31, 2024 and 2023, $4.2 million and $1.7 million, respectively, of unamortized deferred financing costs are netted against debt in the consolidated balance sheets. As of December 31, 2024 and 2023, $0.1 million and $0.2 million, respectively, of unamortized deferred financing costs are classified as prepaid expenses and other current assets in the consolidated balance sheets.
The Company records the differences between the face amount and the proceeds upon issuance of debt as a discount. As of December 31, 2024 and 2023, $1.7 million and $0, respectively, of unamortized debt discount related to the interest reserve added under the LS Amendment are netted against debt in the consolidated balance sheets.
Fees that are directly associated with an equity offering are recorded to additional paid-in capital in the event the Company completes an equity issuance.
Business combinations
The Company includes the results of operations of the businesses that are acquired as of the respective dates of acquisition. The Company allocates the fair value of the purchase price of acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The Company estimates and records the fair value of purchased intangible assets, which primarily consists of customer relationships, trademarks, and non-compete agreements. The excess of the fair value of the purchase price over the fair values of these identifiable assets, both tangible and intangible, and liabilities is recorded as goodwill.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The Company bases its estimates on past experiences, market conditions, and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company uses estimates to determine many reported amounts, including but not limited to gross vs net assessment in revenue recognition, recoverability of goodwill and long-lived assets, useful lives used in amortization of intangibles, income taxes and valuation allowances, stock-based compensation and fair values of assets and liabilities acquired in business combinations.

Fair value measurements
The Company employs a hierarchy which prioritizes the inputs used to measure recurring fair value into three distinct categories based on the lowest level of input that is significant to the fair value measurement. The methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest levels to unobservable inputs, summarized as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities.
•Level 2 – Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities).
•Level 3 – Significant unobservable inputs (including our own assumptions in determining fair value).
We use the cost, income or market valuation approaches to estimate the fair value of our assets and liabilities when insufficient market-observable data is available to support our valuation assumptions.
Fair value of financial instruments
The Company considers the fair value of all financial instruments, including cash, accounts receivable and accounts payable to approximate their carrying values at year-end due to their short-term nature. The carrying value of the Company’s debt approximates fair value due to the market rates of interest.
Net loss per share
Basic net loss per share excludes dilution and is determined by dividing net loss by the weighted average number of common shares outstanding including participating securities during the period. Diluted net loss per share attributable to common stockholders reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock including stock options, restricted stock units and warrants using the treasury stock method.
Adjustment to prior period consolidated financial statements
Subsequent to the issuance of the Company’s consolidated financial statements as of and for the year ended December 31, 2023, the Company determined that prepaid distributions of $1.7 million to holders of LLC Units were incorrectly classified as a related party receivable instead of noncontrolling interest on the consolidated balance sheet. The Company determined that the 2023 consolidated financial statements were not materially misstated but has adjusted the 2023 consolidated financial statements to correct the immaterial error, resulting in a reversal of the prepaid distributions and a reduction in non-controlling interest. In addition, in future filings, the Company will adjust the interim consolidated financial statements in the periods ending March 31, 2024, June 30, 2024 and September 30, 2024 to correct the immaterial error.
Recent accounting pronouncements
Accounting pronouncements adopted
In November 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures. The ASU requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the CODM. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in this ASU are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Accounting pronouncements not yet adopted
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions and applies to all entities subject to income taxes. The new standard is effective for emerging growth companies for annual periods beginning after December 15, 2025. This accounting standard is effective in the first quarter of the Company’s fiscal year ending December 31, 2026. The Company is currently evaluating the impact of adoption on our financial disclosures.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements.
Liquidity and capital resources
Going Concern
The Company evaluated whether relevant conditions or events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern. Substantial doubt exists when conditions and events, considered in the aggregate, indicate it is probable that a company will not be able to meet its obligations as they become due within one year after the issuance date of its financial statements. Management’s assessment is based on the relevant conditions that are known or reasonably knowable as of the date these consolidated financial statements were issued or were available to be issued.
As discussed in Note 9 — Commitments and Contingencies, one of the Company’s sell-side customers paused its connection to the Company for a couple of weeks in May 2024, which reduced sell-side sales volumes. As of the date of this report, sell-side volumes related to this customer have resumed but not yet at the levels experienced prior to the pause in May 2024 which has created significant disruption in the Company’s sell-side business. The Company is actively working with its partners to achieve prior volume levels. However, there can be no assurance that the Company will be able to achieve prior volume levels with its partners or on the timing of achieving such volume levels. Additionally, the Company (1) incurred a net loss of $19.9 million in 2024 including the impact of the sell-side disruption described above and a decrease in customer spend on the buy-side, (2) reported an accumulated deficit of $8.8 million as of December 31, 2024, (3) reported cash and cash equivalents of $1.4 million as of December 31, 2024, (4) has borrowed $3.7 million as of December 31, 2024 and the date of this report, under the Credit Agreement which matures in July 2025, and (5) was notified by Nasdaq on October 18, 2024 that it was not in compliance with Nasdaq’s minimum stockholders’ equity requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months.
The Company anticipates sources of liquidity to include cash on hand, cash flow from operations and cash generated from its sales under the Company’s Equity Reserve Facility, and has taken several actions to address liquidity concerns. These actions include (1) a plan to reduce expenses through a staff reduction, a pause on hiring and cost savings measures that was executed on July 1, 2024 with continuing cost savings impacts through December 31, 2024, (2) working with lenders to provide temporary various relief from debt covenants via amendments on October 15, 2024 and December 27, 2024 (see Note 3 — Long-Term Debt) while rebuilding sell-side volumes, (3) putting in place a program to raise capital through an Equity Reserve Facility with stock sales continuing into 2025 (see Note 4 — Stockholders’ Deficit and Stock-Based Compensation), and (4) a plan to achieve compliance with Nasdaq’s minimum stockholders’ equity requirements by raising additional funds in a registered or private offering. There can be no assurance that the Company’s actions will be successful or that additional financing will be available when needed or on acceptable terms.
The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
Note 3 — Long-Term Debt
At December 31, 2024 and 2023, long-term debt consisted of the following (in thousands):

	December 31,
	2024	2023
2021 Credit Facility (1)	$37,362	$28,594
Credit Agreement	3,700	3,000
Economic Injury Disaster Loan	150	150
Total long-term debt	41,212	31,744
Less: deferred financing cost (1)	(4,238)	(1,688)
Less: debt discount (2)	(1,671)	—
Total long-term debt, net of deferred financing cost and debt discount	35,303	30,056
Less: current portion	(3,700)	(1,478)
Total long-term debt, net of current portion, deferred financing cost and debt discount	$31,603	$28,578
__________________
(1)As of December 31, 2024, amount includes an exit fee of $3.0 million, which is non-interest bearing and due at maturity or prepayment.
(2)As of December 31, 2024, amount includes $1.7 million for the interest reserve, pursuant to the LS Amendment, as defined below, net of amounts amortized for interest.
The components of interest expense and related fees for long-term debt is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Interest expense – 2021 Credit Facility	$3,617	$3,655
Interest expense – Credit Agreement	693	102
Interest expense – other	8	6
Amortization of deferred financing cost and debt discount	1,092	615
Total interest expense and amortization of deferred financing cost and debt discount	$5,410	$4,378
Lafayette Square
On December 3, 2021, the Company entered into the Term Loan and Security Agreement (the “2021 Credit Facility”) with Lafayette Square Loan Services, LLC (“Lafayette Square”) as administrative agent, and the various lenders thereto. The term loan under the 2021 Credit Facility initially provided for a term loan in the principal amount of up to $32.0 million, consisting of a $22.0 million closing date term loan (the “Term Loan”) and an up to $10.0 million delayed draw term loan (the “Delayed Draw Loan”). The loans under the 2021 Credit Facility bear interest at the Term Secured Overnight Financing Rate (“SOFR”) with a credit spread of 0.15% per annum for the interest periods of three months and providing for a credit spread adjustment of 0.10%, 0.15% or 0.25% per annum for interest periods of one month, three months or six months, respectively. The loans under the 2021 Credit Facility bear interest at SOFR plus the applicable credit spread adjustment plus the applicable margin minus any applicable impact discount. Prior to entering into the Fifth Amendment as defined below, the applicable margin under the 2021 Credit Facility was based on the consolidated total net leverage ratio of the Company at a rate of 7.00% per annum if the consolidated total net leverage ratio was less than or equal to 1.00 to 1.00 with gradual increases as the ratio increased up to 10.00% per annum if the consolidated total net leverage ratio was greater than 3.50 to 1.00. The maturity date of the 2021 Credit Facility is December 3, 2026.

On July 28, 2022, the Company entered into the Second Amendment and Joinder to Term Loan and Security Agreement and received proceeds of $4.3 million borrowed under the Delayed Draw Loan to pay the balance owed on the common unit redemption as well as costs associated with the transaction.
Subsequently, on October 3, 2023, the Company entered into the Fourth Amendment to the 2021 Credit Facility (the “Fourth Amendment”) and received proceeds of $3.6 million borrowed under the Delayed Draw Loan to make payments in connection with the consummation of the 2023 warrant tender offer and fees and expenses incurred as described in Note 4 — Stockholders’ Deficit and Stock-Based Compensation. In connection with the Fourth Amendment, the Company agreed it would not be permitted to request any additional funds under the Delayed Draw Loan, and Lafayette Square would not be obligated to fund any such requests.
Quarterly installment payments on the Term Loan and the Delayed Draw Loan, due on the last day of each fiscal quarter, began March 31, 2022 with a final installment due December 3, 2026 for remaining balances outstanding under each loan. Each quarterly installment payment under the closing date term loan was $0.1 million from January 1, 2022 through December 31, 2023, and each quarterly installment payment thereafter until maturity is $0.3 million. Each quarterly installment payment under the Delayed Draw Loan was 0.625% of the amount of the Delayed Draw Loan through December 31, 2023, and each quarterly installment payment thereafter until maturity is 1.25% of the amount of the Delayed Draw Loan.
Under the 2021 Credit Facility, dividends and distributions by DDH LLC to the Company and any shareholders of the Company are permitted so long as (i) no default or event of default is continuing or would occur after giving pro forma effect to such dividends and distributions under the 2021 Credit Facility, (ii) the Company, on a pro forma basis, maintains a consolidated senior net leverage ratio of not greater than 1.5 to 1.0, and (iii) the Company, on a pro forma basis, maintains liquidity of not less than $15.0 million. The Company did not meet these conditions as of December 31, 2024 and therefore DDH LLC assets are considered restricted and no dividends or distributions to the Company and any shareholders is permitted while these conditions are not met.
The 2021 Credit Facility contains customary affirmative and negative covenants. Prior to entering into the Fifth Amendment, the Company was required to maintain varying threshold levels by quarter for net leverage ratio and fixed charge coverage ratio, as well as restrictions on the ability to incur indebtedness, create certain liens, make certain investments, make certain dividends and other types of distributions, and enter into or undertake certain mergers, consolidations, acquisitions and sales of certain assets and subsidiaries.
On October 15, 2024, with an effective date of June 30, 2024, the Company and Lafayette Square entered into the Fifth Amendment to the Term Loan and Security Agreement (the “Fifth Amendment”) which among other things, (1) deferred quarterly installment payments on the Term Loan and the Delayed Draw Loan for the periods from June 30, 2024 through December 31, 2025, (2) required that the Company pay a commitment fee of 50 basis points or an amount of $0.1 million to Lafayette Square, (3) allowed proceeds from future equity raises by the Company, if any, to cure potential financial covenant noncompliance, (4) provided for one-month and three-month interest periods, (5) replaced the calculation of the consolidated total net leverage ratio with a consolidated total leverage ratio for purposes of calculating the applicable margin and the financial covenant and (6) replaced the financial covenants under the 2021 Credit Facility (effective as of June 30, 2024) with varying threshold levels by quarter for minimum trailing twelve months EBITDA, minimum liquidity, maximum consolidated total leverage ratio and minimum fixed charge coverage ratio. The Fifth Amendment was accounted for as a modification. In connection with the amendment, fees paid to Lafayette Square totaling $0.1 million were capitalized and are being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt.
On December 27, 2024, the Company and Lafayette Square entered into the Sixth Amendment and Waiver (the “LS Amendment”) to the 2021 Credit Facility. Under the terms of the LS Amendment, among other changes, Lafayette Square extended a term loan equal to $6.0 million (the “Sixth Amendment Term Loan”). Lafayette Square and the Company agreed to use (1) $4.0 million out of the Sixth Amendment Term Loan to prepay the revolving credit notes under the Credit Agreement as described below, and (2) $2.0 million to fund an interest reserve under the 2021 Credit Facility. The LS Amendment also (1) implemented a minimum unrestricted cash requirement of $750,000 at all times and removed the minimum consolidated EBITDA, (2) requires Lafayette Square’s prior written consent for certain permitted dividends, including dividends to the Company’s shareholders and (3) waived certain existing events of default related to minimum EBITDA covenants. Additionally, the Company is required to provide to Lafayette Square a weekly cash flow forecast, prepared on a cumulative, weekly roll forward basis through a thirteen (13) week projection period. Lastly, a $3.0 million exit fee, which was earned upon execution of the LS Amendment and is payable directly to Lafayette Square at maturity or prepayment, as defined, was added to the term loan balance. The Company was in compliance with all the financial covenants under the 2021 Credit Facility, as amended, as of December 31, 2024. The LS Amendment was accounted for as a modification. In connection with the amendment, the $3.0 million exit fee was capitalized and is being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt, and fees paid to third parties totaling $0.1 million were expensed as incurred.
At the Company’s option, the Company may at any time prepay the outstanding principal balance of the 2021 Credit Facility in whole or in part, without fee, penalty or premium other than the $3.0 million exit fee due at maturity or prepayment, as defined under the LS Amendment. The obligations under the 2021 Credit Facility are secured by senior, first-priority liens on all or substantially all assets of the Company. As of December 31, 2024, the Company owed a balance on the 2021 Credit Facility of $37.4 million. Additional deferred financing costs of $3.3 million and less than $0.1 million were incurred during the year ended December 31, 2024 and 2023, respectively. Unamortized deferred financing costs as of December 31, 2024 and 2023 were $4.2 million and $1.7 million, respectively. Unamortized debt discount related to the interest reserve added under the LS Amendment as of December 31, 2024 and 2023 was $1.7 million and $0, respectively. Accrued and unpaid interest was $0 as of December 31, 2024 and 2023.
2023 Revolving Line of Credit - East West Bank
On July 7, 2023, the Company entered into a Credit Agreement (as amended, the “Credit Agreement”) with East West Bank (“EWB”), as lender. The Credit Agreement provides for a revolving credit facility in the principal amount of up to $10.0 million, subject to a borrowing base determined based on eligible accounts, and an up to $5.0 million uncommitted incremental revolving facility. Loans under the Credit Agreement mature on July 7, 2025 (the “Maturity Date”), unless the Credit Agreement is otherwise terminated pursuant to the terms of the Credit Agreement.
Borrowings under the Credit Agreement bear interest at a rate per annum equal to the one-month Term SOFR rate as determined by EWB on the first day of the applicable interest period, plus 0.10%, plus 3.00% per annum (the “Loan Rate”); provided, that, in no event shall the Loan Rate be less than 0.50% of the Loan Rate effective as of the date of the Credit Agreement nor more than the maximum rate of interest allowed under applicable law. Upon an event of default under the Credit Agreement, the outstanding principal amounts of any advances will accrue interest at a rate per annum equal to the Loan Rate plus five percent (5%), but in no event in excess of the maximum rate of interest allowed under applicable law.
At the Company’s option, the Company may at any time prepay the outstanding principal balance of the Credit Agreement in whole or in part, without fee, penalty or premium. All accrued but unpaid interest on outstanding advances under the Credit Agreement are payable in monthly installments on the last day of each monthly interest period until the Maturity Date when the then-outstanding principal balance of the advances and all accrued but unpaid interest thereon becomes due and payable. The obligations under the Credit Agreement are secured by all or substantially all of the borrowers’ assets.
Prior to entering into the Third Amendment as defined below, the Company was required to maintain compliance at all times with financial covenants with varying threshold levels by quarter for fixed charge coverage ratio, total funded debt-to-EBITDA ratio and a liquidity covenant. Revolving Credit Availability was defined as an amount such that the ratio of the value of eligible accounts to the aggregate amount of all outstanding advances under the credit agreement at such time is not less than 2.0 to 1.0. Additionally, the amounts outstanding under the Credit Agreement exceeded the Company’s borrowing base as of June 30, 2024 by $0.5 million which was addressed in the Third Amendment, requiring a $1.0 million principal payment on the outstanding loans under the Credit Agreement as of the date of the Third Amendment.

On October 15, 2024, with an effective date of June 30, 2024, the Company and EWB entered into the Third Amendment to the Credit Agreement (the “Third Amendment”) which, among other things, (1) provided that the Company make prepayments of the outstanding principal balance of the Credit Agreement of $1.0 million upon execution of the Third Amendment, $1.0 million on or before January 15, 2025 and $2.0 million on or before April 15, 2025, (2) required the Company to file a registration statement with the SEC to establish an equity line of credit offering on or before October 31, 2024 and to use commercially reasonable efforts to cause such registration statement to become effective, (3) required the net proceeds of a potential equity line of credit to be applied to the outstanding principal balance under the Credit Agreement in an amount that would cause the ratio of the value of eligible accounts to the aggregate amount of revolving credit advances to be not less than 1.00 to 1.00, (4) requires the consent of EWB prior to the ability of the Company to make certain restricted payments, including cash dividends, (5) requires the Company to make additional prepayments in the amount by which the outstanding loans under the Credit Agreement exceed the borrowing base between the calendar months ending November 30, 2024 and April 15, 2025, and (6) replaced the financial covenants under the Credit Agreement, effective as of June 30, 2024, with varying threshold levels by quarter for minimum trailing twelve months EBITDA, minimum liquid assets, maximum total funded debt to EBITDA leverage ratio, minimum fixed charge coverage ratio and revolving credit availability. The Third Amendment was accounted for as a modification. In connection with the amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
On December 27, 2024, the Company and EWB entered into the Waiver and Fourth Amendment (the “EWB Amendment”) to Credit Agreement. Under the terms of the EWB Amendment, among other things, (1) the Company made prepayments on the revolving credit notes under the Credit Agreement equal to $5.0 million, consisting of (a) $4.0 million from the proceeds of the LS Amendment (as defined above) and (b) $1.0 million as the Company’s out-of-pocket prepayment, (2) such prepayments were used to permanently reduce the commitment under the Credit Agreement to $5.0 million, (3) the financial covenants under the Credit Agreement were amended to implement a minimum unrestricted cash requirement of $750,000 at all times and to remove the minimum EBITDA covenant; and (4) EWB waived certain existing events of default related to the prior minimum EBITDA covenant. Additionally, the Company is required to provide to EWB a weekly cash flow forecast, prepared on a cumulative, weekly roll forward basis through a thirteen (13) week projection period. The Company was in compliance with all the financial covenants under the Credit Agreement, as amended, as of December 31, 2024. The EWB Amendment was accounted for as a modification. In connection with the amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
The Credit Agreement contains customary representations and warranties and includes affirmative and negative covenants applicable to the borrowers and their respective subsidiaries. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal existence and governmental compliance, deliver certain financial reports and maintain insurance coverage. The negative covenants include, among others, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions.
The Credit Agreement also includes customary events of default, including, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, defaults under any of the loan documents, certain cross-defaults to other indebtedness, certain bankruptcy and insolvency events, invalidity of guarantees or grant of security interest, certain ERISA-related transactions and events, certain orders of forfeiture, change of control, certain undischarged attachments, sequestrations, or similar proceedings, and certain undischarged or non-stayed judgments, in certain cases subject to certain thresholds and grace periods. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement of the Company or other borrowers. During the year ended December 31, 2024, the Company incurred less than $0.1 million of deferred financing costs associated with the Credit Agreement. As of December 31, 2024, there was $3.7 million outstanding under the Credit Agreement.
The collateral securing the obligations under the 2021 Credit Facility and the Credit Agreement is subject to intercreditor agreements between Lafayette Square and EWB.

Silicon Valley Bank (“SVB”) Financing
On January 9, 2023, the Company entered into a Loan and Security Agreement (the “SVB Loan Agreement”), by and among SVB, as lender, and DDH LLC, the Company, Huddled Masses, Colossus Media and Orange 142, as borrowers. The SVB Loan Agreement provided for a revolving credit facility (the “SVB Revolving Credit Facility”) in the original principal amount of $5 million, subject to a borrowing base determined based on eligible accounts, and up to an additional $2.5 million incremental revolving facility subject to the lender’s consent, which would increase the aggregate principal amount of the Credit Facility to $7.5 million. Loans under the SVB Revolving Credit Facility were to mature on September 30, 2024 unless the Credit Facility was otherwise terminated pursuant to the terms of the Loan Agreement.
On March 10, 2023, the California Department of Financial Protection and Innovation closed SVB and appointed the Federal Deposit Insurance Corporation as receiver. As the Company had not yet drawn any amounts under the SVB Revolving Credit Facility, on March 13, 2023, the Company issued a notice of termination of the SVB Loan Agreement. The termination of the SVB Revolving Credit Facility became effective April 20, 2023. Prior to issuing the notice of termination, the Company received consent to terminate the SVB Revolving Credit Facility and a waiver of the terms relating to the SVB Revolving Credit Facility under its Term Loan and Security Agreement, dated as of December 3, 2021, with Lafayette Square. The Company did not hold material cash deposits or securities at Silicon Valley Bank and did not experience any adverse impact to its liquidity or to its business operations, financial condition or results of operations as a result of the SVB closure. During the year ended December 31, 2023, the Company incurred $0.3 million of deferred financing costs. After the Company issued the notice of termination, total deferred financing costs of $0.3 million were expensed to loss on early termination of line of credit during the year ended December 31, 2023.
U.S. Small Business Administration Loans
Economic Injury Disaster Loan
In 2020, the Company applied and was approved for a loan pursuant to the Economic Injury Disaster Loan (“EIDL”), administered by the U.S. Small Business Administration (“SBA”). The Company received the loan proceeds of $0.2 million on June 15, 2020. The loan bears interest at a rate of 3.75% and matures on June 15, 2050. Installment payments, including principal and interest, of less than $0.1 million began monthly on December 15, 2022. Each payment will first be applied to pay accrued interest, then the remaining balance will be used to reduce principal. The loan is secured by substantially all assets of DDH LLC.
Accrued and unpaid interest expense as of December 31, 2024 and December 31, 2023 was less than $0.1 million and is included in accrued liabilities on the consolidated balance sheets.
Overall
As of December 31, 2024, future minimum payments related to long-term debt are as follows (in thousands):

2025	$3,700
2026	37,366
2027	3
2028	3
2029	4
Thereafter	136
Total	41,212
Less current portion	(3,700)
Less deferred financing cost	(4,238)
Less debt discount	(1,671)
Long-term debt, net of current portion, deferred financing cost and debt discount	$31,603

Note 4 — Stockholders’ Deficit and Stock-Based Compensation
Stockholders’ Equity – Initial Public Offering
Following the completion of the Organizational Transactions, DDH LLC’s limited liability company agreement was amended and restated to, among other things, appoint the Company as the sole managing member of DDH LLC and effectuate a recapitalization of all outstanding preferred units and common units into (i) economic nonvoting units of DDH LLC held by the Company and, through their indirect ownership of DDM, the Company’s Chairman and Chief Executive Officer and President, and (ii) noneconomic voting units of DDH LLC, 100% of which are held by the Company. In December 2023, DDM tendered 7,455 of its limited liability company units to the Company in exchange for newly issued shares of Class A Common Stock of the Company on a one-for-one basis. In connection with these exchanges, an equivalent number of the holder’s shares of Class B Common Stock were cancelled. As of December 31, 2024, DDM held 197,600 shares of Class B Common Stock.
The Company is authorized to issue 160,000,000 shares of Class A Common Stock, par value $0.001 per share, 20,000,000 shares of Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
On February 15, 2022, the Company completed its initial public offering of 50,909 units (“Units”), each consisting of (i) one share (subject to adjustment for the Company’s 55-to-1 reverse stock split) of its Class A Common Stock and (ii) one warrant (subject to adjustment for the Company’s 55-to-1 reverse stock split) entitling the holder to purchase one share of its Class A Common Stock at an exercise price of $302.50 per share. The warrants became immediately exercisable upon issuance and were exercisable for a period of five years after the issuance date. The shares of Class A Common Stock and warrants were immediately transferable separately upon issuance. At December 31, 2024, none of these warrants were outstanding. The underwriters in our initial public offering were granted a 45-day option to purchase up to an additional 7,636 shares and/or warrants, or any combination thereof, to cover over-allotments, which they initially exercised, in part, electing to purchase warrants to purchase an additional 7,636 shares of Class A Common Stock. As of December 31, 2024, none of these warrants were outstanding. In connection with the Company’s initial public offering, the Company issued to the underwriters of the offering a unit purchase option to purchase (i) an additional 2,545 Units at a per Unit exercise price of $363.00, which was equal to 120% of the public offering price per Unit sold in the initial public offering, and (ii) warrants to purchase 381 shares of Class A Common Stock at a per warrant exercise price of $0.66, which was equal to 120% of the public offering price per warrant sold in the offering. A group of underwriters exercised 1,272 Units and 190 warrants in November 2023. At December 31, 2024, 1,272 Units and 190 warrants were outstanding.
The warrants had a fair value of $0 that was calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 1.94% based on the applicable U.S. Treasury bill rate, (2) expected life of 5 years, (3) expected volatility of approximately 66% based on the trading history of similar companies, and (4) zero expected dividends.
On August 29, 2023, the Company filed a Tender Offer Statement on Schedule TO pursuant to which the Company offered to purchase all of its outstanding warrants for $66.00 per warrant in cash. The Tender Offer expired at one minute after 11:59 PM, Eastern Time on September 28, 2023. The Company accepted all validly tendered warrants for purchase and settlement on October 2, 2023. As a result of the Tender Offer, a total of 40,248 warrants were tendered and not validly withdrawn prior to the expiration of the tender offer for a total purchase price of approximately $2.7 million. On October 23, 2023, the Company distributed a notice of redemption to the registered holders of the remaining outstanding warrants announcing the redemption of those warrants for $19.25 per warrant. The redemption closed on October 30, 2023, and all remaining 18,257 warrants were purchased for an aggregate price of approximately $0.4 million.
Equity Reserve Facility
On October 18, 2024, the Company entered into a Share Purchase Agreement (the “Purchase Agreement”) with New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”), pursuant to which New Circle has committed to purchase, subject to certain limitations, up to $20 million (the “Total Commitment”) of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”). Under the applicable Nasdaq rules, the Company was not permitted to issue to New Circle under the Purchase Agreement more than 19.99% of the shares of all classes of the Company’s common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtained stockholder approval to issue shares of its Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by New Circle for all shares of the Company’s Class A Common Stock, if any, that the Company elected to sell to New Circle under the Purchase Agreement equaled or exceeded certain minimums permitted under the rules of the Nasdaq Stock Market. The purchase price of the shares that may be sold to New Circle under the Purchase Agreement is based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. On December 27, 2024, the Company’s stockholders approved the issuance and sale of up to 154,545 shares above the Exchange Cap to New Circle under the Purchase Agreement.
As consideration for New Circle’s irrevocable commitment to purchase shares of the Company’s Class A Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company paid New Circle structuring and legal fees of less than $0.1 million. In addition, the Company issued 1,141 shares of the Company’s Class A Common Stock to New Circle. The Company sold 28,727 shares of the Company’s Class A Common Stock for $3.0 million during the year ended December 31, 2024. In 2025, through the date of this report, the Company sold an additional 25,261 shares of the Company’s Class A Common Stock for $1.9 million.
The Purchase Agreement will automatically terminate on the earliest of (i) the 36-month anniversary of the of the Purchase Agreement, (ii) the date on which New Circle shall have made payment to the Company for Class A Common Stock equal to the Total Commitment or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction that would prohibit any of the transactions contemplated by the Purchase Agreement goes into effect. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle so long as (a) there are no outstanding purchase notices under which our Class A Common Stock have yet to be issued and (b) the Company has paid all amounts owed to New Circle pursuant to the Purchase Agreement. The Company and New Circle may also agree to terminate the Purchase Agreement by mutual written consent.
Noncontrolling Interest
Direct Digital Holdings, Inc. is the sole managing member of DDH LLC, and consolidates the financial results of DDH LLC. Therefore, Direct Digital Holdings, Inc. reports a noncontrolling interest (“NCI”) based on the common units of DDH LLC held by DDM. While Direct Digital Holdings, Inc. retains its controlling interest in DDH LLC, changes in its ownership interest in DDH LLC are accounted for as equity transactions. As such, future redemptions or direct exchanges of LLC Units by DDM will result in a change in ownership and reduce or increase the amount recorded as noncontrolling interest and increase or decrease additional paid-in capital when DDH LLC has positive or negative net assets, respectively.
Stock-Based Compensation Plans
In connection with the initial public offering, the Company adopted the 2022 Omnibus Incentive Plan (“2022 Omnibus Plan”) to facilitate the grant of equity awards to the Company’s employees, consultants and non-employee directors. The Company’s board of directors reserved 27,273 shares of Class A Common Stock for issuance in equity awards under the 2022 Omnibus Plan. Information on activity for both the stock options and RSUs is detailed below. As of December 31, 2024, there were 44,582 shares available for grant under the 2022 Omnibus Plan.
During the years ended December 31, 2024 and 2023, the Company recognized $1.6 million and $2.1 million, respectively, of total stock-based compensation expense in the consolidated statement of operations in compensation, tax and benefits. The 2023 stock-based compensation expense includes $1.4 million of bonus accrued for 2023 performance by certain Company executives which was paid out via a grant of Company stock in March 2024.

Stock Options
Options to purchase shares of common stock vest annually on the grant date anniversary over a period of three years and expire 10 years following the date of grant. The following table summarizes the stock option activity under the 2022 Omnibus Plan during the year ended December 31, 2024:

	Stock Options
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	6,748	$138.05	8.77	$4,591
Granted	—	$—	—	$—
Exercised	(228)	$131.45	—	$179
Forfeited and expired	(412)	$156.75	—	$41
Outstanding at December 31, 2024	6,108	$136.95	7.78	$—
Vested and exercisable at December 31, 2024	3,160	$119.90	7.65	$—
As of December 31, 2024, unrecognized stock-based compensation of $0.2 million was related to 2,947 of unvested stock options which will be recognized on a straight-line basis over a weighted-average vesting period of 0.64 years.
Restricted Stock Units
RSUs generally vest annually on the grant date anniversary over a period of three years. A summary of RSU activity during the year ended December 31, 2024 and related information is as follows:

	Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested - December 31, 2023	9,862	$157.85
Granted	3,151	$553.85
Vested	(8,052)	$314.60
Forfeited	(257)	$165.55
Unvested - December 31, 2024	4,704	$154.00
The majority of vested RSUs were net share settled such that the Company withheld shares with a value equivalent to the employees’ obligation for the applicable income and other employment taxes. The total shares withheld were 1,810 and were based on the value of the RSUs on their respective vesting dates as determined by the Company’s closing stock price. As of December 31, 2024, there was unrecognized stock-based compensation of $0.4 million related to unvested RSUs which will be recognized on a straight-line basis over a weighted average period of 0.63 years.
Note 5 — Tax Receivable Agreement and Income Taxes
Tax Receivable Agreement
The Company’s TRA with DDH LLC and DDM (together, the “TRA Holders”) provides for payment by the Company to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes or is deemed to realize in certain circumstances. The Company retains the benefit of the remaining 15% of these net cash savings.

The TRA liability is calculated by determining the tax basis subject to the TRA (“tax basis”) and applying a blended tax rate to the basis differences and calculating the resulting impact. The blended tax rate consists of the U.S. federal income tax rate and assumed combined state and local income tax rate driven by the apportionment factors applicable to each state. Any taxable income or loss generated by the Company will be allocated to TRA Holders in accordance with the LLC Agreement and the TRA, and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations will be made. Pursuant to the Company’s election under Section 754 of the Code in 2022, the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC interests are redeemed or exchanged by the members of DDH, LLC. In December 31, 2023, members of DDM exchanged 7,455 Class B shares into Class A shares.
The Company has recorded a liability related to the tax receivable agreement of $0 and $5.2 million as of December 31, 2024 and 2023, respectively. The Company has recorded a deferred tax asset of $0 and $6.2 million as of December 31, 2024 and 2023, respectively. The deferred tax asset is net of a valuation allowance of $7.7 million and $0.5 million as of December 31, 2024 and 2023, respectively. Payments of $0 and less than $0.1 million were made during the years ended December 31, 2024 and 2023. The payments under the TRA will not be conditional on holder of rights under the TRA having a continued ownership interest in either DDH LLC or the Company. The Company may elect to defer payments due under the TRA if the Company does not have available cash to satisfy its payment obligations under the TRA. Any such deferred payments under the TRA generally will accrue interest from the due date for such payment until the payment date. The Company accounts for any amounts payable under the TRA in accordance with ASC Topic 450, Contingencies, and recognizes subsequent period changes to the measurement of the liability from the TRA in the statement of operations as a component of income before taxes. For the year ended December 31, 2024, $5.2 million was recognized as income under other income (expense) due to the derecognition of the TRA liability, as a valuation allowance was recorded against the deferred taxes associated with the TRA.
The term of the TRA commenced upon completion of the initial public offering and will continue until all tax benefits that are subject to the TRA have been utilized or expired, unless the Company exercises its right to terminate the TRA. If the Company elects to terminate the TRA early (or it is terminated early due to changes in control), the obligations under the TRA would accelerate and the Company would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by the Company under the TRA.
Income Taxes
Through the Organizational Transactions completed in February 2022, the Company formed an Up-C structure which allows DDM to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership for U.S. federal income tax purposes. Under the Up-C structure, the Company is subject to corporation income tax based on the ownership. There was no exchange of shares of Class B Common Stock for shares of Class A Common Stock in the year ended December 31, 2024.
The components of income tax expense are as follows (in thousands):

	Year Ended December 31,
	2024	2023
Current:
Federal	$—	$—
State	—	—
Total current	—	—
Deferred:
Federal	$5,192	$205
State	940	363
Total deferred	6,132	568
Total income tax expense	$6,132	$568

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2024	2023
Federal income tax expense at statutory rate	21.0%	21.0%
State income tax expense	—%	0.6%
Partnership income not taxed	(22.0)%	(17.0)%
Valuation allowance	(51.9)%	(7.3)%
Deferred tax remeasurement	—%	(6.5)%
Derecognition of tax receivable agreement liability	7.9%	—%
Other	0.5%	0.1%
Effective income tax rate	(44.5)%	(9.1)%
Deferred tax assets and liabilities reflect the net tax effects of net operating loss and tax credit carryforwards and temporary differences between the carrying amount of assets and liabilities for financial reporting and the amounts used for tax purposes. The components of deferred tax assets are as follows (in thousands):

	December 31,
	2024	2023
Deferred tax assets related to:
Net operating loss carryforwards	$1,454	$280
Partnership basis difference and other	6,255	6,312
Total deferred tax assets	$7,709	$6,592
Valuation allowance	(7,709)	(460)
Total deferred tax assets, net	$—	$6,132
As of December 31, 2024, the Company had federal and state net operating loss carryforwards of $5.8 million and $3.7 million, respectively. Federal net operating loss carryforwards can be carried forward indefinitely and state net operating loss carryforwards are carried forward to each jurisdiction based on the varying state statutes. The Company recorded a valuation allowance of $7.7 million against its deferred tax assets at December 31, 2024. The valuation allowance increased by $7.2 million when compared to the valuation allowance $0.5 million recorded as of December 31, 2023.
The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. In the normal course of business, the Company can be examined by various tax authorities, including the Internal Revenue Service in the United States. There are currently no federal or state audits in process. The Company analyzes its tax filing positions in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. Federal and various states returns for the years ended December 2023 and 2022 remain open as of December 31, 2024. The Company evaluates tax positions taken or expected to be taken in the course of preparing an entity’s tax returns to determine whether it is “more-likely-than-not” that each tax position will be sustained by the applicable tax authority. As of December 31, 2024 and 2023, the Company had no uncertain tax positions. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.
Note 6 — Related Party Transactions
Up-C Structure
In February 2022, the Company completed an initial public offering of its securities, and through the Organizational Transactions, formed an Up-C structure, which is often used by partnerships and limited liability companies and allows DDM, a Delaware limited liability company indirectly owned by Mark Walker (“Walker”) and Keith Smith (“Smith”), to retain its equity ownership in DDH LLC and to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass-through” entity, for U.S. federal income tax purposes. DDM holds economic nonvoting LLC Units in DDH LLC and holds noneconomic voting equity interests in the form of the Class B Common Stock in Direct Digital Holdings (See Note 4 — Stockholders’ Deficit and Stock-Based Compensation). One of the tax benefits to DDM associated with this structure is that future taxable income of DDH LLC that is allocated to DDM will be taxed on a pass-through basis and therefore will not be subject to corporate taxes at the entity level. Additionally, DDM may, from time to time, redeem or exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis. The Up-C structure also provides DDM with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. If the Company ever generates sufficient taxable income to utilize the tax benefits, DDH expects to benefit from the Up-C structure because, in general, the Company expects cash tax savings in amounts equal to 15% of certain tax benefits arising from such redemptions or exchanges of DDM’s LLC Units for Class A Common Stock or cash and certain other tax benefits covered by the TRA. As described in Note 5 — Tax Receivable Agreement and Income Taxes, for the year ended December 31, 2024, $5.2 million was recorded as income in other income (expense) for such change as the deferred taxes giving rise to the TRA have a valuation allowance recorded to offset the deferred tax assets.
The aggregate balance of tax receivable liabilities as of December 31, 2024 and 2023, is as follows (in thousands):

	December 31,
	2024	2023
Liability related to tax receivable agreement:
Short term	$41	$41
Long term	—	5,201
Total liability related to tax receivable agreement	$41	$5,242
Note 7 — Segment Information
Revenue by business segment is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Sell-side advertising	$35,660	$122,434
Buy-side advertising	26,628	34,676
Total revenues	$62,288	$157,110
Operating loss by business segment reconciled to loss before income taxes is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Sell-side advertising	$(579)	$4,874
Buy-side advertising	4,001	7,792
Corporate office expenses	(16,655)	(14,851)
Total operating loss	(13,233)	(2,185)
Corporate other expense	(542)	(4,091)
Loss before income taxes	$(13,775)	$(6,276)

Total assets by business segment are as follows (in thousands):

	December 31,
	2024	2023
Sell-side advertising	$3,755	$34,354
Buy-side advertising	18,664	22,539
Corporate office	3,587	12,042
Total assets	$26,006	$68,935
Note 8 — Net Loss Per Share
The Company has two classes of common stock, Class A and Class B. Shares of the Company’s Class B Common Stock do not share in the earnings or losses attributable to Direct Digital Holdings, Inc. and are therefore not participating securities. The Company uses the two-class method to calculate basic and diluted earnings per share as a result of outstanding participating securities in the form of warrants. The holders of warrants do not have a contractual obligation to share in the Company’s losses. As such, losses are attributed entirely to common stockholders and for periods in which the Company has reported a net loss, diluted loss per common share is the same as basic loss per common share. The following table sets forth the computation of the Company’s basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31,
	2024	2023
Net loss attributable to Class A shareholders and participating securities	(6,236)	(2,194)
Less: net loss allocated to participating securities	—	—
Net loss allocated to Class A shareholders	$(6,236)	$(2,194)

Weighted average common shares outstanding - basic	68	54
Class B Common Stock	—	—
Options to purchase common stock	—	—
Unvested restricted stock units	—	—
Weighted average common shares outstanding - diluted	68	54
Net loss per common share, basic	$(91.26)	$(40.40)
Net loss per common share, diluted	$(91.26)	$(40.40)
The following weighted-average outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2024	2023
Class B Common Stock	198	205
Options to purchase common stock	6	9
Restricted stock units	7	6
Total excludable from net loss per share attributable to common stockholders - diluted	211	220

Note 9 — Commitments and Contingencies
Litigation
We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. As of the date hereof, except as set forth below, we are not a party to any material legal or administrative proceedings nor are there any proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.
On May 10, 2024, the Company was the subject of a defamatory article / blog post. In connection with this post, one of the Company’s sell-side customers paused its connection to the Company while the allegations were investigated. This customer reconnected the Company on May 22, 2024 and sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024. The Company is actively working with its partners to achieve prior volume levels. In May 2024, the Company, as plaintiff, filed a lawsuit against the author of the defamatory article. On March 5, 2025, the United States District Court for the District of Maryland denied the defendant’s motion to dismiss in its entirety, and the Company will continue to vigorously pursue its claims and rights. The Company cannot make any predictions about the final outcome of this litigation matter or the timing thereof.
On May 23, 2024, an alleged stockholder, purportedly on behalf of the persons or entities who purchased or acquired publicly traded securities of the Company between April 2023 and March 2024, filed a putative class action against the Company, certain of our officers and directors, and other defendants in the U.S. District Court for the Southern District of Texas, alleging violations of federal securities laws related to alleged false or misleading disclosures made by the Company in its public filings. On July 9, 2024, another alleged stockholder filed a similar securities class action against the Company, certain of our officers and directors, also in the Southern District of Texas. The two actions have been consolidated. Each of these complaints seeks unspecified damages, plus costs, fees, and attorneys’ fees. The Company cannot make any predictions about the final outcome of this matter or the timing thereof but believes that plaintiffs’ claims lack merit and intends to vigorously defend these lawsuits.
Other Expense (within Operating Expenses)
Typically, short payments received from our customers are charged back to our publishers, in accordance with our contracts with the publishers. In January 2024, we received notice from one of our sell-side customers that it would be short paying the Company’s invoices. The Company has requested, but has not yet received, an explanation from the customer for the short payment, and therefore the Company disputed it. Because this information has not been received, the Company paid $8.8 million to a few publishers related to these charges. As a result, for the year ended December 31, 2023, the Company has not recognized revenue related to the short payments and recognized $8.8 million in other expense related to the payments made to the publishers. Although the Company is attempting to recover these amounts, recovery is neither estimable or probable and there can be no assurance that the Company will recover any amounts associated with this matter. We do not expect these amounts to recur in any material fashion, although there is no assurance that customers will not take such action in the future.
Operating Leases
During the years ended December 31, 2024 and 2023, the Company incurred fixed rent expense associated with operating leases for real estate of $0.3 million and $0.3 million, respectively. The Company did not have any finance leases, short-term leases nor variable leases over this time period. During the years ended December 31, 2024 and 2023, the Company had the following cash and non-cash activities associated with leases (in thousands):

	Year Ended December 31,
Cash paid for amounts included in the measurement of lease liabilities:	2024	2023
Operating cash outflow for operating leases	$206	$154
Non-cash changes to the operating lease ROU assets and operating lease liabilities:
Additions and modifications to ROU asset obtained from new operating liabilities	$200	$153
The weighted-average remaining lease term and discount rate for the Company’s operating leases is 4.5 years and 8.3%, respectively, as of December 31, 2024. The weighted-average remaining lease term and discount rate for the Company’s operating leases is 5.5 years and 8.3%, respectively, as of December 31, 2023.
The future payments due under operating leases as of December 31, 2024 is as follows (in thousands):

2025	$258
2026	265
2027	269
2028	167
2029	171
Thereafter	29
Total undiscounted lease payments	1,159
Less effects of discounting	(188)
Less current lease liability	(188)
Total operating lease liability, net of current portion	$783
Note 10 — Property, Equipment and Software, net
Property, equipment and software, net consists of the following (in thousands):

	Useful Life (Years)	December 31,
		2024	2023
Furniture and fixtures	5	$138	$128
Computer equipment	3	20	20
Leasehold improvements	15	43	36
Capitalized software	3	702	702
Property, equipment and software, gross		903	886
Less: accumulated depreciation and amortization		(562)	(287)
Total property, equipment and software, net		$341	$599
The following table summarizes depreciation and amortization expense related to property, equipment and software by line item for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Cost of revenues	$167	$218
General and administrative	108	35
Total depreciation and amortization	$275	$253

Note 11 — Intangible Assets, net
The Company records amortization expense on a straight-line basis over the life of the identifiable intangible assets related to an acquisition in September 2020. For the years ended December 31, 2024 and 2023, amortization expense of $2.0 million and $2.0 million, respectively, was recognized. As of December 31, 2024 and 2023, intangible assets net of accumulated amortization was $9.7 million and $11.7 million, respectively.
As of December 31, 2024 and 2023, intangible assets and the related accumulated amortization, weighted-average remaining life and future amortization expense are as follows (in thousands):

	December 31, 2024
	Weighted-Average Remaining Life (Years)	Original Amount	Accumulated Amortization	Net Total
Customer Lists	5.8	$13,028	$(5,537)	$7,491
Trademarks and tradenames	5.8	3,501	(1,488)	2,013
Non-compete agreements	0.8	1,505	(1,279)	226
Total intangible assets, net		$18,034	$(8,304)	$9,730

	December 31, 2023
	Weighted-Average Remaining Life (Years)	Original Amount	Accumulated Amortization	Net Total
Customer Lists	6.8	$13,028	$(4,234)	$8,794
Trademarks and tradenames	6.8	3,501	(1,138)	2,363
Non-compete agreements	1.8	1,505	(978)	527
Total intangible assets, net		$18,034	$(6,350)	$11,684

December 31, 2024
2025	$1,879
2026	1,653
2027	1,653
2028	1,653
2029	1,653
Thereafter	1,239
Total future amortization expense	$9,730

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$871	$1,445
Accounts receivable, net of provision for credit losses of $944 and $978, respectively	3,594	4,973
Prepaid expenses and other current assets	2,138	2,117
Total current assets	6,603	8,535
Property, equipment and software, net	164	341
Goodwill	6,520	6,520
Intangible assets, net	8,265	9,730
Operating lease right-of-use assets	749	832
Other long-term assets	234	48
Total assets	$22,535	$26,006
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$8,183	$7,657
Accrued liabilities	1,888	1,257
Accrued liabilities - related party	1,875	—
Liability related to tax receivable agreement, current portion	41	41
Current maturities of long-term debt	—	3,700
Current maturities of long-term debt - related party	4,931	—
Deferred revenues	548	507
Operating lease liabilities, current portion	215	188
Income taxes payable	66	—
Total current liabilities	17,747	13,350
Long-term debt, net of current portion, deferred financing cost and debt discount	150	31,603
Long-term debt, net of current portion, deferred financing cost and debt discount - related party	10,667	—
Operating lease liabilities, net of current portion	666	783
Total liabilities	29,230	45,736
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ DEFICIT
Series A Convertible Preferred Stock, $0.001 par value per share, 10,000,000 shares authorized, 25,000 and 0 shares issued and outstanding, respectively	—	—
Class A Common Stock, $0.001 par value per share, 160,000,000 shares authorized, 303,181 and 99,100 shares issued and outstanding, respectively	—	—
Class B Common Stock, $0.001 par value per share, 20,000,000 shares authorized, 174,100 and 197,600 shares issued and outstanding, respectively	—	—
Additional paid-in capital	14,889	3,786
Accumulated deficit	(16,058)	(8,774)
Noncontrolling interest	(5,526)	(14,742)
Total stockholders’ deficit	(6,695)	(19,730)
Total liabilities and stockholders’ deficit	$22,535	$26,006
See accompanying notes to the unaudited condensed consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Sell-side advertising	$641	$2,202	$5,153	$33,001
Buy-side advertising	7,343	6,873	21,133	20,204
Total revenues	7,984	9,075	26,286	53,205
Cost of revenues
Sell-side advertising	1,457	2,654	6,946	30,670
Buy-side advertising	4,313	2,907	11,171	8,091
Total cost of revenues	5,770	5,561	18,117	38,761
Gross profit	2,214	3,514	8,169	14,444
Operating expenses
Compensation, taxes and benefits	3,624	3,526	10,927	12,216
General and administrative	2,501	3,646	7,502	10,757
Total operating expenses	6,125	7,172	18,429	22,973
Loss from operations	(3,911)	(3,658)	(10,260)	(8,529)
Other income (expense)
Other income	15	99	61	190
Expenses for Equity Reserve Facility	—	—	(198)	—
Derecognition of tax receivable agreement liability	—	5,201	—	5,201
Interest expense	(1,104)	(1,413)	(4,739)	(4,068)
Total other (expense) income, net	(1,089)	3,887	(4,876)	1,323
(Loss) income before income taxes	(5,000)	229	(15,136)	(7,206)
Income tax expense	—	6,606	—	6,132
Net loss	(5,000)	(6,377)	(15,136)	(13,338)
Net loss attributable to noncontrolling interest	(2,320)	(3,687)	(7,852)	(9,283)
Net loss attributable to Direct Digital Holdings, Inc.	$(2,680)	$(2,690)	$(7,284)	$(4,055)
Net loss per common share attributable to Direct Digital Holdings, Inc.:
Basic	$(13.01)	$(39.01)	$(42.68)	$(60.82)
Diluted	$(13.01)	$(39.01)	$(42.68)	$(60.82)
Weighted-average number of shares of common stock outstanding:
Basic	233	68	179	66
Diluted	233	68	179	66
See accompanying notes to the unaudited condensed consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(Unaudited)
(in thousands except share data)
Nine Months Ended September 30, 2025

	Preferred Stock		Common Stock				APIC	Accumulated Deficit	Noncontrolling Interest	Stockholders’ Deficit
	Series A Convertible		Class A		Class B
	Units	Amount	Units	Amount	Units	Amount
Balance, December 31, 2024	—	$—	99,100	$—	197,600	$—	$3,786	$(8,774)	$(14,742)	$(19,730)
Stock-based compensation	—	—	—	—	—	—	1,079	—	—	1,079
Issuance related to vesting of restricted stock units, net of tax withholdings	—	—	3,138	—	—	—	—	—	—	—
Issuance pursuant to the Equity Reserve Facility	—	—	177,443	—	—	—	5,872	—	—	5,872
Conversion of Class B to Class A Common Stock	—	—	23,500	—	(23,500)	—	(1,782)	—	1,782	—
Issuance of Series A Convertible Preferred Stock, net of issuance costs	25,000	—	—	—	—	—	21,220	—	—	21,220
Net loss	—	—	—	—	—	—	—	(7,284)	(7,852)	(15,136)
Noncontrolling interest rebalancing	—	—	—	—	—	—	(15,286)	—	15,286	—
Balance, September 30, 2025	25,000	$—	303,181	$—	174,100	$—	$14,889	$(16,058)	$(5,526)	$(6,695)
Three Months Ended September 30, 2025

	Preferred Stock		Common Stock				APIC	Accumulated Deficit	Noncontrolling Interest	Stockholders’ Deficit
	Series A Convertible		Class A		Class B
	Units	Amount	Units	Amount	Units	Amount
Balance, June 30, 2025	—	$—	219,442	$—	189,964	$—	$2,798	$(13,378)	$(14,001)	$(24,581)
Stock-based compensation	—	—	—	—	—	—	374	—	—	374
Issuance related to vesting of restricted stock units, net of tax withholdings	—	—	602	—	—	—	—	—	—	—
Conversion of Class B to Class A Common Stock	—	—	15,864	—	(15,864)	—	(1,169)	—	1,169	—
Issuance pursuant to the Equity Reserve Facility	—	—	67,273	—	—	—	1,292	—	—	1,292
Issuance of Series A Convertible Preferred Stock, net of issuance costs	25,000	—	—	—	—	—	21,220	—	—	21,220
Net loss	—	—	—	—	—	—	—	(2,680)	(2,320)	(5,000)
Noncontrolling interest rebalancing	—	—	—	—	—	—	(9,626)	—	9,626	—
Balance, September 30, 2025	25,000	$—	303,181	$—	174,100	$—	$14,889	$(16,058)	$(5,526)	$(6,695)
Nine Months Ended September 30, 2024

	Common Stock				APIC	Accumulated Deficit	Noncontrolling Interest	Stockholders’ Deficit
	Class A		Class B
	Units	Amount	Units	Amount
Balance, December 31, 2023	63,250	$—	197,600	$—	$3,081	$(2,538)	$(5,962)	$(5,419)
Stock-based compensation	—	—	—	—	811	—	—	811
Issuance related to vesting of restricted stock units, net of tax withholdings	3,547	—	—	—	—	—	—	—
Warrants exercised	711	—	—	—	215	—	—	215
Stock options exercised	228	—	—	—	92	—	—	92
Issuance of stock in lieu of cash bonus, net of tax withholdings	1,267	—	—	—	912	—	—	912
Net loss	—	—	—	—	—	(4,055)	(9,283)	(13,338)
Noncontrolling interest rebalancing	—	—	—	—	(1,615)	—	1,615	—
Balance, September 30, 2024	69,003	$—	197,600	$—	$3,496	$(6,593)	$(13,630)	$(16,727)
Three Months Ended September 30, 2024

	Common Stock				APIC	Accumulated Deficit	Noncontrolling Interest	Stockholders’ Equity
	Class A		Class B
	Units	Amount	Units	Amount
Balance, June 30, 2024	68,880	$—	197,600	$—	$3,459	$(3,903)	$(10,065)	$(10,509)
Stock-based compensation	—	—	—	—	149	—	—	149
Issuance related to vesting of restricted stock units, net of tax withholdings	54	—	—	—	—	—	—	—
Stock options exercised	69	—	—	—	10	—	—	10
Net loss	—	—	—	—	—	(2,690)	(3,687)	(6,377)
Noncontrolling interest rebalancing	—	—	—	—	(122)	—	122	—
Balance, September 30, 2024	69,003	$—	197,600	$—	$3,496	$(6,593)	$(13,630)	$(16,727)
See accompanying notes to the unaudited condensed consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash Flows Used In Operating Activities:
Net loss	$(15,136)	$(13,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing cost and debt discount (premium), net	3,123	558
Amortization of intangible assets	1,465	1,465
Reduction in carrying amount of right-of-use assets	135	115
Depreciation and amortization of property, equipment and software	215	205
Stock-based compensation	1,079	811
Deferred income taxes	—	6,132
Derecognition of tax receivable agreement liability	—	(5,201)
Provision for credit losses/bad debt expense	6	36
Changes in operating assets and liabilities:
Accounts receivable	1,373	30,884
Prepaid expenses and other assets	(878)	(394)
Accounts payable	639	(27,474)
Accrued liabilities and tax receivable agreement payable	978	(1,471)
Income taxes payable	66	65
Deferred revenues	41	595
Operating lease liability	(142)	(83)
Net cash used in operating activities	(7,036)	(7,095)
Cash Flows Used In Investing Activities:
Cash paid for capitalized software and property and equipment	(38)	(17)
Net cash used in investing activities	(38)	(17)
Cash Flows Provided by Financing Activities:
Proceeds from note payable	3,804	—
Payments on term loan	—	(373)
Proceeds from line of credit	—	6,700
Payments on shares withheld for taxes	—	(551)
Payment of expenses for Equity Reserve Facility	(198)	—
Proceeds from issuance of Class A Common Stock	6,708	—
Payments on financed insurance premiums	(114)	—
Payments on line of credit	(3,700)	—
Proceeds from options exercised	—	92
Proceeds from warrants exercised	—	215
Net cash provided by financing activities	6,500	6,083
Net decrease in cash and cash equivalents	(574)	(1,029)
Cash and cash equivalents, beginning of the period	1,445	5,116
Cash and cash equivalents, end of the period	$871	$4,087
Non-cash Financing Activities:
Financed insurance premiums	$291	$—
Common stock issued for subscription receivable	$525	$—
Conversion of term loan into preferred stock net of premium	$21,399	$—
Accrued term loan amendment closing fee	$1,000	$—
Funding of interest reserve through debt	$93	$—
Non-cash funding of debt issuance costs	$78	$—
See accompanying notes to the unaudited condensed consolidated financial statements.

DIRECT DIGITAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1 — Organization and Description of Business
Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021 and headquartered in Houston, Texas, together with its subsidiaries, is an end-to-end, full-service advertising and marketing platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to help brands, agencies and middle market businesses deliver successful marketing results that drive return on investment (“ROI”) across both the sell- and buy-side of the digital advertising ecosystem. Direct Digital Holdings, Inc. is the holding company for Direct Digital Holdings, LLC (“DDH LLC”), the business formed by the Company’s founders in 2018 through acquisitions of Colossus Media, LLC (“Colossus Media”) and Huddled Masses, LLC (“Huddled Masses®” or “Huddled Masses”). Colossus Media operates the Company’s proprietary sell-side programmatic platform (“SSP”) operating under the trademarked banner of Colossus SSPTM (“Colossus SSP”). In September 2020, DDH LLC acquired Orange142, LLC (“Orange 142”) to further bolster its overall programmatic buy-side advertising platform and to enhance its offerings across multiple industry verticals. In February 2022, Direct Digital Holdings, Inc. completed an initial public offering of its securities and, together with DDH LLC, effected a series of transactions (together, the “Organizational Transactions”) whereby Direct Digital Holdings, Inc. became the sole managing member of DDH LLC, the holder of 100% of the voting interests of DDH LLC and the holder of 19.7% of the economic interests of DDH LLC, commonly referred to as an “Up-C” structure. (See Note 6 — Related Party Transactions). In October 2024, the Company announced the unification of its buy-side businesses, Orange 142 and Huddled Masses. In these condensed consolidated financial statements, the “Company,” “Direct Digital,” “Direct Digital Holdings,” “DDH,” “we,” “us” and “our” refer to Direct Digital Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including DDH LLC and, unless otherwise stated, its subsidiaries. All of the subsidiaries are incorporated in the state of Delaware, except for DDH LLC, which was formed under the laws of the State of Texas.
Direct Digital Holdings, Inc. owns 100% of the voting interest in DDH LLC and as of September 30, 2025, it owns 63.5% of the economic interest in DDH LLC. See further discussion of the Up-C structure in Note 6 — Related Party Transactions. DDH LLC was formed on June 21, 2018 and acquired by DDH on February 15, 2022 in connection with the Organizational Transactions. DDH LLC’s wholly-owned subsidiaries are as follows:

Subsidiary	Business Segment	Date of Formation	Date of Acquisition
Colossus Media, LLC	Sell-side	September 8, 2017	June 21, 2018
Orange142, LLC	Buy-side	March 6, 2013	September 30, 2020
Huddled Masses, LLC	Buy-side	November 13, 2012	June 21, 2018
Our sell-side advertising business, operated through Colossus Media, provides advertisers of all sizes an advertising platform that automates the sale of ad inventory between advertisers and marketers. Our platform is intended to help brands, media holding companies, independent agencies or emerging businesses reach audiences, curated creators and publishers find the right brands for their readers, as well as drive advertising yields across all channels: web, mobile, and connected TV (“CTV”). Our platform offers advertising inventory and creator content that is intended to align with brands, media holding companies and mid-market agencies focusing on key growth audiences.
Our buy-side advertising business, now operating as Orange 142, provides technology-enabled advertising solutions and consulting services to clients through multiple demand side platforms (“DSPs”), across multiple industry verticals such as travel and tourism, higher education, energy, healthcare, financial services, consumer products and other sectors with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets. In the digital advertising space, buyers, particularly small and mid-sized businesses, can potentially achieve significantly higher ROI on their advertising spend compared to traditional media advertising by leveraging data-driven over-the-top/connected TV (“OTT/CTV”), video and display, in-app, native including programmatic, search, social, influencer marketing and audio advertisements that are delivered both at scale and on a highly targeted basis.
Providing both the front-end, buy-side operations coupled with the Company’s proprietary sell-side operations is intended to enable the Company to curate the first through the last mile in the ad tech ecosystem execution process to drive higher results.
Note 2 — Basis of Presentation and Consolidation and Summary of Significant Accounting Policies
Basis of presentation and consolidation
The accompanying condensed unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting and as required by Rule 8-03 of Regulation S-X. Accordingly, the condensed unaudited consolidated financial statements may not include all of the information and notes required by GAAP for audited financial statements. The condensed consolidated balance sheet as of December 31, 2024 included herein was derived from audited financial statements but does not include all disclosures required by GAAP for complete financial statements. In the opinion of the Company’s management, the accompanying condensed unaudited consolidated financial statements contain all adjustments, consisting of items of a normal and recurring nature, necessary to present fairly the Company’s financial position as of September 30, 2025, the results of its operations for the three and nine months ended September 30, 2025 and 2024, cash flows for the nine months ended September 30, 2025 and 2024, and stockholders’ deficit for the three and nine months ended September 30, 2025 and 2024. The results of operations for the three and nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the full year. The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities, and related disclosures, as of the date of the financial statements, and the amounts of revenues and expenses reported during the period. Actual results could differ from estimates. The accompanying condensed unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the accompanying notes for the year ended December 31, 2024.
The condensed consolidated financial statements include the accounts of Direct Digital Holdings, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards otherwise applicable to public companies until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) it is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The adoption dates discussed below reflect this election.
Reverse Stock Split
On January 8, 2026, we filed a certificate of amendment (the “Amendment”) to our amended and restated certificate of incorporation, as amended, with the Secretary of State of the State of Delaware, to effect a 55-to-reverse stock split of all classes of our issued and outstanding common stock, without any change to par value (the “Reverse Stock Split”). The Reverse Stock Split became effective January 12, 2026. No fractional shares were issued in connection with the reverse stock split as all fractional shares were rounded down to the next whole share, and a cash payment was made in lieu of such fractional shares. The Reverse Stock Split was intended to bring the Company into compliance with Nasdaq’s Bid Price Rule. All share and per share amounts of our common stock listed in this prospectus have been adjusted to give effect to the reverse stock split.

Revenue recognition
The Company recognizes revenue using the following five steps: 1) identification of a contract with a customer; 2) identification of the performance obligation(s) in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligation(s) in the contract; and 5) recognition of revenue when, or as, the performance obligation(s) are satisfied. The Company’s revenues are derived primarily from two sources: sell-side advertising and buy-side advertising. Thus, the Company disaggregates the revenue earned into these two segments. For additional segment disclosures, refer to Note 7 — Segment Information. The Company maintains agreements with its customers in the form of written service agreements, which set out the terms of the relationship, including payment terms (typically 30 to 90 days).
For the sell-side advertising segment, the Company generates revenue by selling advertising inventory (digital ad units) that the Company purchases from publishers to advertisers through a process of monetizing ad impressions on the Company’s proprietary sell-side programmatic platform operating under the trademarked banner Colossus SSP. For the buy-side advertising segment, the Company generates revenue from customers that enter into agreements with the Company to provide managed advertising campaigns, which include digital marketing and media services to purchase digital advertising space, data and other add-on features.
In connection with the Company’s analysis of principal-versus-agent considerations, the Company has evaluated the specified goods or services and considered whether the Company controls the goods or services before they are provided to the customer, including the three indicators of control. Based upon this analysis and the Company’s specific facts and circumstances, the Company concluded that it is a principal for the goods or services sold through both the Company’s sell-side advertising segment and buy-side advertising segment. On the sell-side advertising segment, the Company combines goods or services into a combined output that forms a single performance obligation to the end customer while on the buy-side advertising segment, the Company controls the specified goods or services before it is transferred to the end customer. Additionally, the Company is the primary obligor in the agreement with customers in both the Company’s sell-side advertising segment and buy-side advertising segment. Therefore, the Company reports revenue on a gross basis inclusive of all supplier costs and pays suppliers for the cost of digital media, advertising inventory, data and any add-on services or features.
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, in our sell-side advertising segment, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing while, in our buy-side segment, the second and third quarters of the year reflect our highest levels of advertising activity and the first quarter reflects the lowest level of such activity.
Sell-side advertising
The Company partners with publishers to sell advertising inventory to the Company’s Colossus Media-curated clients and the open markets (collectively referred to as “buyers”) seeking to access the general market as well as unique multi-cultural audiences. The Company generates revenue from the delivery of targeted digital media solutions, enabling advertisers to connect intelligently with their audiences across online display, video, social and mobile mediums using its proprietary programmatic SSP. The Company refers to its publishers, app developers, and channel partners collectively as its “publishers.” The Company’s platform allows the Company to sell, in real time, ad impressions from publishers to buyers and provides automated inventory management and monetization tools to publishers across various device types and digital ad formats. The Company recognizes revenue at a point in time when an ad is delivered or displayed in response to a winning bid request from ad buyers.
Cash payments made to customers to support integration efforts and long-term contracts are recorded to prepaid expenses or other long-term assets (contract assets) and amortized to revenue over the term of the contract. The Company recorded contract assets in prepaid expenses and other current assets for $0.3 million and $0 and in other long-term assets for $0.2 million and $0 as of September 30, 2025 and December 31, 2024, respectively. During the nine months ended September 30, 2025 and 2024 the Company has amortized $0.1 million and $0, respectively.

Buy-side advertising
The Company purchases media based on the budget established by its customers with a focus on leveraging data services, customer branding, real-time market analysis and micro-location advertising. The Company offers its services on a fully managed basis, which is recognized over time using the output method when the performance obligation is fulfilled. An “impression” is delivered when an advertisement appears on pages viewed by users. The performance obligation, consisting of a series of distinct services, is satisfied over time as the volume of impressions are delivered, up to the contractual maximum. Many customers run several different campaigns throughout the year to capitalize on different seasons, special events and other happenings at their respective regions and localities. The Company provides digital advertising and media buying capabilities with a focus on generating measurable digital and financial life for its customers.
Revenue arrangements are evidenced by a fully executed insertion order (“IO”) and/or a master service agreement (“MSA”) covering a combination of marketing tactics. Generally, IOs specify the number and type of advertising impressions to be delivered over a specified time at an agreed upon price and performance objectives for an ad campaign. Performance objectives are generally a measure of targeting, as defined by the parties in advance, such as number of ads displayed, consumer clicks on ads or consumer actions (which may include qualified leads, registrations, downloads, inquiries or purchases). These payment models are commonly referred to as CPM (cost per impression), CPC (cost per click) and CPA (cost per action). The majority of the Company’s contracts are flat-rate, fee-based contracts.
Cash payments received prior to the Company’s delivery of its services are recorded to deferred revenue until the performance obligation is satisfied. The Company recorded deferred revenue (contract liabilities) to account for billings in excess of revenue recognized, primarily related to contractual minimums billed in advance and customer prepayment, of $0.5 million and $0.5 million as of September 30, 2025 and December 31, 2024, respectively. Revenue recognized during the nine months ended September 30, 2025 and 2024 from amounts included within the deferred revenue balances at the beginning of each respective period amounted to $0.5 million and $0.4 million, respectively.
Accounting Standards Codification (“ASC”) 606 provides various optional practical expedients. The Company elected the use of the practical expedient relating to the disclosure of remaining performance obligations within a contract and will not disclose remaining performance obligations for contracts with an original expected duration of one year or less.
Goodwill
As of September 30, 2025 and December 31, 2024, goodwill was $6.5 million, including amounts related to acquisitions in 2018 and in 2020. The goodwill is deductible for tax purposes and is assessed for impairment at least annually (December 31) starting with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in our management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative goodwill impairment analysis is performed. Depending upon the results of the quantitative measurement, the recorded goodwill may be written down and an impairment expense is recorded in the condensed consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit. Goodwill is reviewed annually and tested for impairment upon the occurrence of a triggering event. The carrying value of the Company’s sell-side reporting unit was negative as of September 30, 2025. Goodwill of $1.2 million as of September 30, 2025 is allocated to the sell-side reporting unit, which is included in the sell-side reportable segment. The Company determined that there was no impairment of goodwill during the nine months ended September 30, 2025 and 2024.
Intangible assets, net
Intangible assets consist of customer relationships, trademarks and non-compete agreements. Intangible assets are recorded at fair value at the time of their acquisition and are stated within the condensed consolidated balance sheets net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives and recorded as amortization expense within general and administrative expenses in the condensed consolidated statements of operations. The Company’s intangible assets are being amortized over their estimated useful lives, using the straight-line method with non-compete agreements over 5 years and other intangibles over 10 years.
Impairment of long-lived assets
The Company evaluates the recoverability of long-lived assets, including property, equipment and software costs and intangible assets if facts or circumstances indicate that any of those assets might be impaired. ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows to determine if a write-down to fair value is necessary. No impairment loss was recognized during the nine months ended September 30, 2025 and 2024.
Stock-based compensation
Stock-based compensation cost for options and restricted stock units (“RSU”) awarded to employees and directors is measured at the grant date based on the calculated fair value of the award and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant). Contingently issued awards with a requisite service period that precedes the grant date are measured and recognized at the start of the requisite service period and remeasured each reporting period until the grant date.
The Company estimates the fair value of RSUs based on the closing price of the Company’s common stock on the date of the grant. The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the Company’s stock price, as well as assumptions regarding the expected common stock price volatility over the term of the stock options, the expected term of the stock options, risk-free interest rates and the expected dividend yield. The risk-free interest rate is derived using the U.S. Treasury yield curve in effect at date of grant. Other assumptions are based on historical experience and activity. The Company considers an estimated forfeiture rate for stock options based on historical experience and the anticipated forfeiture rates during the future contract life.
Income taxes
In February 2022, concurrent with the Organizational Transactions, the Company entered into a tax receivable agreement (“Tax Receivable Agreement” or “TRA”) with DDH LLC and Direct Digital Management, LLC (“DDM”). The TRA provides for certain income (loss) allocations between the Company and DDH LLC under the agreement. DDH LLC is a limited liability company, is treated as a partnership for federal income tax purposes and generally is not subject to any entity-level U.S. federal income tax and certain state and local income taxes. Any taxable income or loss generated by the Company is allocated to holders of LLC units (“LLC Units”) in accordance with the Second Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income or loss under the LLC Agreement. Pursuant to the Company’s election under Section 754 of the Internal Revenue Code (the “Code”), the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC Units are redeemed or exchanged by the members of DDH, LLC. The Company made an election under Section 754 of the Code for each taxable year in which a redemption or exchange of LLC interest occurred. During the nine months ended September 30, 2025, members of DDM exchanged 23,500 shares of Class B Common Stock into shares of Class A Common Stock. No shares were exchanged or converted during the nine months ended September 30, 2024.
Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The establishment of a valuation allowance requires significant judgment and is impacted by various estimates. Both positive and negative evidence, as well as the objectivity and verifiability of that evidence, is considered in determining the appropriateness of recording a valuation allowance on deferred tax assets.
Accounts receivable, net
Accounts receivable primarily consists of billed amounts for products and services rendered to customers under normal trade terms. The Company performs credit evaluations of its customers’ financial condition and generally does not require collateral. Accounts receivable are stated at net realizable value. The Company insures a significant portion of its accounts receivable with unrelated third-party insurance companies in an effort to mitigate any future write-offs and establishes provision for credit losses as deemed necessary for accounts not covered by this insurance. Management periodically reviews outstanding accounts receivable for reasonableness. If warranted, the Company processes a claim with the third-party insurance company to recover uncollected balances, rather than writing the balances off to bad debt expense. The guaranteed recovery for the claim is approximately 90% of the original balance, and if the full amount is collected by the insurance company, the remaining 10% is remitted to the Company. If the insurance company is unable to collect the full amount, the Company records the remaining 10% to bad debt expense. The Company’s provision for credit losses reflects the current expected credit loss inherent in the accounts receivable considering the Company’s aging analysis, historical collection experience, customer creditworthiness, current and future economic conditions and market conditions. Accounts receivable balances are written off against the provision when the Company believes it is probable the receivable will not be recovered. For the nine months ended September 30, 2025 and 2024, the Company’s provision for credit losses net of recoveries, as reflected in the condensed consolidated statements of cash flows, was less than $0.1 million.
Concentrations of customers and suppliers
There is an inherent concentration of credit risk associated with accounts receivable arising from revenue from major customers on both the sell-side and buy-side of the business. For the three months ended September 30, 2025, two customers (both buy-side) accounted for 30% of revenues. For the three months ended September 30, 2024, one customer of the buy-side of the business accounted for 12% of revenues. For the nine months ended September 30, 2025, two customers (both buy-side) accounted for 27% of revenues. For the nine months ended September 30, 2024, one sell-side customer represented 52% of revenues. As of September 30, 2025, two buy-side customers accounted for 33% of accounts receivable. As of December 31, 2024, three customers (two buy-side and one sell-side) accounted for 34% of accounts receivable.
As of September 30, 2025 and December 31, 2024, two vendors and one vendor each accounted for at least 10%, and collectively accounted for 33% and 16%, respectively, of accounts payable.
Accrued liabilities
The components of accrued liabilities on the condensed consolidated balance sheet as of September 30, 2025 and December 31, 2024 are as follows (in thousands):

	September 30, 2025	December 31, 2024
Accrued compensation and benefits	$286	$330
Accrued expenses	1,602	877
Accrued bank fees and interest	—	50
Total accrued liabilities	$1,888	$1,257
Cash and cash equivalents
Cash and cash equivalents consist of funds deposited with financial institutions and highly liquid instruments with original maturities of three months or less. Such deposits may, at times, exceed federally insured limits. The risk of loss attributable to any uninsured balances is mitigated by depositing funds only in high credit quality financial institutions. The Company has not experienced any losses in such amounts and believes it is not exposed to any significant credit risk to cash.

Deferred offering, financing, discount, issuance costs and debt premium
The Company records certain legal, accounting and other third-party fees that are directly associated with a debt financing to deferred financing costs in the event that the Company completes the debt financing. Costs associated with debt financings are amortized to interest expense using the effective interest method over the life of the debt. Unamortized deferred financing costs are netted against debt or classified as prepaid expenses and other current assets in the condensed consolidated balance sheets. Fees that are directly associated with an equity offering are recorded to additional paid-in capital in the event the Company completes an equity issuance. The differences between the face amount and the proceeds upon issuance of debt are recorded as a discount or premium, including debt discount related to the interest reserve added under various amendments to the Company’s credit facilities, and netted against debt in the condensed consolidated balance sheets. Upon a modification, the Company established new effective interest rates based on the carrying value of the modified debt.
Fair value measurements
The Company employs a hierarchy which prioritizes the inputs used to measure recurring fair value into three distinct categories based on the lowest level of input that is significant to the fair value measurement. The methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest levels to unobservable inputs, summarized as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities.
•Level 2 – Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities).
•Level 3 – Significant unobservable inputs (including our own assumptions in determining fair value).
We use the cost, income or market valuation approaches to estimate the fair value of our assets and liabilities when insufficient market-observable data is available to support our valuation assumptions.
Fair value of financial instruments
The Company considers the fair value of all financial instruments, including cash, accounts receivable and accounts payable to approximate their carrying values at year-end due to their short-term nature. The carrying value of the Company’s debt approximates fair value due to the market rates of interest.
Net loss per share
Basic net loss per share excludes dilution and is determined by dividing net loss by the weighted average number of common shares outstanding including participating securities during the period. Diluted net income per share attributable to common stockholders reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock including stock options, restricted stock units and warrants using the treasury stock method, and Series A Convertible Preferred Stock using the if-converted method.
Recent accounting pronouncements
Accounting pronouncements adopted
In August 2023, the FASB issued ASU 2023-05, Business Combinations - Joint Ventures Formations, which requires that joint ventures, upon formation, apply a new basis of accounting by initially measuring assets and liabilities at fair value. The amendments in ASU 2023-05 are effective for joint ventures that are formed on or after January 1, 2025. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements. During the nine months ended September 30, 2025, the Company entered into a joint venture, but no material activity has occurred to date.

Accounting pronouncements not yet adopted
In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions and applies to all entities subject to income taxes. The new standard is effective for public entities for annual periods beginning after December 15, 2024, and early adoption is permitted. The Company is currently evaluating the impact on the disclosures of the Company’s condensed consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which requires a tabular disclosure of the amounts of specified natural expense categories included in each relevant expense caption. Additionally, ASU 2024-03 requires the disclosure of the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The new standard is effective for annual reporting periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact on the disclosures of the Company’s condensed consolidated financial statements.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses: Measurement of Credit Losses for Accounts Receivable and Contract Assets, which simplifies the application of the current expected credit loss model for current accounts receivable and current contract assets under Accounting Standards Codification 606. The new standard is effective for annual reporting periods beginning after December 15, 2025, and interim periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact on the disclosures of the Company’s condensed consolidated financial statements.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s condensed consolidated financial statements.
Liquidity and capital resources
Going Concern
The Company evaluated whether relevant conditions or events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern. Substantial doubt exists when conditions and events, considered in the aggregate, indicate it is probable that a company will not be able to meet its obligations as they become due within one year after the issuance date of its financial statements. Management’s assessment is based on the relevant conditions that are known or reasonably knowable as of the date these condensed consolidated financial statements were issued or were available to be issued.
As discussed in Note 9 — Commitments and Contingencies, one of the Company’s sell-side customers paused its connection to the Company for a couple of weeks in May 2024, which reduced sell-side sales volumes. As of the date of this report, sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024 which has created significant disruption in the Company’s sell-side business. The Company is actively working with its partners to achieve prior volume levels. However, there can be no assurance that the Company will be able to achieve prior volume levels with its partners or on the timing of achieving such volume levels. Additionally, the Company (1) incurred a net loss of $15.1 million for the nine months ended September 30, 2025 including the impact of the sell-side disruption described above, (2) reported an accumulated deficit of $16.1 million as of September 30, 2025, (3) reported cash and cash equivalents of $0.9 million as of September 30, 2025, and (4) was notified by Nasdaq on October 18, 2024 that it was not in compliance with Nasdaq’s minimum stockholders’ equity requirements although it reported, on October 14, 2025, that it believes it has satisfied the stockholders’ equity requirement and awaits a formal compliance determination from Nasdaq. These factors raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months.
The Company anticipates sources of liquidity to include cash on hand, cash flow from operations, cash generated from its sales under the Company’s Equity Reserve Facility with New Circle Principal Investments LLC and cash generated from other potential sales of equity and/or debt securities and has taken several actions to address liquidity concerns. These actions include (1) a plan to reduce expenses through a staff reduction, a pause on hiring and cost savings measures that was executed on July 1, 2024 with continuing cost savings impacts through September 30, 2025, (2) working with lenders to provide temporary various relief from debt covenants via amendments from October 2024 through October 2025 (see Note 3 — Long-Term Debt) while rebuilding sell-side volumes, (3) putting in place a program to raise capital through an Equity Reserve Facility with stock sales continuing into 2025 (see Note 4 — Stockholders’ Deficit and Stock-Based Compensation), (4) converting $25.0 million and $10.0 million of debt with Lafayette Square to convertible preferred stock on August 8, 2025 and October 14, 2025, respectively, to achieve compliance with Nasdaq’s minimum stockholders’ equity requirement (see Note 3 - Long-Term Debt), (5) paying off the matured Credit Agreement with a term loan from Lafayette Square (see Note 3 - Long-Term Debt) and (6) a plan to maintain compliance with Nasdaq’s minimum stockholders’ equity requirement by raising additional funds in a registered or private offering. There can be no assurance that the Company’s actions will be successful or that additional financing will be available when needed or on acceptable terms.
The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
Note 3 — Long-Term Debt
At September 30, 2025 and December 31, 2024, long-term debt consisted of the following (in thousands):

	September 30, 2025	December 31, 2024
2021 Credit Facility (1)	$16,166	$37,362
Credit Agreement	—	3,700
Economic Injury Disaster Loan	150	150
Total long-term debt	16,316	41,212
Add: debt premium	3,151	—
Less: deferred financing cost (1)	(3,626)	(4,238)
Less: debt discount	(93)	(1,671)
Total long-term debt, net of deferred financing cost and debt discount	15,748	35,303
Less: current portion	(4,931)	(3,700)
Total long-term debt, including debt premium, net of current portion, deferred financing cost and debt discount	$10,817	$31,603
_________________
(1)As of September 30, 2025 and December 31, 2024, amount includes an exit fee of $3.0 million, which due at maturity or prepayment.

The components of interest expense and related fees for long-term debt is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest expense – 2021 Credit Facility (1)	$769	$1,020	$3,025	$2,975
Interest expense – Credit Agreement	81	206	222	531
Interest expense – other	5	1	14	4
Amortization of deferred financing cost and debt discount	699	186	1,928	558
Amortization of debt premium	(450)	—	(450)	—
Total interest expense and amortization of deferred financing cost and debt discount (premium), net	$1,104	$1,413	$4,739	$4,068
_________________
(1)For the three and nine months ended September 30, 2025, a portion of the interest expense related to the 2021 Credit Facility was applied against the interest reserve, as described below, and included in amortization of deferred financing cost and debt discount (premium), net in the condensed consolidated statement of cash flows.
Lafayette Square
On December 3, 2021, the Company entered into the Term Loan and Security Agreement (as amended, unless the context indicates otherwise, the “2021 Credit Facility”) with Lafayette Square Loan Services, LLC (“Lafayette Square”) as administrative agent, and the various lenders thereto. The term loan under the 2021 Credit Facility initially provided for a term loan in the principal amount of up to $32.0 million, consisting of a $22.0 million closing date term loan (the “Term Loan”) and an up to $10.0 million delayed draw term loan (the “Delayed Draw Loan”). The loans under the 2021 Credit Facility are calculated using Term Secured Overnight Financing Rate (“Term SOFR”) with a credit spread adjustment of 0.10% per annum for interest periods of one month and 0.15% per annum for interest periods of three months. The loans under the 2021 Credit Facility bear interest at Term SOFR plus the applicable margin minus any applicable impact discount. Prior to entering into the Fifth Amendment as defined below, the applicable margin under the 2021 Credit Facility was based on the consolidated total net leverage ratio of the Company at a rate of 7.00% per annum if the consolidated total net leverage ratio was less than or equal to 1.00 to 1.00 with gradual increases as the ratio increased up to 10.00% per annum if the consolidated total net leverage ratio was greater than 3.50 to 1.00. After giving effect to the Fifth Amendment, the applicable margin under the 2021 Credit Facility is based on the consolidated total leverage ratio of the Company at a rate of 7.00% per annum if the consolidated total leverage ratio is less than or equal to 1.00 to 1.00 with gradual increases as the ratio increases up to 10.00% per annum if the consolidated total leverage ratio is greater than 3.50 to 1.00. The maturity date of the 2021 Credit Facility is December 3, 2026.
On July 28, 2022, the Company entered into the Second Amendment and Joinder to Term Loan and Security Agreement and received proceeds of $4.3 million borrowed under the Delayed Draw Loan to pay the balance owed on the common unit redemption as well as costs associated with the transaction.
Subsequently, on October 3, 2023, the Company entered into the Fourth Amendment (the “Fourth Amendment”) to the 2021 Credit Facility and received proceeds of $3.6 million borrowed under the Delayed Draw Loan to make payments in connection with the consummation of the 2023 warrant tender offer and fees and expenses incurred as described in Note 4 — Stockholders’ Deficit and Stock-Based Compensation. In connection with the Fourth Amendment, the Company agreed it would not be permitted to request any additional funds under the Delayed Draw Loan, and Lafayette Square would not be obligated to fund any such requests.
Quarterly installment payments on the Term Loan and the Delayed Draw Loan, due on the last day of each fiscal quarter, began March 31, 2022 with a final installment due December 3, 2026 for remaining balances outstanding under each loan. Each quarterly installment payment under the closing date term loan was $0.1 million from January 1, 2022 through December 31, 2023, and each quarterly installment payment thereafter until maturity is $0.3 million. Each quarterly installment payment under the Delayed Draw Loan was 0.625% of the amount of the

Delayed Draw Loan through December 31, 2023, and each quarterly installment payment thereafter until maturity is 1.25% of the amount of the Delayed Draw Loan.
The 2021 Credit Facility contains customary affirmative and negative covenants, including restrictions on the ability to incur indebtedness, create certain liens, make certain investments, make certain dividends and other types of distributions, and enter into or undertake certain mergers, consolidations, acquisitions and sales of certain assets and subsidiaries. Prior to entering into the Fifth Amendment (as defined below), the Company was required to maintain varying threshold levels by quarter for the net leverage ratio and the fixed charge coverage ratio.
On October 15, 2024, with an effective date of June 30, 2024, the Company and Lafayette Square entered into the Fifth Amendment (the “Fifth Amendment”) to the 2021 Credit Facility which among other things, (1) deferred quarterly installment payments on the Term Loan and the Delayed Draw Loan for the periods from June 30, 2024 through December 31, 2025, (2) required that the Company pay a commitment fee of 50 basis points or an amount of $0.1 million to Lafayette Square, (3) allowed proceeds from future equity raises by the Company, if any, to cure potential financial covenant noncompliance, (4) provided for one-month and three-month interest periods and (5) replaced the financial covenants under the 2021 Credit Facility (effective as of June 30, 2024) with varying threshold levels by quarter for minimum trailing twelve months EBITDA, minimum liquidity, maximum consolidated total leverage ratio and minimum fixed charge coverage ratio. The Fifth Amendment was accounted for as a modification. In connection with the Fifth Amendment, fees paid to Lafayette Square totaling $0.1 million were capitalized and are being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt.
On December 27, 2024, the Company and Lafayette Square entered into the Sixth Amendment and Waiver (the “Sixth Amendment”) to the 2021 Credit Facility. Under the terms of the Sixth Amendment, among other changes, Lafayette Square extended a term loan equal to $6.0 million (the “Sixth Amendment Term Loan”). Lafayette Square and the Company agreed to use (1) $4.0 million out of the Sixth Amendment Term Loan to prepay the revolving credit notes under the Credit Agreement as defined below, and (2) $2.0 million to fund an interest reserve under the 2021 Credit Facility. The Sixth Amendment also (1) implemented a minimum unrestricted cash requirement of $750,000 at all times and removed the minimum consolidated EBITDA and minimum liquidity financial covenants, (2) requires Lafayette Square’s prior written consent for certain permitted dividends, including dividends to the Company’s shareholders and (3) waived certain existing events of default related to minimum EBITDA covenants. Additionally, the Company is required to provide to Lafayette Square a weekly cash flow forecast, prepared on a cumulative, weekly roll forward basis through a thirteen (13) week projection period. Lastly, a $3.0 million exit fee, which was fully earned upon execution of the Sixth Amendment and is payable directly to Lafayette Square at maturity or prepayment, was added to the term loan balance. The Sixth Amendment was accounted for as a modification. In connection with the Sixth Amendment, the $3.0 million exit fee was capitalized and is being amortized to interest expense using the straight-line method, which approximates the effective interest method, over the life of the debt, and fees paid to third parties totaling $0.1 million were expensed as incurred.
On August 8, 2025, the Company and Lafayette Square entered into the Seventh Amendment (the “Seventh Amendment”) which among other things, (1) provided for the conversion of $25.0 million of outstanding term loan obligations into newly issued shares of Series A Convertible Preferred Stock, (2) required the payment of a $1.0 million amendment closing fee, and (3) modified certain financial covenants, including a minimum unrestricted cash balance of $1.5 million, minimum quarterly consolidated EBITDA of $1.0 million for the quarters ended September 30, 2025 and December 31, 2025 and $0.5 million for each quarter thereafter, maximum consolidated total leverage ratio of 3.50 to 1.00 for the quarter ended June 30, 2026 and 3.25 to 1.00 for each quarter thereafter and minimum fixed charge coverage ratio of 1.25 to 1.00 for the quarter ended June 30, 2026 and 1.50 to 1.00 for each quarter thereafter. The Seventh Amendment also established a $25.0 million exit fee due upon redemption in full of the newly issued preferred stock with reduction in the amount of the exit fee outstanding for any amounts redeemed or converted. As Lafayette Square did not grant the Company a concession and the terms of the Seventh Amendment were not substantially different, the Seventh Amendment was accounted for prospectively as a modification and no gain or loss was recognized. The shares of Series A Convertible Preferred Stock were recognized at fair value of $21.4 million upon issuance (see Note 4 – Stockholders’ Deficit and Stock-Based Compensation) and the Company established the new effective interest rates based on the carrying value of the modified debt. The difference between the fair value of the shares of Series A Convertible Preferred Stock and the carrying value of the existing debt converted into Series A Convertible Preferred Stock is reflected as a debt premium. As of September 30, 2025 and December 31, 2024, $3.2 million and $0, respectively, of debt premium are netted against debt in the condensed consolidated balance sheets.
On September 8, 2025, the Company and Lafayette Square entered into the Eighth Amendment (the “Eighth Amendment”) to the 2021 Credit Facility which among other things, Lafayette agreed to make a term loan in the principal amount equal to $3.8 million (the “Eighth Amendment Term Loan”) to repay in full the outstanding amounts owed under the Credit Agreement (as defined below). The Eighth Amendment also provided for a $0.1 million interest reserve and a less than $0.1 million amendment fee. The maturity date of the Eighth Amendment Term Loan is October 30, 2025 which was extended to October 30, 2026 on November 10, 2025. The Eighth Amendment was accounted for prospectively as a modification and no gain or loss was recognized. The Company established the new effective interest rate based on the carrying value of the modified debt.
At the Company’s option, the Company may at any time prepay the outstanding principal balance of the 2021 Credit Facility in whole or in part, without fee, penalty or premium other than the $3.0 million exit fee due at maturity or prepayment, as defined under the Sixth Amendment. The obligations under the 2021 Credit Facility are secured by senior, first-priority liens on all or substantially all assets of the Company. Additional deferred financing costs of $1.2 million and $0 were incurred during the nine months ended September 30, 2025 and 2024, respectively. Unamortized deferred financing costs as of September 30, 2025 and December 31, 2024 were $3.6 million and $4.2 million, respectively. Unamortized debt discount related to the interest reserve pursuant to various amendments to the Company’s credit facility as of September 30, 2025 and December 31, 2024 was $0.1 million and $1.7 million, respectively. Accrued and unpaid interest was $0.8 million and less than $0.1 million as of September 30, 2025 and December 31, 2024, respectively. Unamortized debt premium was $3.2 million and $0 as of September 30, 2025 and December 31, 2024, respectively.
Subsequent to the end of the period ended September 30, 2025, on October 14, 2025, the Company and Lafayette Square entered into the Ninth Amendment (the “Ninth Amendment”) to the 2021 Credit Facility which among other things, (1) provided for the conversion of $10.0 million of outstanding term loan obligations, including the $3.0 million exit fee established by the Sixth Amendment, into 10,000 newly issued shares of Series A Convertible Preferred Stock, (2) required the payment of a $3.5 million amendment closing fee at maturity, (3) modified certain financial covenants, including a minimum unrestricted cash balance of $0.45 million, minimum quarterly consolidated EBITDA of ($0.625 million) and ($1.921 million) for the fiscal quarters ended December 31, 2025 and March 31, 2026 and minimum quarterly sell-side revenue of $2.5 million, $2.5 million and $5.0 million for the fiscal quarters ended December 31, 2025, March 31, 2026 and thereafter, respectively, (4) requires prepayments when the Company has an aggregate cash balances in excess of $2.5 million, (5) increases the Seventh Amendment exit fee from $25.0 million to $35.0 million and (6) waives any noncompliance with covenants as of September 30, 2025.
Also subsequent to the end of the period ended September 30, 2025, on October 28, 2025, the Company and Lafayette Square entered into the Tenth Amendment (the “Tenth Amendment”) to the 2021 Credit Facility which among other things, allows the Company to request that Lafayette Square exchange and/or convert (each, an “Exchange”), in whole or in part, shares of Series A Convertible Preferred Stock into shares of Class A Common Stock; provided, that Lafayette Square is permitted to decline any such request. The Tenth Amendment provides that the ratio for each Exchange shall be, for each share of Series A Preferred Stock so exchanged, the quotient of (1) the Accumulated Conversion Value (as defined in the Certificate of Designation for the Series A Convertible Preferred Stock) attributable to such share of Series A Preferred Stock, divided by (2) the volume-weighted average price of the Class A Common Stock for the 20-trading day trailing period immediately preceding the delivery of the notice pursuant to the procedures set forth in the Tenth Amendment, rounded down to the nearest whole share. The Company and Lafayette Square also agreed to modify the terms related to the Exit Fee such that the amount of the exit fee outstanding is also reduced for any amounts exchanged pursuant to the Tenth Amendment. Finally, the Tenth Amendment removes the requirement for the Company to make a prepayment of the loans under the 2021 Credit Facility with any proceeds received from the sale of Series A Convertible Preferred Stock and provides for certain other technical amendments to the 2021 Credit Facility to permit the Exchange.

2023 Revolving Line of Credit - East West Bank
On July 7, 2023, the Company entered into a Credit Agreement (as amended, the “Credit Agreement”) with East West Bank (“EWB”), as lender. The Credit Agreement provides for a revolving credit facility in the principal amount of up to $10.0 million, subject to a borrowing base determined based on eligible accounts, and an up to $5.0 million uncommitted incremental revolving facility. Loans under the Credit Agreement originally matured on July 7, 2025 (the “Maturity Date”), unless the Credit Agreement is otherwise terminated pursuant to the terms of the Credit Agreement.
Borrowings under the Credit Agreement bear interest at a rate per annum equal to the one-month Term SOFR rate and as determined by EWB on the first day of the applicable interest period, plus 0.10%, plus 3.00% per annum (the “Loan Rate”); provided, that, in no event shall the Loan Rate be less than 0.50% of the Loan Rate effective as of the date of the Credit Agreement nor more than the maximum rate of interest allowed under applicable law. Upon an event of default under the Credit Agreement, the outstanding principal amounts of any advances will accrue interest at a rate per annum equal to the Loan Rate plus five percent (5%), but in no event in excess of the maximum rate of interest allowed under applicable law.
At the Company’s option, the Company may at any time prepay the outstanding principal balance of the Credit Agreement in whole or in part, without fee, penalty or premium. All accrued but unpaid interest on outstanding advances under the Credit Agreement are payable in monthly installments on the last day of each monthly interest period until the Maturity Date when the then-outstanding principal balance of the advances and all accrued but unpaid interest thereon becomes due and payable. The obligations under the Credit Agreement are secured by all or substantially all of the borrowers’ assets.
Prior to entering into the Third EWB Amendment as defined below, the Company was required to maintain compliance at all times with financial covenants with varying threshold levels by quarter for fixed charge coverage ratio, total funded debt-to-EBITDA ratio and a liquidity covenant. Revolving Credit Availability was defined as an amount such that the ratio of the value of eligible accounts to the aggregate amount of all outstanding advances under the credit agreement at such time is not less than 2.0 to 1.0. Additionally, the amounts outstanding under the Credit Agreement exceeded the Company’s borrowing base as of June 30, 2024 by $0.5 million which was addressed in the Third EWB Amendment, requiring a $1.0 million principal payment on the outstanding loans under the Credit Agreement as of the date of the Third EWB Amendment.
On October 15, 2024, with an effective date of June 30, 2024, the Company and EWB entered into the Third Amendment to the Credit Agreement (the “Third EWB Amendment”) which, among other things, (1) provided that the Company make prepayments of the outstanding principal balance of the Credit Agreement of $1.0 million upon execution of the Third EWB Amendment, $1.0 million on or before January 15, 2025 and $2.0 million on or before April 15, 2025, (2) required the Company to file a registration statement with the SEC to establish an equity line of credit offering on or before October 31, 2024 and to use commercially reasonable efforts to cause such registration statement to become effective, (3) required the net proceeds of a potential equity line of credit to be applied to the outstanding principal balance under the Credit Agreement in an amount that would cause the ratio of the value of eligible accounts to the aggregate amount of revolving credit advances to be not less than 1.00 to 1.00, (4) required the consent of EWB prior to the ability of the Company to make certain restricted payments, including cash dividends, (5) required the Company to make additional prepayments in the amount by which the outstanding loans under the Credit Agreement exceed the borrowing base between the calendar months ending November 30, 2024 and April 15, 2025 in an amount of $1.0 million, and (6) replaced the financial covenants under the Credit Agreement, effective as of June 30, 2024, with varying threshold levels by quarter for minimum trailing twelve months EBITDA, minimum liquid assets, maximum total funded debt to EBITDA leverage ratio, minimum fixed charge coverage ratio and revolving credit availability. The Third EWB Amendment was accounted for as a modification. In connection with the Third EWB Amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
On December 27, 2024, the Company and EWB entered into the Waiver and Fourth Amendment (the “Fourth EWB Amendment”) to Credit Agreement. Under the terms of the Fourth EWB Amendment, among other things, (1) the Company made prepayments on the revolving credit notes under the Credit Agreement equal to $5.0 million, consisting of (a) $4.0 million from the proceeds of the Sixth Amendment Term Loan and (b) $1.0 million as the Company’s out-of-pocket prepayment, (2) such prepayments were used to permanently reduce the commitment under the Credit Agreement to $5.0 million, (3) the financial covenants under the Credit Agreement were amended to implement a minimum unrestricted cash requirement of $750,000 at all times and to remove the minimum EBITDA covenant; and (4) EWB waived certain existing events of default related to the prior minimum EBITDA covenant. Additionally, the Company is required to provide to EWB a weekly cash flow forecast, prepared on a cumulative, weekly roll forward basis through a thirteen (13) week projection period. The Fourth EWB Amendment was accounted for as a modification. In connection with the EWB Amendment, fees paid to third parties totaling less than $0.1 million were expensed as incurred.
On July 17, 2025, the Company entered into the Fifth Amendment (the “Fifth EWB Amendment”) to the Credit Agreement, dated as of July 17, 2025 but effective as of July 7, 2025 which extended the maturity date of the Credit Agreement from July 7, 2025 to July 31, 2025 and extended the repayment date of any outstanding loans and advances, including any principal, interest or fees with respect thereto, from July 7, 2025 to July 31, 2025. In connection with the extension of the maturity date, the Company agreed to pay a $50,000 extension fee and agreed to pay additional interest on any loans at the existing loan rate plus 5% per annum between July 7, 2025 and July 31, 2025.
On August 5, 2025, the Company entered into that certain Sixth Amendment (the “Sixth EWB Amendment”) to the Credit Agreement, dated as of August 5, 2025 but effective as of July 31, 2025 which extended the maturity date of the Credit Agreement from July 31, 2025 to August 31, 2025 (the “revised maturity date”) and extended the repayment date of any outstanding loans and advances, including any principal, interest or fees with respect thereto, from July 31, 2025 to the revised maturity date. In connection with the extension of the maturity date, the Company agreed to make a principal payment in an amount equal to $0.2 million to reduce the outstanding loan balance by August 15, 2025.
On September 8, 2025, the Company used the proceeds of the Eighth Amendment (as defined above) to repay in full the outstanding loans, fees and other obligations of $3.6 million under the Credit Agreement and to terminate the Credit Agreement and release the liens in favor of EWB under the Credit Agreement. The Credit Agreement provided for a revolving credit facility in the principal amount of up to $5.0 million, subject to a borrowing base determined based on eligible accounts. At the time of termination, the $5.0 million principal amount revolving credit facility under the Credit Agreement was not open for advances. The Company did not incur any termination penalties as a result of the repayment and termination of the Credit Agreement.
U.S. Small Business Administration Loans
Economic Injury Disaster Loan
In 2020, the Company applied and was approved for a loan pursuant to the Economic Injury Disaster Loan (“EIDL”), administered by the U.S. Small Business Administration (“SBA”). The Company received the loan proceeds of $0.2 million on June 15, 2020. The loan bears interest at a rate of 3.75% and matures on June 15, 2050. Installment payments, including principal and interest, of less than $0.1 million began monthly on December 15, 2022. Each payment will first be applied to pay accrued interest, then the remaining balance will be used to reduce principal. The loan is secured by substantially all assets of DDH LLC.

Overall
As of September 30, 2025, future minimum payments related to long-term debt are as follows (in thousands):

Remaining 2025	$3,804
2026	12,366
2027	3
2028	3
2029	4
Thereafter	136
Total	16,316
Add debt premium	3,151
Less current portion	(4,931)
Less deferred financing cost	(3,626)
Less debt discount	(93)
Total long-term debt, including debt premium, net of current portion, deferred financing cost and debt discount	$10,817
Note 4 — Stockholders’ Deficit and Stock-Based Compensation
Stockholders’ Equity
Following the completion of the Organizational Transactions, DDH LLC’s limited liability company agreement was amended and restated to, among other things, appoint the Company as the sole managing member of DDH LLC and effectuate a recapitalization of all outstanding preferred units and common units into (i) economic nonvoting units of DDH LLC held by the Company and, through their indirect ownership of DDM, the Company’s Chairman and Chief Executive Officer and President, and (ii) noneconomic voting units of DDH LLC, 100% of which are held by the Company. During the nine months ended September 30, 2025, members of DDM tendered 23,500 of its limited liability company units to the Company in exchange for newly issued shares of Class A Common Stock of the Company on a one-for-one basis. In connection with these exchanges, an equivalent number of the holder’s shares of Class B Common Stock were cancelled. As of September 30, 2025, DDM held 174,100 shares of Class B Common Stock.
The Company is authorized to issue 160,000,000 shares of Class A Common Stock, par value $0.001 per share, 20,000,000 shares of Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Subsequent to the end of the period ended September 30, 2025, on October 13, 2025, the Company’s stockholders approved an increase in the number of authorized shares of Class A Common Stock from 160,000,000 to 760,000,000, which became effective upon filing of a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation on November 5, 2025.
In connection with the Company’s initial public offering of units (“Units”), each consisting of (i) one share (subject to adjustment for the Company’s 55-to-1 reverse stock split) of its Class A Common Stock and (ii) one public warrant (subject to adjustment for Company’s 55-to-1 reverse stock split) entitling the holder to purchase one share of its Class A Common Stock at an exercise price of $302.50 per share, the Company issued to the underwriters of the offering a unit purchase option to purchase (i) an additional 2,545 Units at a per Unit exercise price of $363.00, which was equal to 120% of the public offering price per Unit sold in the initial public offering, and (ii) underwriter warrants to purchase 381 shares of Class A Common Stock at a per warrant exercise price of $0.66, which was equal to 120% of the public offering price per warrant sold in the offering. A group of underwriters exercised 1,272 Units and 190 underwriter warrants in November 2023. At September 30, 2025 and December 31, 2024, 1,272 Units and 190 underwriter warrants were outstanding while there were no public warrants outstanding as of September 30, 2025 and December 31, 2024.

The underwriter warrants had a fair value of $0 that was calculated using the Black-Scholes option-pricing model and were equity classified. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 1.94% based on the applicable U.S. Treasury bill rate, (2) expected life of 5 years, (3) expected volatility of approximately 66% based on the trading history of similar companies, and (4) zero expected dividends.
Equity Reserve Facility
On October 18, 2024, the Company entered into a Share Purchase Agreement (as amended, the “Purchase Agreement” and the facility as a whole, the “Equity Reserve Facility”) with New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”), and subsequently entered into an amendment with New Circle on October 24, 2025 (the “Amendment”) pursuant to which New Circle has committed to purchase, subject to certain limitations, up to $100 million (the “Total Commitment”) of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”). Under the applicable Nasdaq rules, the Company was not permitted to issue to New Circle under the Purchase Agreement more than 19.99% of the shares of all classes of the Company’s common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtained stockholder approval to issue shares of its Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by New Circle for all shares of the Company’s Class A Common Stock, if any, that the Company elected to sell to New Circle under the Purchase Agreement equaled or exceeded certain minimums permitted under the rules of the Nasdaq Stock Market. The purchase price of the shares that may be sold to New Circle under the Purchase Agreement is based on an agreed upon fixed discount to the market price of our Class A Common Stock as computed under the Purchase Agreement. On December 27, 2024 and October 13, 2025, the Company’s stockholders approved the issuance and sale of up to 154,545 and 909,090 shares, respectively, above the Exchange Cap to New Circle under the Purchase Agreement.
As consideration for New Circle’s irrevocable commitment to purchase shares of the Company’s Class A Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company paid New Circle structuring and legal fees of less than $0.1 million. In addition, the Company issued 1,141 shares of the Company’s Class A Common Stock to New Circle in October 2024, and an incremental 1,818 shares of the Company’s Class A Common Stock on October 24, 2025 in connection with the Amendment. The Company sold 28,727 shares of the Company’s Class A Common Stock for $3.0 million during the year ended December 31, 2024. During the nine months ended September 30, 2025, the Company sold 177,442 shares of the Company’s Class A Common Stock for $5.9 million. During the nine months ended September 30, 2025, the Company incurred incremental issuance costs, which were expensed in the condensed consolidated statements of operations, given the nature of the Equity Reserve Facility.
The Purchase Agreement will automatically terminate on the earliest of (i) the 36-month anniversary of the Purchase Agreement, (ii) the date on which New Circle shall have made payment to the Company for Class A Common Stock equal to the Total Commitment or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction that would prohibit any of the transactions contemplated by the Purchase Agreement goes into effect. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle so long as (a) there are no outstanding purchase notices under which our Class A Common Stock have yet to be issued and (b) the Company has paid all amounts owed to New Circle pursuant to the Purchase Agreement. The Company and New Circle may also agree to terminate the Purchase Agreement by mutual written consent.
Series A Convertible Preferred Stock
Pursuant to the terms of the Seventh Amendment and pursuant to authority expressly vested in the Company’s board of directors as set forth in the Company’s Amended and Restated Certificate of Incorporation, on August 8, 2025, the Board authorized and the Company filed the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation’) with the Secretary of State of the State of Delaware, which established the Series A Convertible Preferred Stock in the amount of $25.0 million. The Certificate of Designation sets forth the rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock. Capitalized terms not otherwise defined in this item shall have the meanings given to such terms in the Certificate of Designation. The

Series A Convertible Preferred Stock is not redeemable outside of the Company’s control and is therefore classified in permanent equity as of September 30, 2025.
The following is a summary of key terms of the Series A Convertible Preferred Stock:
Designation and Amount. The number of shares so designated as Series A Convertible Preferred Stock is 25,000. The Series A Preferred Stock have a par value of $0.001 per share and a stated value of $1,000 per share of Series A Preferred Stock (the “Conversion Value”), which shall be increased for any accrued and unpaid dividends.
Dividends. The shares of Series A Convertible Preferred Stock carry a cumulative dividend, compounded quarterly at a dividend rate of ten percent (10%) per annum.
Ranking. The Series A Preferred Stock will be senior to the Company’s Common Stock and all other series or classes of stock and equity securities of the Company that do not expressly rank senior to, or that are not pari passu with, the Series A Preferred Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Voting Right and Protective Provisions: Subject to certain limitations described in the Certificate of Designation, the Series A Preferred Stock is voting stock with holders entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock basis. In addition, the Certificate of Designation provides for certain protective provisions for holders of Series A Convertible Preferred Stock, which apply at any time when at least 12,525 shares of Series A Convertible Preferred Stock are outstanding. Such provisions include: restrictions on modification of the rights of the Series A Convertible Preferred Stock; restrictions on liquidation events; or changes to the number of members of the Company’s board of directors.
Conversion. At the option of the holder thereof, each share of Series A Convertible Preferred Stock shall be convertible into the number of Conversion Shares equal to the Accumulated Conversion Value, as defined in the Certificate of Designation, divided by $137.50 per share of Class A Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization), rounded down to the nearest whole share.
Liquidation. In the event of any Liquidation, the holders of shares of Series A Convertible Preferred Stock then outstanding will be entitled to be paid out ahead of lower ranked securities and at an amount per share equal to (a) if such event occurs on or prior to October 15, 2025, one and one/fourth times (1.25x) the Accumulated Conversion Value thereof and (b) if such event occurs after October 15, 2025, three times (3.00x) the Accumulated Conversion Value thereof with ratable distribution if assets are not sufficient to pay out at Accumulated Conversion Value.
On October 14, 2025, pursuant to the terms of the Ninth Amendment, an additional $10.0 million of Series A Preferred Stock was created. On October 28, 2025, Lafayette Square exchanged 1,319 shares of Series A Convertible Preferred Stock for 68,192 shares of Class A Common Stock pursuant to the Tenth Amendment to the 2021 Credit Facility.
Noncontrolling Interest
Direct Digital Holdings, Inc. is the sole managing member of DDH LLC, and consolidates the financial results of DDH LLC but does not own all the economic interests in DDH LLC. Therefore, Direct Digital Holdings, Inc. reports a noncontrolling interest (“NCI”) based on the common units of DDH LLC held by DDM. While Direct Digital Holdings, Inc. retains its controlling interest in DDH LLC, changes in its ownership interest in DDH LLC are accounted for as equity transactions. As such, future redemptions or direct exchanges of LLC Units by DDM will result in a change in ownership and reduce or increase the amount recorded as noncontrolling interest and increase or decrease additional paid-in capital when DDH LLC has positive or negative net assets, respectively.
Stock-Based Compensation Plans
In connection with the initial public offering, the Company adopted the 2022 Omnibus Incentive Plan (“2022 Omnibus Plan”) to facilitate the grant of equity awards to the Company’s employees, consultants and non-employee directors. The Company’s board of directors reserved 63,636 shares of Class A Common Stock for issuance in equity awards under the 2022 Omnibus Plan. On June 9, 2025, the Company’s stockholders approved an amendment to the 2022 Omnibus Plan to increase the number of shares issuable by 72,727 shares. Information on activity for both the stock options and RSUs is detailed below.
During the nine months ended September 30, 2025 and 2024, the Company recognized $1.1 million and $0.8 million, respectively, of total stock-based compensation expense in the condensed consolidated statement of operations in compensation, taxes and benefits.
Stock Options
Options to purchase shares of common stock vest annually on the grant date anniversary over vesting periods of one to three years and expire 10 years following the date of grant. The following table summarizes the stock option activity under the 2022 Omnibus Plan during the nine months ended September 30, 2025:

	Stock Options
	Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2024	6,107	$136.95	7.78	$—
Granted	10,934	$53.90	9.34	$—
Exercised	—	$—	0	$—
Forfeited and expired	(622)	$70.40	0	$—
Outstanding at September 30, 2025	16,419	$84.15	8.49	$—
Vested and exercisable at September 30, 2025	5,116	$125.95	6.88	$—
As of September 30, 2025, unrecognized stock-based compensation of $0.3 million was related to 11,303 of unvested stock options which will be recognized on a straight-line basis over a weighted-average vesting period of 0.92 years.
Restricted Stock Units
RSUs generally vest annually on the grant date anniversary over vesting periods of one to three years. A summary of RSU activity during the nine months ended September 30, 2025 and related information is as follows:

	Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested - December 31, 2024	4,704	$154.00
Granted	16,843	$52.80
Vested	(3,911)	$117.70
Forfeited	(936)	$138.60
Unvested - September 30, 2025	16,700	$64.90
The majority of vested RSUs were net share settled such that the Company withheld shares with a value equivalent to the employees’ obligation for the applicable income and other employment taxes. The total shares withheld were 1,111 (including 444 sold as of September 30, 2025) and were based on the value of the RSUs on their respective vesting dates as determined by the Company’s closing stock price. As of September 30, 2025, there was unrecognized stock-based compensation of $0.6 million related to unvested RSUs which will be recognized on a straight-line basis over a weighted average period of 0.82 years.

Note 5 — Tax Receivable Agreement and Income Taxes
Tax Receivable Agreement
The Company’s TRA with DDH LLC and DDM (together, the “TRA Holders”) provides for payment by the Company to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes or is deemed to realize in certain circumstances. The Company retains the benefit of the remaining 15% of these net cash savings.
The TRA liability is calculated by determining the tax basis subject to the TRA (“tax basis”) and applying a blended tax rate to the basis differences and calculating the resulting impact. The blended tax rate consists of the U.S. federal income tax rate and assumed combined state and local income tax rate driven by the apportionment factors applicable to each state. Any taxable income or loss generated by the Company will be allocated to TRA Holders in accordance with the LLC Agreement and the TRA, and distributions to the owners of LLC Units in an amount sufficient to fund their tax obligations will be made. Pursuant to the Company’s election under Section 754 of the Code in 2022, the Company expects to obtain an increase in its share of the tax basis in the net assets of DDH, LLC when LLC interests are redeemed or exchanged by the members of DDH, LLC. During the nine months ended September 30, 2025, members of DDM exchanged 23,500 Class B shares into Class A shares.
The Company has recorded a liability related to the tax receivable agreement of less than $0.1 million as of September 30, 2025 and December 31, 2024. The Company has recorded a deferred tax asset of $0 as of September 30, 2025 and December 31, 2024 which is net of a valuation allowance. Payments of $0 were made during the nine months ended September 30, 2025 and 2024. The payments under the TRA will not be conditional on holder of rights under the TRA having a continued ownership interest in either DDH LLC or the Company. The Company may elect to defer payments due under the TRA if the Company does not have available cash to satisfy its payment obligations under the TRA. Any such deferred payments under the TRA generally will accrue interest from the due date for such payment until the payment date. The Company accounts for any amounts payable under the TRA in accordance with ASC Topic 450, Contingencies, and recognizes subsequent period changes to the measurement of the liability from the TRA in the condensed consolidated statement of operations as a component of income before taxes. For the nine months ended September 30, 2025 and 2024, $0 and $5.2 million were recorded as income in other income (expense), net for such change.
The term of the TRA commenced upon completion of the initial public offering and will continue until all tax benefits that are subject to the TRA have been utilized or expired, unless the Company exercises its right to terminate the TRA. If the Company elects to terminate the TRA early (or it is terminated early due to changes in control), the obligations under the TRA would accelerate and the Company would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by the Company under the TRA.
Income Taxes
Through the Organizational Transactions completed in February 2022, the Company formed an Up-C structure which allows DDM to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership for U.S. federal income tax purposes. Under the Up-C structure, the Company is subject to corporation income tax based on the ownership. The components of income tax expense are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Income tax expense	$—	$6,606	$—	$6,132
Effective income tax rate	—%	2884.7%	—%	(85.1%)
The effective tax rates were lower than the statutory tax rates for the three and nine months ended September 30, 2024 primarily due to recording a valuation allowance against deferred taxes. The effective tax rates were different from the statutory rates for the nine months ended September 30, 2025 primarily due to the Company’s partnership loss that is not subject to federal and state taxes and recording a valuation allowance against deferred taxes.

The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. In the normal course of business, the Company can be examined by various tax authorities, including the Internal Revenue Service in the United States. There are currently no federal or state audits in process. The Company analyzes its tax filing positions in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. Federal and various states returns for the years ended December 2023 and 2022 remain open as of September 30, 2025. The Company evaluates tax positions taken or expected to be taken in the course of preparing an entity’s tax returns to determine whether it is “more-likely-than-not” that each tax position will be sustained by the applicable tax authority. As of September 30, 2025 and December 31, 2024, the Company had no uncertain tax positions. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.
On July 4, 2025, new tax legislation commonly referred to as the One Big Beautiful Bill Act (“OBBBA”), was enacted effectively extending certain provisions of the 2017 Tax Cuts and Jobs Act, including adjusting a number of provisions that were subject to sunsets, phase-outs, or phase-ins. While most of the changes made by OBBBA are effective in future tax years, some of its provisions are effective in the current tax year. We are currently evaluating the impact of OBBBA on our consolidated financial statements, but do not expect them to materially affect the Company.
Note 6 — Related Party Transactions
Up-C Structure
In February 2022, the Company completed an initial public offering of its securities, and through the Organizational Transactions, formed an Up-C structure, which is often used by partnerships and limited liability companies and allows DDM, a Delaware limited liability company indirectly owned by Mark Walker (“Walker”) and Keith Smith (“Smith”), to retain its equity ownership in DDH LLC and to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass-through” entity, for U.S. federal income tax purposes. DDM holds economic nonvoting LLC Units in DDH LLC and holds noneconomic voting equity interests in the form of the Class B Common Stock in Direct Digital Holdings (See Note 4 — Stockholders’ Deficit and Stock-Based Compensation). One of the tax benefits to DDM associated with this structure is that future taxable income of DDH LLC that is allocated to DDM will be taxed on a pass-through basis and therefore will not be subject to corporate taxes at the entity level. Additionally, DDM may, from time to time, redeem or exchange its LLC Units for shares of the Company’s Class A Common Stock on a one-for-one basis. The Up-C structure also provides DDM with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. If the Company ever generates sufficient taxable income to utilize the tax benefits, DDH expects to benefit from the Up-C structure because, in general, the Company expects cash tax savings in amounts equal to 15% of certain tax benefits arising from such redemptions or exchanges of DDM’s LLC Units for Class A Common Stock or cash and certain other tax benefits covered by the TRA.
The aggregate balance of tax receivable liabilities as of September 30, 2025 and December 31, 2024, is as follows (in thousands):

	September 30, 2025	December 31, 2024
Liability related to tax receivable agreement
Short term	$41	$41
Total liability related to tax receivable agreement	$41	$41
Lafayette Square
As a result of the Seventh Amendment between the Company and Lafayette Square in which debt owed to Lafayette Square was converted to Series A Convertible Preferred Stock, Lafayette Square became a related party to the Company. The condensed consolidated financial statements have been updated to reflect the reclassification of the relevant term loans from long-term debt to related-party long-term debt, and corresponding reclassifications were also made to the current portion of long-term debt and accrued liabilities to reflect the related party relationship.
Note 7 — Segment Information
Revenue by business segment is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sell-side advertising	$641	$2,202	$5,153	$33,001
Buy-side advertising	7,343	6,873	21,133	20,204
Total revenues	$7,984	$9,075	$26,286	$53,205
Operating (loss) income by business segment reconciled to (loss) income before income taxes is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sell-side advertising (1)	$(1,105)	$(873)	$(2,800)	$536
Buy-side advertising (2)	1,066	1,349	3,773	3,490
(Loss) income from reportable segment operations	(39)	476	973	4,026
Corporate office expenses	(4,961)	(247)	(16,109)	(11,232)
(Loss) income before income taxes	$(5,000)	$229	$(15,136)	$(7,206)
_________________
(1)For the three months ended September 30, 2025, sell-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $0 in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the three months ended September 30, 2024, sell-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $0 in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the nine months ended September 30, 2025, sell-side segment contained $0.1 million in depreciation and amortization of property, equipment and software, $0 in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the nine months ended September 30, 2024, sell-side segment contained $0.1 million in depreciation and amortization of property, equipment and software, $0 in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net.
(2)For the three months ended September 30, 2025, buy-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $0.5 million in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the three months ended September 30, 2024, buy-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $0.5 million in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the nine months ended September 30, 2025, buy-side segment contained less than $0.1 million in depreciation and amortization of property, equipment and software, $1.5 million in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net. For the nine months ended September 30, 2024, buy-side segment contained $0.1 million in depreciation and amortization of property, equipment and software, $1.5 million in amortization of intangible assets and $0 in amortization of deferred financing cost and debt discount (premium), net.
Total assets by business segment are as follows (in thousands):

	September 30, 2025	December 31, 2024
Sell-side advertising	$2,454	$3,755
Buy-side advertising	17,195	18,664
Assets from reportable segment operations	19,649	22,419
Corporate office	2,886	3,587
Total assets	$22,535	$26,006

Note 8 — Net Loss Per Share
The Company has two classes of common stock, Class A and Class B, and one class of preferred stock, Series A Convertible Preferred Stock. The holders of Series A Convertible Preferred Stock are contractually entitled to receive a cumulative dividend, whether or not declared. In calculating the net loss attributable to Class A shareholders, the numerator for basic and diluted EPS is adjusted for the impact of the contractual amount of dividends payable to holders of Series A Convertible Preferred Stock. Neither shares of the Company’s Class B Common Stock nor the Company’s Class A Convertible Preferred Stock share in the earnings or losses attributable to Direct Digital Holdings, Inc. and are therefore not participating securities. The following table sets forth the computation of the Company’s basic and diluted net loss per share (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss attributable to Class A shareholders and Series A preferred stockholders	$(2,680)	$(2,690)	$(7,284)	$(4,055)
Less: net income allocated to Series A preferred stockholders	363	—	363	—
Net loss allocated to Class A shareholders	$(3,043)	$(2,690)	$(7,647)	$(4,055)

Weighted average common shares outstanding - basic and diluted	233	68	179	66
Net loss per common share, basic and diluted	$(13.01)	$(39.01)	$(42.68)	$(60.82)
The following weighted-average outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Series A convertible preferred stock	105	—	35	—
Class B Common Stock	187	198	193	198
Options to purchase common stock	16	6	14	7
Restricted stock units	17	5	15	7
Total excludable from net loss per share attributable to common stockholders - diluted	325	209	257	212
Note 9 — Commitments and Contingencies
Litigation
We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. As of the date hereof, except as set forth below, we are not a party to any material legal or administrative proceedings nor are there any proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. On May 10, 2024, the Company was the subject of a defamatory article / blog post. In connection with this post, one of the Company’s sell-side customers paused its connection to the Company while the allegations were investigated. This customer reconnected the Company on May 22, 2024 and sell-side volumes have resumed but not yet at the levels experienced prior to the pause in May 2024. The Company is actively working with its partners to achieve prior volume levels. In May 2024, the Company, as plaintiff, filed a lawsuit against the author of the defamatory article. On March 5, 2025, the United States District Court for the District of Maryland denied the defendant’s motion to dismiss in its entirety. The Company has filed a motion to dismiss counterclaims which is currently pending. The Company will continue to vigorously pursue its claims and rights and any defenses against counterclaims. The Company cannot make any predictions about the final outcome of this litigation matter or the timing thereof.
On May 23, 2024, an alleged stockholder, purportedly on behalf of the persons or entities who purchased or acquired publicly traded securities of the Company between April 2023 and March 2024, filed a putative class action against the Company, certain of our officers and directors, and other defendants in the U.S. District Court for the Southern District of Texas, alleging violations of federal securities laws related to alleged false or misleading disclosures made by the Company in its public filings. On July 9, 2024, another alleged stockholder filed a similar securities class action against the Company, certain of our officers and directors, also in the Southern District of Texas. The two actions have been consolidated. Each of these complaints seeks unspecified damages, plus costs, fees, and attorneys’ fees. On August 7, 2025, the district court granted the Company’s motion to dismiss in full and with prejudice. The lead plaintiff has since appealed that dismissal and has filed an opening brief which was due to the court on November 3, 2025. The Company cannot make any predictions about the final outcome of this matter or the timing thereof but believes that plaintiffs’ claims lack merit and intends to vigorously defend these lawsuits.
Contingent Liability for Exit Fee
As further described in Note 3 - Long Term Debt, the Seventh Amendment, Ninth Amendment and Tenth Amendment established an Exit Fee of up to $35.0 million due to Lafayette Square upon the redemption in full of the Series A Preferred Stock with reductions in the amount of the Exit Fee outstanding for any amounts of the Series A Preferred Stock redeemed, converted or exchanged.
The timing and occurrence of a full redemption are uncertain and may be indefinite. Accordingly, management has concluded that payment of the Exit Fee is not probable as of the reporting date and that the ultimate amount of any such payment cannot be reasonably estimated. As a result, no liability has been recorded in the accompanying condensed consolidated financial statements. The maximum potential amount of the Exit Fee that could be payable is $35.0 million. The Company will reassess the likelihood and amount of any Exit Fee obligation in future periods as facts and circumstances change.
Operating Leases
During the nine months ended September 30, 2025 and 2024, the Company incurred fixed rent expense associated with operating leases for real estate of $0.2 million. The Company did not have any finance leases, short-term leases nor variable leases over this time period. During the three and nine months ended September 30, 2025 and 2024, the Company had the following cash and non-cash activities associated with leases (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow for operating leases	$68	$71	$200	$142
Non-cash changes to the operating lease ROU assets and operating lease liabilities:
Additions and modifications to ROU asset obtained from new operating liabilities	$—	$—	$52	$200
The weighted-average remaining lease term and discount rate for the Company’s operating leases is 3.9 years and 8.3%, respectively, as of September 30, 2025. The weighted-average remaining lease term and discount rate for the Company’s operating leases is 4.8 years and 8.3%, respectively, as of September 30, 2024.

The future payments due under operating leases as of September 30, 2025 are as follows (in thousands):

2025	$68
2026	278
2027	282
2028	180
2029	185
Thereafter	31
Total undiscounted lease payments	1,024
Less effects of discounting	(143)
Less current lease liability	(215)
Total operating lease liability, net of current portion	$666
Note 10 — Property, Equipment and Software, net
Property, equipment and software, net consists of the following (in thousands):

	Useful Life (Years)	September 30, 2025	December 31, 2024
Furniture and fixtures	5	$153	$138
Computer equipment	3	20	20
Leasehold improvements	15	66	43
Capitalized software	3	702	702
Property, equipment and software, gross		941	903
Less: accumulated depreciation and amortization		(777)	(562)
Total property, equipment and software, net		$164	$341
The following table summarizes depreciation and amortization expense related to property, equipment and software by line item for the three and nine months ended September 30, 2025 and 2024 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of revenue	$41	$41	$125	$125
General and administrative	29	26	90	80
Total depreciation and amortization	$70	$67	$215	$205
Note 11 — Intangible Assets, net
The Company records amortization expense on a straight-line basis over the life of the identifiable intangible assets related to an acquisition in September 2020. For the three months ended September 30, 2025 and 2024, amortization expense of $0.5 million and for the nine months ended September 30, 2025 and 2024, amortization expense of $1.5 million was recognized. As of September 30, 2025 and December 31, 2024, intangible assets net of accumulated amortization was $8.3 million and $9.7 million, respectively.

As of September 30, 2025, intangible assets and the related accumulated amortization, weighted-average remaining life and future amortization expense are as follows (in thousands):

	September 30, 2025
	Weighted-Average	Original	Accumulated	Net
	Remaining Life (Years)	Amount	Amortization	Total
Customer Lists	5.0	$13,028	$(6,514)	$6,514
Trademarks and tradenames	5.0	3,501	(1,750)	1,751
Non-compete agreements	0.0	1,505	(1,505)	—
Total intangible assets, net		$18,034	$(9,769)	$8,265

	December 31, 2024
	Weighted-Average	Original	Accumulated	Net
	Remaining Life (Years)	Amount	Amortization	Total
Customer Lists	5.8	$13,028	$(5,537)	$7,491
Trademarks and tradenames	5.8	3,501	(1,488)	2,013
Non-compete agreements	0.8	1,505	(1,279)	226
Total intangible assets, net		$18,034	$(8,304)	$9,730

Total
2025	$412
2026	1,653
2027	1,653
2028	1,653
2029	1,653
Thereafter	1,241
Total future amortization expense	$8,265

1,818,181 Shares of Class A Common Stock
PROSPECTUS
February 11, 2026